As filed with the Securities and Exchange Commission on May 9, 2017.

SEC File No. 333-216004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARATHON PATENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	6794	01-0949984
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11100 Santa Monica Blvd., Ste. 380

Los Angeles, CA 90025

Telephone: (703) 232-1701

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Doug Croxall

11100 Santa Monica Blvd., Ste. 380

Los Angeles, CA 90025

Telephone: (703) 232-1701

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Harvey J. Kesner, Esq.

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Shares of common stock, $0.0001 par value, underlying warrants (2)	1,915,095	$1.58	$3,025,850.10	$350.70
Shares of common stock, $0.0001 par value, underlying warrants (3)	2,337,000	$0.54	$1,261,980.00	$146.27
Total			$4,287,830.10	$496.97

(1)         Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)         Estimated at $1.58 per share, the average of the high and low prices as reported on the NASDAQ Capital Market on February 8, 2017, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)         Estimated at $0.54 per share, the average of the high and low prices as reported on the NASDAQ Capital Market on May 4, 2017, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 9, 2017

PRELIMINARY PROSPECTUS

MARATHON PATENT GROUP, INC.

4,252,095 Shares of Common stock

This prospectus relates to the sale by the selling stockholders identified herein of up to 4,252,095 shares of common stock of Marathon Patent Group, Inc. (the “Company”) issuable upon the exercise of outstanding warrants.

There are no underwriting arrangements to sell the shares of common stock that are being offered by the selling stockholders hereunder. The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “MARA”.  On May 4, 2017, the last reported sale price of our common stock as reported on the NASDAQ Capital Market was $0.54 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 2 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May       , 2017.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

This prospectus includes estimates, statistics and other industry and market data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

Prospectus Summary

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially the section entitled “Risk Factors” and our consolidated financial statements and related notes, before deciding to buy our securities. Unless otherwise stated, all references to “us,” “our,” “we,” “Marathon,” the “Company” and similar designations refer to Marathon Patent Group, Inc. and its subsidiaries.

The Offering

Common stock offered by the selling stockholders:	4,252,095 shares of the Company’s $0.0001 par value common stock issuable upon the exercise of outstanding warrants.

Common stock outstanding before and after this offering:	23,257,472 (1) and 27,509,567 (2)

Use of proceeds:

We will not receive any proceeds from the sales of common stock offered by the selling stockholders. We may receive any proceeds from the selling stockholders’ exercise of the warrants to purchase shares of our common stock, which shares we are hereby registering. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised, we could receive net proceeds of up to $5,196,304. The holders of the warrants are not obligated to exercise the warrants and we can provide no assurance that the holders of the warrants will choose to exercise all or any of the warrants. We will use these proceeds for general corporate purposes, including for working capital and acquisitions. See “Use of Proceeds.”

NASDAQ symbol:	MARA

Risk factors:

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 2 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)                     The number of outstanding shares before the offering is based upon 23,257,472 shares outstanding as of May 4, 2017

(2)                     The number of shares after the offering is based on 23,257,472 shares outstanding as of May 4, 2017, assuming all warrants for which the underlying shares of common stock being offered (4,252,095) have been exercised.

Issuance of Warrants

In December 2016, we entered into an agreement to sell warrants to purchase 1,740,995 shares of Common Stock (which were issued in January 2017) to the selling stockholders in a private offering and issued a warrant to purchase 174,100 shares of Common Stock to Northland Securities, Inc. (“Northland”), which were issued as a placement agreement warrant for Northland for acting as placement agent in the Company’s December registered direct offering.

In April 2017, we entered into an agreement whereby we issued warrants to purchase 2,280,000 shares of Common Stock to the selling stockholders in a private offering and issued a warrant to purchase an aggregate of 57,000 shares to Aegis Capital Corp. (“Aegis”), which were issued as a placement agreement warrant for Aegis for acting as placement agent in the Company’s April registered direct offering.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our Common Stock could decline and investors could lose all or part of their investment.

Risks Related to Our Company

We have changed the focus of our business to acquiring patents and patent rights and monetizing the value of those assets through enforcement campaigns that are expected to generate revenue.  We may not be able to successfully monetize the patents that we acquire and thus we may fail to realize all of the anticipated benefits of such acquisitions.

There is no assurance that we will be able to continue to successfully acquire, develop or monetize our patent portfolio. The acquisition of patents could fail to produce anticipated benefits or there could be other adverse effects that we do not currently foresee. Failure to successfully monetize our patents would have a material adverse effect on our business, financial condition and results of operations.

In addition, the acquisition of patent portfolios is subject to a number of risks, including, but not limited to the following:

•                  There is a significant time lag between acquiring a patent portfolio and recognizing revenue from such patent asset. During such time lag, substantial amounts of costs are likely to be incurred that could have a negative effect on our results of operations, cash flows and financial position;

•                  The monetization of a patent portfolio is a time consuming and expensive process that may disrupt our operations. If our monetization efforts are not successful, our results of operations could be harmed. In addition, we may not achieve anticipated synergies or other benefits from such acquisition; and

•                  We may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated. As a result, we may be required to obtain additional working capital in the future through public or private debt or equity financings, borrowings or otherwise. If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional working capital, as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.

Therefore, there is no assurance that the monetization of our patent portfolios will generate enough revenue to recoup our investment.

We presently rely upon the patent assets we acquire from other patent owners. If we are unable to monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that our business would fail.

When we commenced our current line of business in 2012, we acquired a portfolio of patent assets from Sampo IP, LLC (“Sampo”), a company affiliated with our Chief Executive Officer, Douglas Croxall, from which we have generated revenue from enforcement activities and for which we plan to continue to generate enforcement related revenue.  On April 16, 2013, we acquired a patent from Mosaid Technologies Incorporated, a Canadian corporation. On April 22, 2013, we acquired a patent portfolio through a merger between our wholly-owned subsidiary, CyberFone Acquisition Corp., a Texas corporation and CyberFone Systems LLC, a Texas limited liability company (“CyberFone Systems”). In June 2013, in connection with the closing of a licensing agreement with Siemens Technology, we acquired a patent portfolio from that company.  In September 2013, we acquired a portfolio from TeleCommunication Systems and an additional portfolio from Intergraph Corporation.  In October 2013, we acquired a patent portfolio from TT IP, LLC.  In December 2013 we engaged in three transactions: (i) in connection with a licensing agreement with Zhone, we acquired a portfolio of patents from that company; (ii) we acquired a patent portfolio from Delphi Technologies, Inc.; and (iii) in connection with a settlement and license agreement, we agreed to settle and release a defendant for past and future use of our patents, whereby the defendant agreed to assign and transfer two U.S. patents and rights to us.  In May 2014, we acquired ownership rights of Dynamic Advances, LLC, a Texas limited liability company, IP Liquidity Ventures, LLC, a Delaware limited liability company and Sarif Biomedical, LLC, a Delaware limited liability company, all of which hold patent portfolios or contract rights to the revenue generated from patent portfolios. In June 2014, we acquired Selene Communication Technologies, LLC, which holds multiple patents in the search and network intrusion field.  In August 2014, we acquired patents from Clouding IP LLC, with such patents related to network and data management technology. In September 2014, we acquired TLI Communications, which owns a single patent in the telecommunication field. In October 2014, we acquired three patent portfolios from MedTech Development, LLC, which owns medical technology patents. In June 2016, we acquired two patent portfolios from Siemens covering W-CDMA and GSM cellular technology. In July 2016, we acquired a patent portfolio from Siemens covering internet-of-things technology. In

August 2016, entered into two transactions.  In the first, we acquired a patent portfolio from CPT IP Holdings, LLC covering battery technology and in the second, we entered into a Patent Funding and Exclusive License Agreement with a Fortune 50 company to monetize more than 10,000 patents in a single industry vertical. In September 2016, we acquired a patent from Cirrex Systems, LLC covering LED technology. We plan to generate revenues from our acquired patent portfolios.  However, if our efforts to generate revenue from these assets fail, we will have incurred significant losses and may be unable to acquire additional assets. If this occurs, our business would likely fail.

We have economic interests in patent portfolios that the Company does not control and the decision regarding the timing and amount of licenses are held by third parties, which could lead to outcomes materially different than what the Company intended.

The Company owns contract rights to two patent portfolios over which it does not exercise control and cannot determine when and if, and if so, for how much, the patent owner licenses the patents.  This could lead to situations where we have dedicated resources, time and money to portfolios that, despite the best interests of the Company, provide little or no return on our investment.  In these situations, the Company would record a loss on its investment and incur losses that contribute to the overall performance of the Company and could have a material adverse impact on its financial condition.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our limited managerial, operational and financial resources and systems. Further, as our subsidiary companies’ businesses grow, we will be required to continue to manage multiple relationships. Any further growth by us or our subsidiary companies, or an increase in the number of our strategic relationships, may place additional strain on our managerial, operational and financial resources and systems. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results would be materially harmed.

We initiate legal proceedings against potentially infringing companies in the normal course of our business and we believe that extended litigation proceedings would be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

To monetize our patent assets, we generally initiate legal proceedings against potential infringing companies, pursuant to which we may allege that such companies infringe on one or more of our patents. Our viability could be highly dependent on the outcome of the litigation, and there is a risk that we may be unable to achieve the results we desire from such litigation, which failure would substantially harm our business.  In addition, the defendants in the litigations are likely to be much larger than us and have substantially more resources than we do, which could make our litigation efforts more difficult and impact the duration of the litigation which would require us to devote our limited financial, managerial and other resources to support litigation that may be disproportionate to the anticipated recovery.

We anticipate that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, we may be forced to litigate against others to enforce or defend our patent rights or to determine the validity and scope of other party’s patent rights. The defendants or other third parties involved in the lawsuits in which we are involved may allege defenses and/or file counterclaims or commence re-examination proceedings by patenting issuance authorities in an effort to avoid or limit liability and damages for patent infringement, or declare our patents to be invalid or non-infringed. If such defenses or counterclaims are successful, they may preclude our ability to derive monetization revenue from the patents we own. A negative outcome of any such litigation, or an outcome which affects one or more claims contained within any such litigation, could materially and adversely impact our business. Additionally, we anticipate that our legal fees and other expenses will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business.

Variability in intellectual property laws may adversely affect our intellectual property position.

Intellectual property laws, and patent laws and regulations in particular, have been subject to significant variability either through administrative or legislative changes to such laws or regulations or changes or differences in judicial interpretation, and it is expected that such variability will continue to occur. Additionally, intellectual property laws and regulations differ among countries. Variations in the patent laws and regulations or in interpretations of patent laws and regulations in the United States and other countries may diminish the value of our intellectual property and may change the impact of third-party intellectual property on us. Accordingly, we cannot predict the scope of patents that may be granted to us, the extent to which we will be able to enforce our patents against third parties, or the extent to which third parties may be able to enforce their patents against us.

We may seek to internally develop additional new inventions and intellectual property, which would take time and be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

We may in the future seek to engage in commercial business ventures or seek internal development of new inventions or intellectual property. These activities would require significant amounts of financial, managerial and other resources and would take time to achieve. Such activities could also distract our management team from its present business initiatives, which could have a material and adverse effect on our business. There is also the risk that such initiatives may not yield any viable new business or revenue, inventions or technology, which would lead to a loss of our investment in such activities.

In addition, even if we are able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, we would need to develop and maintain, and we would be heavily reliant upon, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property we may develop principally including the following:

•                                          patent applications we may file may not result in issued patents or may take longer than we expect to result in issued patents;

•                                          we may be subject to interference proceedings;

•                                          we may be subject to opposition proceedings in the U.S. or foreign countries;

•                                          any patents that are issued to us may not provide meaningful protection;

•                                          we may not be able to develop additional proprietary technologies that are patentable;

•                                          other companies may challenge patents issued to us;

•                                          other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;

•                                          other companies may design around technologies we have developed; and

•                                          enforcement of our patents would be complex, uncertain and very expensive.

We cannot be certain that patents will be issued as a result of any future patent applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make our additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may acquire, our continued rights will depend on meeting any obligations to the seller and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material adverse effect on us.

Moreover, patent application delays could cause delays in recognizing revenue from our internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Our future success depends on our ability to expand our organization to match the growth of our activities.

As our operations grow, the administrative demands upon us will grow, and our success will depend upon our ability to meet those demands. We are organized as a holding company, with numerous subsidiaries. Both the parent company and each of our subsidiaries require certain financial, managerial and other resources, which could create challenges to our ability to successfully manage our subsidiaries and operations and impact our ability to assure compliance with our policies, practices and procedures. These demands include, but are not limited to, increased executive, accounting, management, legal services, staff support and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

Potential acquisitions may present risks, and we may be unable to achieve the financial or other goals intended at the time of any potential acquisition.

Our future growth depends in part on our ability to acquire patented technologies, patent portfolios or companies holding such patented technologies and patent portfolios. Accordingly, we have engaged in acquisitions to expand our patent portfolios and we intend to continue to explore such acquisitions. Such acquisitions are subject to numerous risks, including, but not limited to the following:

•                                          our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

•                                        difficulty integrating the operations, technology and personnel of the acquired entity including achieving anticipated synergies;

•                                          our inability to achieve the anticipated financial and other benefits of the specific acquisition;

•                                          difficulty in maintaining controls, procedures and policies during the transition and monetization process;

•                                          diversion of our management’s attention from other business concerns; and

•                                          failure of our due diligence process to identify significant issues, including issues with respect to patented technologies and patent portfolios and other legal and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business could be adversely affected.

Our revenues are unpredictable, and this may harm our financial condition.

From November 12, 2012 to the present, our operating subsidiaries have executed our business strategy of acquiring patent portfolios and accompanying patent rights and monetizing the value of those assets.  As of December 31, 2016, on a consolidated basis, our operating subsidiaries owned 515 patents and had economic rights to over 10,000 additional patents, both of which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries. These acquisitions continue to expand and diversify our revenue generating opportunities. However, due to the nature of our patent monetization business and uncertainties regarding the amount and timing of the receipt of funds from the monetization of our patent assets resulting in part from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, outlook for the businesses for defendants, and certain other factors, our revenues may vary substantially from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below expectations and adversely affect the market price of our Common Stock.

Our patent monetization cycle is lengthy and costly, and our marketing, legal and administrative efforts may be unsuccessful.

We expect significant marketing, legal and administrative expenses prior to generating revenue from monetization efforts.  We will also spend considerable time and resources educating defendants on the benefits of a settlement, prior to or during litigation, that may include issuing a license to our patents and patent rights.  As such, we may incur significant losses in any particular period before revenue streams commence.

If our efforts to convince defendants of the benefits of a settlement arrangement prior to litigation are unsuccessful, we may need to continue with the litigation process or other enforcement action to protect our patent rights and to realize revenue from those rights.  We may also need to litigate to enforce the terms of existing license agreements, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Enforcement proceedings are typically protracted and complex. The costs are typically substantial, and the outcomes are unpredictable. Enforcement actions will divert our managerial, technical, legal and financial resources from business operations.

Our exposure to uncontrollable risks, including new legislation, court rulings or actions by the United States Patent and Trademark Office (“USPTO”), could adversely affect our activities including our revenues, expenses and results of operations.

Our patent acquisition and monetization business is subject to numerous risks including new legislation, regulations and rules. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office, the executive branch, or the courts, that impact the patent application process, the patent enforcement process, the rights of patent holders, or litigation practices, such changes could materially and negatively affect our revenue and expenses and, therefore, our results of operations and the overall success of our Company.  On March 16, 2013 the Leahy-Smith America Invents Act or the America Invents Act became effective. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual allegedly-infringing parties by their respective individual actions or activities. In addition, the America Invents Act enacted a new inter-partes review, or IPR, process at the USPTO which can be used by defendants, and other individuals and entities, to separately challenge the validity of any patent. At this time, it is not clear what, if any, impact the America Invents Act will have on the operation of our patent monetization and enforcement business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition.  Patents from nine of our portfolios are currently the subject of inter-partes reviews.

In addition, the U.S. Department of Justice, or the DOJ, has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the DOJ could impact the ability to effectively monetize and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies. Also, the Federal Trade Commission, or FTC, has published its intent to initiate a proposed study under Section 6(b) of the Federal Trade Commission Act to evaluate the patent assertion practice and market impact of Patent Assertion Entities, or PAEs.  The FTC’s notice and request for public comment relating to the PAE study appeared in the Federal Register on October 3, 2013. The FTC has solicited information from the Company regarding its portfolios and activities, and the Company is currently in the process of complying with the FTC request for such information. It is expected that the results of the PAE study by the FTC will be provided to Congress and other agencies, such as the DOJ, who could take action, including legislative proposals, based on the results of the study.

Finally, new rules regarding the burden of proof in patent enforcement actions could substantially increase the cost of our enforcement actions and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

The report of our independent registered public accounting firm expresses substantial doubt about the Company’s ability to continue as a going concern.

Our auditors have indicated in their report on the Company’s financial statements for the fiscal year ended December 31, 2016 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations and substantial decline in our working capital. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives. Our ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth in product orders and shipments, improved operating margins and our ability to profitably meet our after-sale service commitments with existing customers.  If we are unable to achieve these goals, our business would be jeopardized and the Company may not be able to continue.

Changes in patent laws could adversely impact our business.

Patent laws may continue to change and may alter the historically consistent protections afforded to owners of patent rights. Such changes may not be advantageous for us and may make it more difficult for us to obtain adequate patent protection to enforce our patents against infringing parties. Increased focus on the growing number of patent-related lawsuits may result in legislative changes that increase our costs and related risks of asserting patent enforcement actions.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patent rights.

It is difficult to predict the outcome of litigation, particularly patent enforcement litigation. It is often difficult for juries and trial judges to understand complex, patented technologies and, as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed final non-appealable judgments that can require payment of damages to the Company. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions that may be made by juries and trial courts.

More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

We hold and continue to acquire pending patents in the application or review phase. We believe there is a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in monetizing such patents which could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

The length of time required time to litigate an enforcement action is increasing.

Our patent enforcement actions are almost exclusively prosecuted in federal court. Federal trial courts that hear our patent enforcement actions also hear criminal and other cases. Criminal cases always take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil and criminal proceedings and, as a result, we believe that the risk of delays in our patent enforcement actions has grown and will continue to grow and will increasingly affect our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

Our ownership or acquisition of pending patent applications before the USPTO is subject to funding and other risks applicable to a government agency. The value of our patent portfolio is dependent, in part, on the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Our acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions of patent or other intellectual property assets, are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, we expect to incur significant operating expenses and may be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if we are able to acquire particular patent assets, there is no guarantee that we will generate sufficient revenue related to those patent assets to offset the acquisition costs. While we will seek to conduct sufficient due diligence on the patent assets we are considering for acquisition, we may acquire patent assets from a seller who does not have proper title to those assets. In those cases, we may be required to spend significant resources to defend our ownership interest in the patent assets and, if we are not successful, our acquisition may be invalid, in which case we could lose part or all of our investment in the assets.

We may also identify patent or other patent assets that cost more than we are prepared to spend. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results and, if we incur losses, the value of our securities will decline.

In addition, we may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which our companies may adopt our patented technologies in their products and services. As a result, there can be no assurance as to whether technologies we acquire or develop will have value that we can monetize.

In certain acquisitions of patent assets, we may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage and could result in harm to our business.

We have limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where we can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, we might not compete effectively against other companies in the market for acquiring patent assets, many of whom have substantially greater cash resources than we have. In addition, any failure to satisfy any debt repayment obligations that we may incur, may result in adverse consequences to our operating results.

Any failure to maintain or protect our patent assets could significantly impair our return on investment from such assets and harm our brand, our business and our operating results.

Our ability to operate our business and compete in the patent market largely depends on the superiority, uniqueness and value of our acquired patent assets.  To protect our proprietary rights, we rely on and will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements, common interest agreements and agreements with our employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures we undertake to protect and maintain the value of our assets will be successful.

Following the acquisition of patent assets, we will likely be required to spend significant time and resources to maintain the effectiveness of such assets by paying maintenance fees and making filings with the USPTO. We may acquire patent assets, including patent applications that require us to spend resources to prosecute such patent applications with the USPTO. Moreover, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims or invalidity claims) will be asserted or prosecuted against us, and such assertions or prosecutions could materially and adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause us to incur significant costs and could divert resources away from our core business activities.

Despite our efforts to protect our intellectual property rights, any of the following or similar occurrences may reduce the value of our intellectual property:

•                  our patent applications, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

•                  issued trademarks, copyrights, or patents may not provide us with any competitive advantages when compared to potentially infringing other properties;

•                  our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•                  our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we acquire and/or prosecute.

Moreover, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. If we fail to maintain, defend or prosecute our patent assets properly, the value of those assets would be reduced or eliminated, and our business would be harmed.

Weak global economic conditions may cause infringing parties to delay entering into settlement and licensing agreements, which could prolong our litigation and adversely affect our financial condition and operating results.

Our business depends significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material adverse effect on the willingness of parties infringing on our assets to enter into settlements or other revenue generating agreements voluntarily. Entering into such agreements is critical to our business and our failure to do so could cause material harm to our business.

If we are unable to adequately protect our patent assets, we may not be able to compete effectively.

Our ability to compete depends in part upon the strength of the patents and patent rights that we own or may hereafter acquire. We rely on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and other types of agreements to establish and protect our patent, intellectual property and proprietary rights. The efforts we take to protect our patents, intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of our patents, intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which our services are made available. There may be instances where we are not able to fully protect or utilize our patent and other intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our patent assets and intellectual property and proprietary rights from unauthorized use, the value of those assets may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter markets and produce or sell the same or similar products. In addition, protecting our patents and patent rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be adversely affected.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our patent rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We also rely on trade secrets and contract law to protect some of our patent rights and proprietary technology. We will enter into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

We expect that we will be substantially dependent on a concentrated number of customers. If we are unable to establish, maintain or replace our relationships with customers and develop a diversified customer base, our revenues may fluctuate and our growth may be limited.

A significant portion of our revenues will be generated from a limited number of customers and licenses to such customers. For the year ended December 31, 2016, the five largest licenses accounted for approximately 97% of our revenue. There can be no guarantee that we will be able to obtain additional licenses for the Company’s patents, or if we able to do so, that the licenses will be of the same or larger size allowing us to sustain or grow our revenue levels, respectively. If we are not able to generate licenses from the limited group of prospective customers that we anticipate may generate a substantial majority of our revenues in the future, or if they do not generate revenues at the levels or at the times that we anticipate, our ability to maintain or grow our revenues and our results of operations will be adversely affected.

We acquired the rights to market and license a patent analytics tool from IP Navigation Group, LLC and will dedicate resources and incur costs in an effort to generate revenues.  We may not be able to generate revenues and there is a risk that the time spent marketing and licensing the tool will distract management from the enforcement of the Company’s patent portfolios.

We expect to dedicate resources and incur costs in the marketing and licensing of Opus Analytic, the patent analytics tool, in order to generate revenue, but there are no assurances that our efforts will be successful.  We may not generate any revenues from the licensing of Opus Analytic or may not generate enough license revenue to exceed our costs.  Our efforts therefore could lead to losses and could have a material adverse affect on our income, expenses or results of operations.

In addition, the time and effort spent marketing and licensing Opus Analytics could distract the Company and its officers from the management of the balance of the Company’s business and have a deleterious effect on results from the enforcement of the Company’s patents and patent rights.  This could lead to either sub-par returns from the patent and patent right enforcement efforts or even total losses of the value of such patents and patent rights, leading to considerable losses.

The Company is subject to laws and regulations worldwide, changes to which could increase the Company’s costs and individually or in the aggregate adversely affect the Company’s business.

The Company is subject to laws and regulations affecting its domestic and international operations in a number of areas. These U.S. and foreign laws and regulations affect the Company’s activities and compliance with these laws, regulations and similar requirements may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction, further increasing the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could individually or in the aggregate impact the Company’s revenue, margins and profits or cause the Company to change or limit its business practices. The Company has implemented policies and procedures designed to ensure compliance with applicable laws and regulations, but there can be no assurance that the Company’s employees, contractors, or agents will not violate such laws and regulations or the Company’s policies and procedures.

The Company’s business is subject to the risks of international operations.

The Company derives an increasing portion of its revenue and earnings from its international operations. Compliance with applicable U.S. and foreign laws and regulations, such as anti-corruption laws, tax laws, foreign exchange controls and cash repatriation restrictions, data privacy requirements, environmental laws, labor laws and anti-competition regulations, increases the costs of doing business in foreign jurisdictions. Although the Company has implemented policies and procedures to comply with these laws and regulations, a violation by the Company’s employees, contractors, or agents could nevertheless occur. The Company also could be significantly affected by other risks associated with international activities including, but not limited to, economic and labor conditions, foreign exchange fluctuations, increased duties, taxes and other costs and political instability.

The Company is subject to the risk of certain fees and penalties.

Under certain circumstances, the Company would be subject to the payment of fees and penalties in the event that it was to lose an enforcement action, with the fees and penalties payable either or both to the defendants or the courts.  While the Company endeavors to avoid such fees and penalties with high level of diligence of new enforcement actions, there can be no guarantee that the Company may lose one or more enforcement campaigns and be subject to such penalties or fees.

In order to satisfy a judgment against defendants, the Company may be required to post a bond and there is no certainty that the Company will have the resources do so.

In certain jurisdictions, the Company would be required to post a bond in order to effectuate a judgement against one or more defendants.  There is no certainty that the Company will have the resources to do so, which would put at risk the judgment against the defendants and cost the Company to be unable to affect its case.

Risks Related to Our Indebtedness

Our cash flows and capital resources may be insufficient to make required payments on our indebtedness and future indebtedness.

As of December 31, 2016, we have $17,832,509 of indebtedness outstanding, net of discounts. Our indebtedness could have important consequences to our shareholders. For example, it could:

•	make it difficult for us to satisfy our debt obligations;
•	make us more vulnerable to general adverse economic and industry conditions;
•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;
•	expose us to interest rate fluctuations because the interest rate on the debt under our existing credit facility is variable;
•	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and
•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

•          economic and demand factors affecting our industry;

•          pricing pressures;

•          increased operating costs;

•          competitive conditions; and

•          other operating difficulties.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. Our obligations pursuant to our loan agreement with Fortress (as defined below) are secured by a security interest in all of our assets, exclusive of intellectual property. The foregoing encumbrances may limit our ability to dispose of material assets or operations. We also may not be able to restructure our indebtedness on favorable economic terms, if at all.

We may incur additional indebtedness in the future, including pursuant to the Fortress Documents (as defined herein). Our incurrence of additional indebtedness would intensify the risks described above.

The Fortress Documents contain various covenants limiting the discretion of our management in operating our business.

On January 29, 2015, the Company and certain of its subsidiaries entered into a series of agreements including a Securities Purchase Agreement (the “Fortress Purchase Agreement”) and a Subscription Agreement with DBD Credit Funding, LLC (“DBD”), an affiliate of Fortress Credit Corp., pursuant to which the Company sold to the purchasers: (i) $15,000,000 original principal amount of Senior Secured Notes (the “Fortress Notes”), (ii) a right to receive a portion of certain proceeds from monetization net revenues received by the Company (after receipt by the Company of $15,000,000 of monetization net revenues and repayment of the Fortress Notes), (iii) a five-year warrant (the “Fortress Warrant”) to purchase 100,000 shares of the Company’s Common Stock exercisable at $7.44 per share, subject to adjustment; and (iv) 134,409 shares of the Company’s Common Stock.  Pursuant to the Fortress Purchase Agreement, as security for the payment and performance in full of the secured obligations, the Company and certain subsidiaries executed and delivered in favor of the purchasers a Security Agreement and a Patent Security Agreement, including a pledge of the Company’s interests in certain of its subsidiaries (together with the Fortress Purchase Agreement, the Fortress Notes and the Fortress Warrant, the “Fortress Documents”).  On February 12, 2015, the Company exercised its right to require the purchasers to purchase an additional $5,000,000 of Notes from the Company.

On January 10, 2017, the Company and certain of its subsidiaries (each a “Subsidiary” and collectively with the Issuer, the “Company”) entered into an amended and restated revenue sharing and securities purchase agreement (the “ARRSSPA”) with DBD, under which the Company and DBD amended and restated the Revenue Sharing and Securities Purchase Agreement dated January 29, 2015 (the “Original Agreement”) pursuant to which (i) Fortress purchased $20,000,000 in promissory notes, (ii) an interest in the Company’s revenues from certain activities and (iii) warrants to purchase 100,000 shares of the Company’s common stock.  As of the close of the restructuring on January 10, 2017, there was $15,630,103 in outstanding principal and PIK interst accrued.

The Fortress Documents contain, subject to certain carve-outs, various restrictive covenants that limit our management’s discretion in operating our business. In particular, these instruments limit our ability to, among other things:

•          incur additional debt;

•          grant liens on assets;

•          dispose assets outside the ordinary course of business; and

•          make fundamental business changes.

If we fail to comply with the restrictions in the Fortress Documents, a default may allow the creditors under the relevant instruments to accelerate the related debt and to exercise their remedies under these agreements, which will typically include the right to declare the principal amount of that debt, together with accrued and unpaid interest and other related amounts, immediately due and payable, to exercise any remedies the creditors may have to foreclose on assets that are subject to liens securing that debt and to terminate any commitments they had made to supply further funds.

The rights of the holders of the Company’s Common Stock will be subordinate to our creditors.

On October 16, 2014, we issued convertible notes in the aggregate principal amount of $5,550,000, which mature on October 16, 2018, of which, $500,000 remains outstanding as of December 31, 2016. On January 29, 2015 and February 12, 2015, we issued to DBD notes in the principal amounts of $15,000,000 and $5,000,000, respectively, and on January 10, 2017, we entered into an amendment of the agreement with DBD whereby we restructured the principal amortization scheduled. At the close of the restructuring, the outstanding principal and accrued PIK interest was $15,630,103.

Accordingly, the holders of Common Stock will rank junior to such indebtedness, as well as to other non-equity claims on the Company and our assets, including claims upon liquidation.

Risks Relating to Our Stock

Our management will be able to exert significant influence over us to the detriment of minority stockholders.

Our executive officers and directors beneficially own approximately 25.1% of our outstanding Common Stock as of May 4, 2017. As a result, our management could exert significant influence over our business and affairs and all matters requiring stockholder approval, including mergers or other fundamental corporate transactions. The concentration of ownership may have the effect of delaying or preventing a change in control and could affect the market price of our Common Stock.

Exercise of warrants will dilute stockholders’ percentage of ownership.

We have issued options and warrants to purchase shares of our Common Stock to our officers, directors, consultants and certain shareholders.  In the future, we may grant additional options, warrants and convertible securities. The exercise or conversion of options, warrants or convertible securities will dilute the percentage ownership of our stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert such options, warrants and convertible securities at a time when we would be able to obtain additional equity capital on terms more favorable than such securities or when our common stock is trading at a price higher than the exercise or conversion price of the securities. The exercise or conversion of outstanding warrants, options and convertible securities will have a dilutive effect on the securities held by our stockholders.

Our Common Stock may be delisted from The NASDAQ Capital Market (“NASDAQ”) if we fail to comply with continued listing standards.

Our Common Stock is currently traded on NASDAQ under the symbol “MARA”.  If we fail to meet any of the continued listing standards of NASDAQ, our Common Stock could be delisted from NASDAQ.  These continued listing standards include specifically enumerated criteria, such as:

•                  a $1.00 minimum closing bid price;

•                  stockholders’ equity of $2.5 million;

•                  500,000 shares of publicly-held Common Stock with a market value of at least $1 million;

•                  300 round-lot stockholders; and

•                  compliance with NASDAQ’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of NASDAQ’s discretionary authority.

On April 17, 2017, we received a letter from NASDAQ notifying us that we are no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Capital Market. NASDAQ has provided the Company with 45 calendar days, or until June 1, 2017, to submit a plan to regain compliance with the minimum stockholders’ equity standard. If the Company’s plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the notification letter to evidence compliance. The Company intends to promptly evaluate various courses of action to regain compliance and to timely submit a plan to NASDAQ to regain compliance with the NASDAQ minimum stockholders’ equity standard. However, there can be no assurance that the Company’s plan will be accepted or that if it is, the Company will be able to regain compliance. If our common stock is delisted from NASDAQ, such delisting would adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

We could fail in future financing efforts or be delisted from NASDAQ if we fail to receive stockholder approval when required.

Under the NASDAQ rules, we are required to obtain stockholder approval for any issuance of additional equity securities that would comprise 20% or more of the total shares of our Common Stock outstanding before the issuance of such securities sold at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by NASDAQ.  Funding of our operations and acquisitions of assets may require issuance of additional equity securities at a discount that would comprise 20% or more of the total shares of our Common Stock outstanding, but we might not be successful in obtaining the required stockholder approval for such an issuance.  If we are unable to obtain financing due to stockholder approval difficulties, such failure may have a material adverse effect on our ability to continue operations.

Our Common Stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our Common Stock.

There has been limited trading in our Common Stock and there can be no assurance that an active trading market in our Common Stock will either develop or be maintained. Our Common Stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our will be stable or appreciate over time.

Holders of the Company’s Common Stock will experience immediate and substantial dilution upon the conversion of the Company’s outstanding preferred stock, convertible note and the exercise of the Company’s outstanding options and warrants including the warrants for which the underlying shares are being registered herein.

As of May 4, 2017:

•                  3,304,619 shares of our common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $4.44 per share;

•                  4,731,573 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.48;

•                  782,004 shares of common stock issuable upon conversion of 782,004 outstanding shares of Series B Preferred Stock. And

•                  66,667 shares of common stock issuable upon conversion of $500,000 in outstanding convertible notes.

Assuming full conversion of the Series B Preferred Stock and the convertible notes and exercise of all outstanding options and warrants, including those pursuant to the registration statement herein, the number of shares of our Common Stock outstanding will increase 8,884,863 shares from 23,257,472 shares of Common Stock outstanding as of May 4, 2017 to 32,142,335 shares of Common Stock outstanding.

Our stock price may be volatile.

The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•                  changes in our industry;

•                  competitive pricing pressures;

•                  our ability to obtain working capital financing;

•                  additions or departures of key personnel;

•                  sales of our Common Stock;

•                  our ability to execute our business plan;

•                  operating results that fall below expectations;

•                  loss of any strategic relationship;

•                  regulatory developments; and

•                  economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

We have never paid nor do we expect in the near future to pay cash dividends.

On November 19, 2014, we declared a stock dividend pursuant to which holders of our common stock as of the close of business on December 15, 2014 received one additional share of Common Stock for each share of common stock held by such holders. Other than as described herein, we have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends on our Common Stock for the foreseeable future.  While it is possible that we may declare a dividend after a large settlement, investors should not rely on such a possibility, nor should they rely on an investment in us if they require income generated from dividends paid on our capital stock.  Any income derived from our Common Stock would only come from rise in the market price of our Common Stock, which is uncertain and unpredictable.

Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market upon the expiration of any statutory holding period or lockup agreements, under Rule 144, or issued upon the exercise of outstanding warrants or other convertible securities, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our Common Stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  The shares of our restricted Common Stock will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act.

Because we became a public company by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming a public company through a reverse merger. Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our Common Stock.  No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to generate investor awareness.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third parties based upon publicly-available information concerning us. We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. In addition, investors  may, from time to time, also take steps to encourage investor awareness through similar activities that may be undertaken at the expense of the investors.  Investor awareness activities may also be suspended or discontinued which may impact the trading market our Common Stock.

If we lose key personnel or are unable to attract and retain additional qualified personnel, we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our key management, including Doug Croxall, our Chief Executive Officer. The loss of Mr. Croxall or any other key members of management would have a material adverse effect on our operations.  We have entered into an amendment to the employment agreement with Mr. Croxall, which extends the term of his employment agreement to November 2017.   In addition, Erich Spangenberg, the founder and former Chief Executive Officer and principal of IP Nav and a significant stockholder of the Company, is also important to the success of our Company.  We do not have any agreement with Mr. Spangenberg related to services he is to perform for IP Nav or the Company. We may not be successful in attracting, assimilating and retaining our employees in the future.  We are competing for employees against companies that are more established than we are and that have the ability to pay more cash compensation than we do.  As of the date hereof, we have not experienced problems hiring employees.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any future internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

As a result of its internal control assessment, the Company determined there is a material weakness with respect to the financial reporting and closing process from lack of segregation of duties and evidence of control review.

The Company determined that there is a material weakness in its internal controls with respect to the financial reporting and closing process, resulting from a lack of segregation of duties and evidence of control review.  Since the Company (not including its subsidiary 3D Nano) has ten employees, most of whom have no involvement in our financial controls and reporting, we are unable to sufficiently distribute reporting and accounting tasks across enough individuals to ensure that the Company does not have a material weakness in its financial reporting system.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” beginning on page 2 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus, but would receive any proceeds from the exercise of such warrants. If all of the warrants are exercised, we would receive $5,196,304 in proceeds. We will use any proceeds from any exercise for working capital purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on The NASDAQ Capital Market under the symbol “MARA”. Previously, our common stock was quoted on the OTC Bulletin Board under the symbol “MARA” and prior to that under the symbol “AMSC”.

The following table sets forth the high and low bid quotations for our common stock as reported on The NASDAQ Capital Market for the periods indicated.

	High	Low
Fiscal 2017
First Quarter	$2.29	$0.63
Second Quarter through May 4, 2017	1.02	0.50

Fiscal 2016
First Quarter	$2.87	$1.29
Second Quarter	2.93	1.41
Third Quarter	3.44	2.58
Fourth Quarter	2.81	1.44

Fiscal 2015
First Quarter	$8.43	$5.59
Second Quarter	6.06	2.85
Third Quarter	3.32	1.85
Fourth Quarter	2.00	1.34

Holders.

As of May 4, 2017, there are 50 record holders of 23,257,472 shares of our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

2012 and 2014 Equity Incentive Plans

The following table gives information about the Company’s common stock that may be issued upon the exercise of options granted to employees, directors and consultants under its 2012 and 2014 Equity Incentive Plans as of May 4, 2017. On August 1, 2012, our board of directors and stockholders adopted the 2012 Equity Incentive Plan, pursuant to which 1,538,462 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, advisors and other service providers and on September 16, 2014, our board of directors adopted the 2014 Equity Incentive Plan, subsequently approved by the shareholders on July 31, 2015, pursuant to which 2,000,000 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, advisors and other service providers.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

Equity compensation plans approved by security holders	3,304,619	$4.44	22,146
Equity compensation plans not approved by security holders	—	$—	—
Total	3,304,619	$4.44	22,146

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

We acquire patents and patent rights from owners or other ventures and seek to monetize the value of the patents through litigation and licensing strategies, alone or with others.  Part of our acquisition strategy is to acquire or invest in patents and patent rights that cover a wide-range of subject matter which allows us to seek the benefits of a diversified portfolio of assets in differing industries and countries.  Generally, the patents and patent rights that we seek to acquire have large identifiable targets who are or have been using technology that we believe infringes our patents and patent rights.  We generally monetize our portfolio of patents and patent rights by entering into license discussions, and if that is unsuccessful, initiating enforcement activities against any infringing parties with the objective of entering into comprehensive settlement and license agreements that may include the granting of non-exclusive retroactive and future rights to use the patented technology, a covenant not to sue, a release of the party from certain claims, the dismissal of any pending litigation and other terms.  Our strategy has been developed with the expectation that it will result in a long-term, diversified revenue stream for the Company. As of December 31, 2016, we owned 515 U.S. and foreign patents and had economic rights to over 10,000 additional patents, both of which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries.

Our principal office is located at 11100 Santa Monica Blvd., Suite 380, Los Angeles, CA 90025. Our telephone number is (703) 232-1701.

We were incorporated in the State of Nevada on February 23, 2010 under the name “Verve Ventures, Inc.” On December 7, 2011, we changed our name to “American Strategic Minerals Corporation” and were engaged in exploration and potential development of uranium and vanadium minerals business. During June 2012, we discontinued our minerals business and began to invest in real estate properties in Southern California. In November 2012, we discontinued our real estate business.

Throughout this Registration Statement, each instance in which we refer to a number of shares of our Common Stock, the number refers to the number of shares of Common Stock after giving effect to the Reverse Split and the Dividend, unless otherwise indicated.

Recent Developments

On January 10, 2017, Marathon Patent Group, Inc. (the “Company”) and certain of its subsidiaries (each a “Subsidiary” and collectively with the Issuer, the “Company”) entered into the ARRSSPA with DBD Credit Funding, LLC (“DBD”), an affiliate of Fortress Credit Corp.(“Fortress”), under which the Company and DBD amended and restated the Revenue Sharing and Securities Purchase Agreement dated January 29, 2015 (the “Original Agreement”) pursuant to which (i) Fortress purchased $20,000,000 in promissory notes, (ii) an interest in the Company’s revenues from certain activities and (iii) warrants to purchase 100,000 shares of the Company’s common stock.  As of the close of the restructuring on January 10, 2017, there was $20,131,158 in outstanding principal and PIK interest accrued.

On January 27, 2017, the Company entered into a sales agreement (the “Sales Agreement”) with Northland Securities, Inc., as agent (“Northland”), pursuant to which the Company may offer and sell, from time to time through Northland, up to 750,000 shares (the “Shares”) of the Company’s common stock in an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended. As of January 31, 2017, the Company sold all 750,000 shares of common stock under the Sales Agreement for gross proceeds of approximately $1,301,923 and no further shares are available under the terms of the Sales Agreement as filed on January 27, 2017.

On March 15, 2017, the Company terminated four of its employees and all six employees employed at the Company’s subsidiary, 3D Nano.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with US GAAP and present the financial statements of the Company and our wholly-owned and majority owned subsidiaries.  In the preparation of our consolidated financial statements, intercompany transactions and balances are eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, estimating the useful lives of patent assets, the assumptions used to calculate fair value of warrants and options granted, goodwill impairment, realization of long-lived assets, deferred income taxes, unrealized tax positions and business combination accounting.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 605, “Revenue Recognition.” Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured. In general, revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company.

These rights typically include some combination of the following: (i) the grant of a non-exclusive, perpetual license to use patented technologies owned or controlled by the Company, (ii) a covenant-not-to-sue, (iii) the dismissal of any pending litigation.

The intellectual property rights granted typically are perpetual in nature.  Pursuant to the terms of these agreements, the Company has no further obligation with respect to the grant of the non-exclusive licenses, covenants-not-to-sue, releases, and other deliverables, including no express or implied obligation on the Company’s part to maintain or upgrade the technology, or provide future support or services. Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectibility is reasonably assured, and when all other revenue recognition criteria have been met.

The Company also considers the revenue generated from a settlement and licensing agreement as one unit of accounting under ASC 605-25, “Multiple-Element Arrangements” as the delivered items do not have value to customers on a standalone basis, there are no undelivered elements and there is no general right of return relative to the license. Under ASC 605-25, the appropriate recognition of revenue is determined for the combined deliverables as a single unit of accounting and revenue is recognized upon delivery of the final elements, including the license for past and future use and the release.

Also, due to the fact that the settlement element and license element for past and future use are the Company’s major central business, the Company presents these two elements as one revenue category in its statement of operations. The Company does not expect to provide licenses that do not provide some form of settlement or release.

Accounting for Acquisitions

In the normal course of its business, the Company makes acquisitions of patent assets and may also make acquisitions of businesses.  With respect to each such transaction, the Company evaluates facts of the transaction and follows the guidelines prescribed in accordance with ASC 805 — Business Combinations to determine the proper accounting treatment for each such transaction and then records the transaction in accordance with the conclusions reached in such analysis. The Company performs such analysis with respect to each material acquisition within the consolidated group of entities.

Intangible Assets - Patents

Intangible assets include patents purchased and patents acquired in lieu of cash in licensing transactions. The patents purchased are recorded based on the cost to acquire them and patents acquired in lieu of cash are recorded at their fair market value.  The costs of these assets are amortized over their remaining useful lives. Useful lives of intangible assets are periodically evaluated for reasonableness and the assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable. The Company recorded impairment charges to its intangible assets during the year ended December 31, 2016 in the amount of $11,958,882, associated with the end of life of a number of the Company’s portfolios, compared to an impairment charge in the amount of $5,793,409 during the year ended December 31, 2015 associated with the reduction in the carrying value of one the Company’s portfolios.

Goodwill

Goodwill is tested for impairment at the reporting unit level at least annually in accordance with ASC 350, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

When conducting its annual goodwill impairment assessment, the Company initially performs a qualitative evaluation of whether it is more likely than not that goodwill is impaired. If it is determined by a qualitative evaluation that it is more likely than not that goodwill is impaired, the Company then applies a two-step impairment test. The two-step impairment test first compares the fair value of the Company’s reporting unit to its carrying or book value. If the fair value of the reporting unit exceeds its carrying value, goodwill is not impaired. If the carrying value of the reporting unit exceeds its fair value, the Company determines the implied fair value of the reporting unit’s goodwill and if the carrying value of the reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded in the consolidated statement of operations. The Company performs the annual testing for impairment of goodwill at the reporting unit level during the quarter ended September 30.

For the year ended December 31, 2016, the Company recorded an impairment charge to its goodwill in the amount of $4,336,307, and for the year ended December 31, 2015, the Company recorded no impairment charge to its goodwill.

Other Intangible Assets

In accordance with ASC 350-30, “Intangibles - Goodwill and Others”, the Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers to be important which could trigger an impairment review include the following: (1) significant underperformance relative to expected historical or projected future operating results; (2) significant changes in the manner of use of the acquired assets or the strategy for the overall business; and (3) significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model.

Impairment of Long-lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the ASC 360 “Property, Plant and Equipment”.  The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows that the Company expects to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The Company did not record any impairment charges on its long-lived assets, other than its definite-lived intangible assets, as identified above, during the years ended December 31, 2016 and 2015.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. As stock-based compensation expense is recognized based on awards expected to vest, forfeitures are also estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the year ended December 31, 2016, the expected forfeiture rate was 2.4%, which resulted in a decrease in expense of $44,146, recognized in the Company’s compensation expenses and for the year ended December 31, 2015, the expected forfeiture rate was 10.40%, which resulted in a decrease in expense of $28,663, recognized in the Company’s compensation expenses.  The Company will continue to re-assess the impact of forfeitures if actual forfeitures increase in future quarters.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-04 Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). This guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation.  Under the amended guidance, a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. This guidance is effective for interim and annual period beginning after December 15, 2019, with early adoption permitted for any impairment tests performed after January 1, 2017.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business and assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. In addition, in order to be considered a business, an acquisition would have to include at a minimum an input and a substantive process that together significantly contribute to the ability to create an output. The amended guidance also narrows the definition of outputs by more closely aligning it with how outputs are described in FASB guidance for revenue recognition. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted.

In October 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-16 Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory (“ASU 2016-16”), which eliminates the exception in existing guidance which defers the recognition of the tax effects of intra-entity asset transfers other than inventory until the transferred asset is sold to a third party. Rather, the amended guidance requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted as of the beginning of an annual reporting period. The Company is currently assessing the impact of this guidance on its consolidated financial statements.

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The standard is intended to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 will be effective for fiscal years beginning after December 15, 2017. Early adoption is permitted for all entities. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In May 2014, the FASB Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, as a new Topic, (ASC) Topic 606. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which deferred the effective date of the new revenue standard for periods beginning after December 15, 2016 to December 15, 2017, with early adoption permitted but not earlier than the original effective date. This ASU must be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. We are considering the alternatives of adoption of this ASU and we are conducting our review of the likely impact to the existing portfolio of customer contracts entered into prior to adoption.  After completing our review, we will continue to evaluate the effect of adopting this guidance upon our results of operations, cash flows and financial position.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. Accordingly, the standard is effective for us on September 1, 2017 and we are currently evaluating the impact that the standard will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-07, “Simplifying the Transition to the Equity Method of Accounting.” The amendments in the ASU eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. This ASU is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years and should be applied prospectively upon the effective date. Early adoption is permitted. The Company is currently evaluating the provisions of this guidance.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). The standard requires a lessee to recognize assets and liabilities on the balance sheet for leases with lease terms greater than 12 months. ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, and early adoption is permitted. Accordingly, the standard is effective for us on September 1, 2019 using a modified retrospective approach. We are currently evaluating the impact that the standard will have on our consolidated financial statements.

There were other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Results of Operations

Results of Operations for the Years Ended December 31, 2016 and December 31, 2015

Revenues

Revenues in the year ended December 31, 2016 were $36,629,276, compared to $18,997,794 of revenue in the year ended December 31, 2015.  This represented a year-over-year increase in revenues of $17,631,482, which represented a 93% increase in 2016 over 2015.  The increase in revenues in 2016 resulted primarily from licenses issued by our Dynamic Advances and Orthophoenix subsidiaries, with the Dynamic Advances settlement occurring shortly before commencement of the scheduled trial.

Revenues from the five largest licenses in 2016 accounted for approximately 97% of the Company’s revenue for the year ended December 31, 2016 and revenues from the five largest licenses in 2015 accounted for approximately 62% of the Company’s revenue for the year ended December 31, 2015, as summarized below:

For the Year Ended December 31, 2016

Licensor	License Amount	% of Revenue
Dynamic Advances, LLC.	$24,900,000	68%
Orthophoenix, LLC	$4,500,000	12%
Orthophoenix, LLC	$3,750,000	10%
Signal IP, Inc.	$1,900,000	5%
Orthophoenix, LLC	$600,000	2%
Total	$34,060,000	97%

For the Year Ended December 31, 2015

Licensor	License Amount	% of Revenue
TLI Communications LLC	$3,300,000	17%
Vantage Point Technology, Inc.	$2,750,000	15%
Orthophoenix, LLC	$2,050,000	11%
IP Liquidity Ventures, LLC	$1,870,790	10%
IP Liquidity Ventures, LLC	$1,800,000	9%
Total	$11,770,790	62%

The Company derived these revenues from the one-time issuance of non-recurring, non-exclusive, non-assignable licenses to certain licensees and their affiliates for certain of the Company’s patents. While the Company has a growing portfolio of patents, at this time, the Company expects that a significant portion of its future revenues will be based on one-time grants of similar non-recurring, non-exclusive, non-assignable licenses to a relatively small number of entities and their affiliates. Further, with the expected small number of firms with which the Company enters into license agreements, and the amount and timing of such license agreements, the Company also expects that its revenues may be highly variable from one period to the next.

Operating Expenses

Direct costs of revenues for the years ended December 31, 2016 and December 31, 2015 were $19,064,473 and $16,603,793, respectively. For the year ended December 31, 2016, this represented an increase of $2,460,680, or 15%. Direct costs of revenue include contingent payments related to patent enforcement legal costs, patent enforcement advisors and inventors.  Direct costs of revenue also includes various non-contingent costs associated with enforcing the Company’s patent rights and otherwise in developing and entering into settlement and licensing agreements that generate the Company’s revenue.  Such costs include other legal fees and expenses, consulting fees, data management costs and other costs. Direct costs of revenues for 2016 were higher than in 2015 due to higher revenues in 2016. Direct costs of revenues in 2015 were a higher percentage of revenue than in 2016 based on a fixed fee engagement agreement with a law firm that represented one of the Company’s subsidiaries in two United States trials during the year, an increase in enforcement activity in Germany and to a lesser extent France and preparation for a significant number of trials in both the United States and Germany in 2015 in the Company’s Dynamic Advances, Signal IP and TLI subsidiaries.

We incurred other operating expenses of $33,148,417 and $28,054,434 for the years ended December 31, 2016 and December 31, 2015, respectively. This represented an increase of $5,093,983, or 18%, in 2016 compared to 2015. This increase in other operating expenses in 2016 compared to 2015 resulted from an increase in patent impairment expenses in the amount of $6,165,473 in 2016 compared to 2015 and goodwill impairment expenses in 2016 of $4,336,307 compared to no goodwill impairment expenses in 2015.  These increases were partially offset by a decrease in patent amortization expenses of $3,372,160, a decrease of consulting and professional fees of $1,795,726 and a decline of $303,690 in other general and administrative expenses. Other operating expenses consisted of the following:

	Total Other Operating Expenses
	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015

Amortization of patents	$7,453,004	$10,825,164
Compensation and related taxes	5,483,031	5,419,252
Consulting fees	1,279,092	2,324,248
Professional fees	1,797,922	2,548,492
Other general and administrative	840,179	1,143,869
Patent impairment	11,958,882	5,793,409
Goodwill impairment	4,336,307	—
Total	$33,148,417	$28,054,434

Operating expenses for the years ended December 31, 2016 and December 31, 2015 include non-cash operating expenses totaling $25,762,351 and $20,803,067, respectively.  The results for the year ended December 31, 2016 represent an increase in non-cash operating expenses in the amount of $4,959,284 or 24%, compared to the non-cash operating expenses for the year ended December 31, 2015.  Non-cash operating expenses consisted of the following:

	Non-Cash Operating Expenses
	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015

Amortization of patents	$7,453,004	$10,825,164
Compensation and related taxes	1,546,395	2,176,711
Consulting fees	378,290	1,590,346
Professional fees	28,657	34,109
Other general and administrative	60,816	383,328
Patent impairment	11,958,882	5,793,409
Goodwill impairment	4,336,307	—
Total	$25,762,351	$20,803,067

Amortization of patents

Amortization expenses were $7,453,004 and $10,825,164 for the years ended December 31, 2016 and December 31, 2015, respectively, a decrease of $3,372,160 or 31%. The decrease results from the lower carrying value of the assets due to impairment expenses incurred to existing patent assets during the year as well as a (1) lower carrying value of new patent assets acquired during 2016 and (2) amortization of newly acquired patents assets for only a portion of the year, as most of these patent assets were acquired at or after mid-year.  The lower carrying value of newly acquired patent assets is a result of much lower market valuations of patent portfolios.  This environment provides the Company with a prime opportunity to acquire new patent assets at a fraction of what it would have cost in prior years. When the Company acquires patents and patent rights, the Company capitalizes those assets and amortizes the costs over the remaining useful lives of the assets. All patent amortization expenses are non-cash expenses.

Compensation expense and related taxes

Compensation expense includes cash compensation, related payroll taxes and benefits and non-cash equity compensation. For the years ended December 31, 2016 and December 31, 2015, total compensation expense and related payroll taxes were $5,483,031 and $5,419,252, respectively, an increase of $63,779 or 1%. The increase in compensation primarily reflects an increase in cash-based compensation, benefit costs and payroll costs related to an increase in the number of employees in 2016 compared to 2015.  The increase reflects both a slight increase in the number of employees at the Company’s core business as well as at the Company’s 3D Nano subsidiary.  The increase was mostly offset by a decrease in equity-based compensation. During the years ended December 31, 2016 and 2015, we recognized non-cash employee and board equity based compensation of $1,546,395 and $2,176,711, respectively.

Consulting fees

For the years ended December 31, 2016 and December 31, 2015, we incurred consulting fees of $1,279,092 and $2,324,248, respectively, a decrease of $1,045,156 or 45%. Consulting fees include both cash and non-cash related consulting fees primarily for investor relations and public relations services as well as other consulting services. During the years ended December 31, 2016 and December 31, 2015, we recognized non-cash equity based consulting fees of $378,290 and $1,590,346, respectively.

Professional fees

Professional fees for the years ended December 31, 2016 and December 31, 2015, respectively, were $1,797,922 and $2,548,492, respectively, a decrease of $750,570 or 29%. Professional fees primarily reflect the costs of professional outside accounting fees, legal fees and audit fees. The decrease in professional fees for the year ended December 31, 2016 compared to the same period in 2015 are predominantly related to the procurement of a fairness opinion prepared for and outside legal, accounting and audit fees resulting from the Business Combination Agreement entered into with Uniloc on August 14, 2015.  The Business Combination Agreement was subsequently terminated in early 2016 prior to completion of the merger. During the years ended December 31, 2016 and December 31, 2015, we recognized non-cash equity based professional fees of $28,657 and $34,109, respectively.

Other general and administrative expenses

For the years ended December 31, 2016 and December 31, 2015, other general and administrative expenses were $840,179 and $1,143,869, respectively, a decrease of $303,690, or approximately 27%. General and administrative expenses reflect the other non-categorized operating costs of the Company and include expenses related to being a public company, rent, insurance, technology and other expenses incurred to support the operations of the Company. During the years ended December 31, 2016 and December 31, 2015, we recognized non-cash equity based professional fees of $60,816 and $383,328, respectively.

Loss on impairment of intangible assets

For the years ended December 31, 2016 and December 31, 2015, the Company recorded a loss on the impairment of intangible assets in the amounts of $11,958,882 and $5,793,409, respectively.

Loss on impairment of goodwill

For the years ended December 31, 2016 and December 31, 2015, the Company recorded a loss on the impairment of goodwill in the amounts of $4,336,307 and $0, respectively.

Operating loss

The operating loss declined by $10,096,818 to $(15,583,614) in 2016 from $(25,680,432) in 2015 as a result of the increase in revenues and smaller proportional increase in direct costs of revenues and other operating expenses in 2016 compared to 2015.

Other income (expense)

Other income (expense) was $(1,728,451) for the year ended December 31, 2016 compared to other income (expense) of $584,125 for the year ended December 31, 2015.  The decline in other income is attributable to a smaller gain on the reduction of the value of the Clouding IP earn out liability in 2016 in the amount of $1,832,872, compared to $6,137,116 in 2015 and an increase in foreign exchange loss in 2016 compared to 2015.  This was partially offset by lower interest expenses in 2016 compared to 2015 and a loss on extinguishment of debt in 2015 and no comparable expense in 2016.

Income tax benefit (expense)

We recognized an income tax benefit (expense) in the amount of $(11,516,807) and $8,156,448, respectively, for the years ended December 31, 2016 and 2015. The Company has recorded a full valuation allowance for its deferred tax assets in 2016.

Net income and net (loss) available to common shareholders

We reported net loss of $(28,828,872) and $(16,939,859) for the years ended December 31, 2016 and December 31, 2015, respectively.

Loss per common share, basic and diluted

The Company reported an increase in the net loss per share of $0.70 per share to $(1.89) per share for the year ended December 31, 2016 from $(1.19) for the year ended December 31, 2015.  The increase in the net loss per share was principally a result of the valuation allowance.  The increase in the number of weighted-average shares outstanding reflects increases in shares outstanding resulting from shares issued in connection with certain non-cash compensation arrangements plus the issuance of new shares in connection with the Company’s financing.

	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Net loss attributable to Common Shareholders	$(28,665,024)	$(16,939,859)

Denominator
Weighted Average Common Shares - Basic	15,178,056	14,208,787
Weighted Average Common Shares - Diluted	15,178,056	14,208,787

Earnings (Loss) per common share:
Earnings (Loss) - Basic	$(1.89)	$(1.19)
Earnings (Loss) - Diluted	$(1.89)	$(1.19)

Non-GAAP Reconciliation

Non-GAAP earnings as presented in this Registration Statement is a supplemental measure of our performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“US GAAP”). Non-GAAP earnings is not a measurement of our financial performance under US GAAP and should not be considered as alternative to net income, operating income, or any other performance measures derived in accordance with US GAAP, or as alternative to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating Non-GAAP earnings, you should be aware that in the future we will incur expenses or charges such as those added back to calculate Non-GAAP earnings. Our presentation of Non-GAAP earnings should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Non-GAAP earnings has limitations as an analytical tool, and you should not consider it in isolation, or as substitutes for analysis of our results as reported under US GAAP. Some of these limitations are (i) it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) they do not reflect changes in, or cash requirements for, our working capital needs, (iii) it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Non-GAAP earnings does not reflect any cash requirements for such replacements, (v) it does not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, and (vi) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as comparative measures.

We compensate for these limitations by providing specific information regarding the US GAAP amounts excluded from such non-GAAP financial measures. We further compensate for the limitations in our use of Non-GAAP financial measures by presenting comparable US GAAP measures more prominently.

We believe that Non-GAAP earnings facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Non-GAAP earnings because (i) we believe that this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use Non-GAAP earnings internally as benchmark to compare our performance to that of our competitors.

The Company uses a Non-GAAP reconciliation of net income (loss) and earnings (EPS reconciliation loss) per share in the presentation of financial results here.  Management believes that this presentation may be more meaningful in analyzing our income generation.

On a Non-GAAP basis, the Company’s recorded Non-GAAP earnings of $8,004,604 for the year ended December 31, 2016 compared to Non-GAAP loss in the amount of $(6,792,449) for the year ended December 31, 2015. The details of those expenses and non-GAAP reconciliation of these non-cash items are set forth below:

	Non-GAAP Reconciliation
	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Net loss attributable to Common Shareholders	$(28,665,024)	$(16,939,859)
Non-GAAP
Amortization of intangible assets & depreciation	7,453,004	10,825,164
Equity-based compensation	1,953,343	3,801,166
Impairment of patents	11,958,882	5,793,409
Impairment of goodwill	4,336,307	—
Change in fair value of clouding IP earn out	(1,832,872)	(6,137,116)
Non-cash interest expense	1,223,341	2,220,992
Deferred tax benefit	11,516,807	(8,156,448)
Loss on debt restructuring and extinguishment	—	1,416,915
Other	60,816	383,328
Non-GAAP earnings (loss)	$8,004,604	$(6,792,449)

Non-GAAP Loss per common share, basic and diluted

For the year ended December 31, 2016, net income on a Non-GAAP basis was $0.53 per weighted average basic common share compared to net loss per basic common share on a Non-GAAP basis of $(0.48) for the year ended December 31, 2015.  On a diluted common share basis, net income on a Non-GAAP basis for the year ended December 31, 2016 was $0.49 per diluted common share compared to a net loss on a Non-GAAP basis of $(0.48) per diluted common share for the year ended December 31, 2015.

	Non-GAAP Reconciliation of Earnings Per Share
	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Non-GAAP net income (loss)	$8,004,604	$(6,792,449)

Denominator
Weighted Average Common Shares - Basic	15,178,056	14,208,787
Weighted Average Common Shares - Diluted	16,289,903	14,208,787

Non-GAAP earnings (loss) per common share:
Non-GAAP earnings (loss) - Basic	$0.53	$(0.48)
Non-GAAP earnings (loss) - Diluted	$0.49	$(0.48)

The below is a reconciliation to our US GAAP loss per common share, basic and diluted

Net loss attributable to Common Shareholders	$(28,665,024)	$(16,939,859)

Denominator
Weighted Average Common Shares - Basic	15,178,056	14,208,787
Weighted Average Common Shares - Diluted	15,178,056	14,208,787

Earnings (Loss) per common share:
Earnings (Loss) - Basic	$(1.89)	$(1.19)
Earnings (Loss) - Diluted	$(1.89)	$(1.19)

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. At December 31, 2016, the Company’s cash balances totaled $4,998,314 compared to $2,555,151 at December 31, 2015.  The increase in the cash balance of $2,433,163 resulted primarily from the Company’s net cash provided by operations offset by the increased use of cash in investing activities, principally the acquisition of new patent assets, and the increased use of cash in financing activities, principally the repayment of the remainder of the Medtech acquisition debt as well as principal repayments made towards the Fortress debt.

The net working capital deficit increased by $2,766,837 to a deficit of $(14,939,583) at December 31, 2016 compared to a deficit of $(12,172,746) at December 31, 2015.  The increase in the net working capital deficit resulted primarily from an increase in the current portion of notes payable and accounts payable and accrued expenses.

Cash provided (used in) by operating activities was $10,172,607 during the year ended December 31, 2016 compared to cash used by operating activities of $(2,961,238) during the year ended December 31, 2015.

Cash provided (used in) investing activities was $(3,689,746) for the year ended December 31, 2016 compared to cash used in investing activities in the amount of $(58,386) for the year ended December 31, 2015. The increase in cash used in investing activities during the year ended December 31, 2016 was related to the acquisition of new patent assets, partially offset by a decrease in the purchase of equipment. However, purchase of non-patent assets, specifically equipment and other non-patent intangibles represented less than 1% of total acquisitions of assets.

Cash provided (used in) by financing activities was $(4,007,890) during the year ended December 31, 2016 compared to cash provided by financing activities in the amount of $508,838 during the year ended December 31, 2015. Cash used in financing activities for the year ended December 31, 2016 resulted from the repayment of the remainder of the Medtech Group acquisition debt and the repayment of principal associated with the Fortress note, offset by equity financing consummated in December 2016.

At December 31, 2016, we had approximately $5.0 million in cash and cash equivalents and a working capital deficit of approximately $14.9 million.

Based on the Company’s current revenue and profit projections, management is uncertain that the Company’s existing cash and accounts receivables will be sufficient to fund its operations through at least the next twelve months, raising substantial doubt regarding the Company’s ability to continue operating as a going concern. If we do not meet our revenue and profit projections or the business climate turns negative, then we will need to:

•                  raise additional funds to support the Company’s operations; provided, however, there is no assurance that the Company will be able to raise such additional funds on acceptable terms, if at all. If the Company raises additional funds by issuing securities, existing stockholders may be diluted; and

•                  review strategic alternatives.

If adequate funds are not available, we may be required to curtail our operations or other business activities or obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets.

Off-Balance Sheet Arrangements

None.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

On January 5, 2017, the Board appointed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016.  During the fiscal years ended December 31, 2016 and 2015 and during the subsequent interim period through January 10, 2017, neither the Company nor anyone acting on its behalf consulted with BDO regarding (i) the application of accounting principles to a specified transaction either completed or proposed or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report not oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

On January 11, 2017, the Company notified SingerLewak LLP ( “SingerLewak”) of its dismissal, effective January 11, 2017, as the Company’s independent registered public accounting firm.  SingerLewak served as the auditors of the Company’s financial statements for the period from April 16, 2014 through the date of dismissal.  The reports of SingerLewak on the Company’s consolidated financial statements for the Company’s fiscal years ended December 31, 2015 and 2014 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.  The decision to change accountants was approved by the Company’s Board of Directors.  During the Company’s fiscal years ended December 31, 2015 and 2014, and during the subsequent interim period through January 12, 2017, there were (i) no disagreements with SingerLewak on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of SingerLewak, would have caused SingerLewak to make reference to the subject matter of the disagreements as defined in Item 304 of Regulation S-K in connection with any reports its reports, and (ii) there were no “reportable events” as such term is described in Item 304 of Regulation S-K.

BUSINESS

We were incorporated in the State of Nevada on February 23, 2010 under the name Verve Ventures, Inc. On December 7, 2011, we changed our name to American Strategic Minerals Corporation and were engaged in exploration and potential development of uranium and vanadium minerals business. In June 2012, we discontinued our minerals business and began to invest in real estate properties in Southern California. In October 2012, we discontinued our real estate business when our CEO joined the firm and we commenced our current business, at which time the Company’s name was changed to Marathon Patent Group, Inc.

We acquire patents and patent rights from owners or other ventures and seek to monetize the value of the patents through litigation and licensing strategies, alone or with others. Part of our acquisition strategy is to acquire or invest in patents and patent rights that cover a wide-range of subject matter which allows us to seek the benefits of a diversified portfolio of assets in differing industries and countries.  Generally, the patents and patent rights that we seek to acquire have large identifiable targets who are or have been using technology that we believe infringes our patents and patent rights.  We generally monetize our portfolio of patents and patent rights by entering into license discussions, and if that is unsuccessful, initiating enforcement activities against any infringing parties with the objective of entering into comprehensive settlement and license agreements that may include the granting of non-exclusive retroactive and future rights to use the patented technology, a covenant not to sue, a release of the party from certain claims, the dismissal of any pending litigation and such other terms as we deem appropriate.  Our strategy has been developed with the expectation that it will result in a long-term, diversified revenue stream for the Company. As of December 31, 2016, on a consolidated basis, our operating subsidiaries owned 515 patents and had economic rights to over 10,000 additional patents, both of which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries.

Our principal office is located at 11100 Santa Monica Blvd., Suite 380, Los Angeles, CA 90025. Our telephone number is (703) 232-1701. Our internet address is www.marathonpg.com. Information on our website is not incorporated into this report.

Industry Overview and Market Opportunity

Under U.S. law, an inventor or patent owner has the right to seek to exclude others from making, selling or using their patented invention and to seek damages for infringement. Unfortunately, it is often the case that infringers are unwilling, at least initially, to negotiate or pay reasonable royalties for their unauthorized use of patents and some prefer to contest allegations of patent infringement. Inventors and/or patent holders, without sufficient legal, financial and/or expert technical resources to commence or continue legal action are at a disadvantage as they may be perceived to lack credibility in dealing with potential licensees and as a result, are often ignored. As a result of the common reluctance of patent infringers to negotiate and ultimately obtain a patent license for the use of patented technologies, patent licensing and enforcement often begins with the filing of patent enforcement litigation. However, the majority of patent infringement litigations settle out of court based on the strength of the patent claims, validity, and persuasive evidence and clarity that the patent is being infringed.

Business Model and Strategy — Overview

Our business encompasses two main elements: (1) the identification, analysis and acquisition of patents and patent rights; and (2) the generation of revenue from the acquired patents or patent rights.  Typically, we compensate the patent holder with some combination of cash, equity, earn-out or debt in consideration for the patents or patent rights or resolution of claims.

Key Factors of Our Business Model

Diversification

As of December 31, 2016, on a consolidated basis, our operating subsidiaries owned 515 patents and had economic rights to over 10,000 additional patents, both of which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries. These acquisitions continue to expand and diversify our revenue generating opportunities. We intend to add more patents and patent applications to our portfolio for the purpose of generating additional revenues from assertion of claims against infringers.  By owning multiple patent assets, we seek to continue to be diversified in both the types of patents that we own as well as the frequency and size of the monetization revenue generated by such patents.  This diversification prevents us from having to rely on a single patent, or patent family, to generate our revenue. Additionally, by commencing multiple settlement and licensing campaigns with our different patent assets, we intend to generate frequent revenue events through the execution of multiple settlement and licensing agreements.  Finally, we have commenced operations in Germany and France and are considering other venues as well, giving the Company diversification across different countries and increasing the damages footprint for our portfolios with counterparts in different countries.  Our diversification of patent assets and revenue generation allows us to avoid the binary risk that can be associated with owning a single patent asset that typically generates a single stream of licensing revenue.

Patent Acquisition Opportunities

We have worked to establish a supply of patent acquisition opportunities with patent brokers and dealers, with individual inventors and patent owners, as well as with large corporations (including Fortune 500 corporations) who own patents.  Service providers, such as patent prosecution and litigation attorneys and patent licensing professionals have also become key providers of patent opportunities.   We intend to continue to expand our relationships for patent acquisitions and expand the industries to which our patents apply.

Patent Portfolio Evaluation

We follow a disciplined due diligence approach when analyzing potential patent acquisitions.  Each opportunity to acquire a patent can vary based on the amount and type of patent assets, the complexity of the underlying inventions and the analysis of the industries in which the invention is being used.  Our portfolio evaluation involves an initial screening with our analytics platform, Opus Analytics, followed by internal technical analysis, third-party experts and damages assessment.

In September 2014 we acquired a limited field of use exclusive license to use Opus Analytics from IP Nav.  Opus Analytics is a proprietary patent analytics tool that we use extensively to review and analyze patent acquisition opportunities.

We enter potential patent acquisition opportunities into Opus Analytics to evaluate patent decisions.  The algorithm underlying Opus Analytics is comprised of approximately 120 factors, and it has been continuously updated using actual observations.  After evaluation of the patents by Opus Analytics, the Company reviews subtleties in the language of a patent’s recorded interactions with the patent office and evaluates prior art and literature. This evaluation can make significant differences in the potential monetization revenue derived from a patent or patent portfolio. We have developed proprietary processes and procedures for identifying problem areas and evaluating the strength of a patent portfolio before the decision is made to allocate resources to an acquisition or to launch an effective monetization effort, using the judgment and skill of our personnel.

We often also seek to use third-party experts in the evaluation and due diligence of patent assets.  The combination of our management team and third-party patent attorneys, intellectual property licensing experts and technology engineers allow us to conduct our tailored patent acquisition and evaluation processes and procedures.  We evaluate both the types and strength of the claims of the patent as well as the file history of the patent.

Finally, we identify potential infringers; industries within which the potential infringers exist; longevity of the patented technology; and a variety of other factors that directly impact the magnitude and potential success of a licensing and enforcement program.

Competition

While there has previously been a noticeable proliferation of patent monetization firms seeking to enter the business, both public and private, there has been a visible decline over the last 12 months in the competition for purchasing patents as a result of a series of judicial rulings and certain components of the American Invents Act (“AIA”), both of which have made patent enforcement and licensing in the United States more expensive and risky. This has had the effect of reducing the purchase prices and making acquisitions less competitive, providing the Company with considerable opportunities for new acquisitions, both in the United States and internationally.

Customers

Currently, we define customers as those companies that procure licenses to our patents, to satisfy legal claims of infringement against commercial products or services they produce or sell. Our licensees generally obtain non-recurring, non-exclusive, non-assignable license agreements in return for a single payment upon execution of the license agreement.  However, in certain cases, such as the licenses for our Medtech portfolio, we may enter into licenses with recurring royalty payments that continue for a defined period of time.

Intellectual Property and Patent Rights

Our intellectual property is primarily comprised of issued patents, patent applications and contract rights to patents.  We began to generate revenue from patents during the second quarter of 2013.  As of December 31, 2016, the median expiration date for patents in our portfolio is August 28, 2020 and the latest expiration date for a patent in our portfolio is July 29, 2033.  A summary of our patent portfolios is as follows:

	Number	Earliest	Median	Latest
	of	Expiration	Expiration	Expiration
Subsidiary	Patents	Date	Date	Date	Subject Matter
Bismarck IP Inc.	17	Expired	02/05/17	01/22/18	Communication and PBX equipment
Clouding Corp.	59	Expired	06/08/21	03/29/29	Network and data management
CRFD Research, Inc.	5	05/25/21	09/17/21	08/19/23	Web page content translator and device-to-device transfer system
Cyberfone Systems, LLC	30	Expired	06/07/20	06/07/20	Telephony and data transactions
Dynamic Advances, LLC	4	Expired	09/20/21	03/06/23	Natural language interface
E2E Processing, Inc.	4	04/27/20	11/17/23	07/18/24	Manufacturing schedules using adaptive learning
Hybrid Sequence IP, Inc.	2	Expired	07/07/17	07/17/17	Asynchronous communications
IP Liquidity Ventures, LLC	3	Expired	Expired	Expired	Pharmaceuticals / tire pressure systems
Loopback Technologies, Inc.	9	Expired	12/05/19	08/27/22	Automotive
Magnus IP	62	01/28/22	09/29/24	12/09/31	Network Management/Connected Home Devices
Medtech Group	81	Expired	07/12/19	08/09/29	Medical technology
Motheye Technologies	1	06/07/21	06/07/21	06/07/21	Optical Networking
Munitech IP	170	9/16/18	6/21/26	5/29/32	W-CDMA and GSM cellular technology
Relay IP, Inc.	1	Expired	Expired	Expired	Multicasting
Sampo IP, LLC	3	03/13/18	12/01/19	11/16/23	Centrifugal communications
Sarif Biomedical LLC	4	Expired	Expired	Expired	Microsurgery equipment
Signal IP, Inc.	7	Expired	08/28/20	08/06/22	Automotive
TLI Communications, LLC	6	06/17/17	06/17/17	06/17/17	Telecommunications
Traverse Technologies	16	02/27/23	06/05/29	07/29/33	Li-Ion Battery/High Capacity Electrodes
Vantage Point Technology, Inc.	31	Expired	11/12/17	03/09/18	Computer networking and operations
		Median	08/28/20

Patent Enforcement Litigation

We are involved in numerous ongoing enforcement proceedings alleging infringement of patent rights in numerous jurisdictions, both within the United States and internationally.  As of December 31, 2016, we were involved in enforcement actions against approximately 7 defendants, as set forth below:

United States
District of Delaware	5
Central District of California	1
Eastern District of Michigan	1

Research and Development

We have not expended funds for research and development costs.

Employees

As of December 31, 2016, we had 15 full-time employees, which included 5 in our 3D Nanocolor Corp. subsidary.   We believe our employee relations to be good.

MANAGEMENT

The following table presents information with respect to our officers, directors and significant employees as of the date of this prospectus:

Name and Address	Age	Date First Elected or Appointed	Position(s)

Doug Croxall	48	November 14, 2012	Chief Executive Officer and Chairman
Francis Knuettel II	51	May 15, 2014	Chief Financial Officer
James Crawford	41	March 1, 2013	Chief Operating Officer
Richard Chernicoff	51	March 6, 2015	Director
Edward Kovalik	42	April 15, 2014	Director
Christopher Robichaud	50	September 28, 2016	Director
Richard Tyler	59	March 18, 2015	Director

Background of officers and directors

The following is a brief account of the education and business experience during at least the past five years of our officers and directors, indicating each person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Doug Croxall - Chief Executive Officer and Chairman

Mr. Croxall, 48, has served as the Chief Executive Officer and Founder of LVL Patent Group LLC, a privately owned patent licensing company, since 2009.  From 2003 to 2008, Mr. Croxall served as the Chief Executive Officer and Chairman of FirePond, a software company that licensed configuration pricing and quotation software to Fortune 1000 companies. Mr. Croxall earned a Bachelor of Arts degree in Political Science from Purdue University in 1991 and a Master of Business Administration from Pepperdine University in 1995.  Mr. Croxall was chosen as a director of the Company based on his knowledge of and relationships in the patent acquisition and monetization business.

James Crawford - Chief Operating Officer

Mr. Crawford, 41, was a founding member of Kino Interactive, LLC, and of AudioEye, Inc. Mr. Crawford’s experience as an entrepreneur spans the entire life cycle of companies from start-up capital to compliance officer and director of reporting public companies. Prior to his involvement as Chief Operating Officer of Marathon, Mr. Crawford served as a director and officer of Augme Technologies, Inc. beginning March 2006, and assisted the company in maneuvering through the initial challenges of acquisitions executed by the company through 2011 that established the company as a leading mobile marketing company in the United States. Mr. Crawford is experienced in public company finance and compliance functions. He has extensive experience in the area of intellectual property creation, management and licensing. Mr. Crawford also served on the board of directors Modavox® and Augme Technologies, and as founder and managing member of Kino Digital, Kino Communications, and Kino Interactive.

Francis Knuettel II - Chief Financial Officer

Mr. Knuettel, 51, has served as the Company’s Chief Financial Officer since May 2014.  From 2013 through his appointment as CFO of Marathon Patent Group, Mr. Knuettel was Managing Director and CFO for Greyhound IP LLC, an investor in patent litigation expenses for patents enforced by small firms and individual inventors.  Since 2007, Mr. Knuettel has been the Managing Member of Camden Capital LLC, which is focused on the monetization of patents Mr. Knuettel acquired in 2007. From 2007 through 2013, Mr. Knuettel served as the Chief Financial Officer of IP Commerce, Inc.  IP Commerce is the creator of an open commerce network, delivering on-demand access to the next generation of commerce services in the payments industry.  From 2005 through 2007, Mr. Knuettel served as the CFO of InfoSearch Media, Inc., a publicly traded company, at which he managed the acquisition of numerous private companies, multiple PIPE transactions and the filing of numerous registration statements.  Prior to InfoSearch, from 2000 through 2004, Mr. Knuettel was at Internet Machines Corporation, a fables semiconductor company located in Los Angeles, where he served on the Board of Directors and held several positions, including Chief Executive Officer and Chief Financial Officer. At Internet Machines, Mr. Knuettel raised almost $90 million in equity and debt and managed the sale of the business in 2004. During 1999, he was Chief Financial and Operating Officer for Viking Systems, Inc., a Boston-based producer of enterprise software systems for non-

profit fundraising institutions.  From 1996 through 1999, he was Director of Finance and then Vice President of Operations and Chief Financial Officer for Fightertown Entertainment, Inc. in Irvine, California. Mr. Knuettel was a member of the Board of Directors and Chairman of the Audit Committee for Firepond, Inc., a publicly traded producer of CPQ software systems. Mr. Knuettel received his BA with honors in Economics from Tufts University and holds an MBA in Finance and Entrepreneurial Management from The Wharton School at the University of Pennsylvania.

Richard S. Chernicoff—Director

Richard Chernicoff, 51, has served as a director of Unwired Planet, Inc. since March 2014. Prior to joining the board of directors of Unwired Planet, Inc., Mr. Chernicoff was President of Tessera Intellectual Property Corp. from July 2011 to January 2013. Mr. Chernicoff was President of Unity Semiconductor Corp. from December 2009 to July 2011. Prior to that, Mr. Chernicoff was with San Disk from 2003 to 2009 where as Senior Vice President, Business Development, Mr. Chernicoff was responsible for mergers and acquisitions and intellectual property matters. Previously, Mr. Chernicoff was a mergers and acquisitions partner in the Los Angeles office of Brobeck, Phleger & Harrison LLP from 2001 to 2003, and Mr. Chernicoff was a corporate lawyer in the Los Angeles office of Skadden, Arps, Slate, Meagher & Flom LLP from 1995 to 2000. Prior to that, Mr. Chernicoff was a member of the staff of the United States Securities and Exchange Commission in Washington DC from 1993 to 1995. Mr. Chernicoff began his career as a certified public accountant with Ernst & Young. Mr. Chernicoff has a B.S. in Business Administration from California State University Northridge and received a J.D. from St. John’s University School of Law. The Board believes Mr. Chernicoff’s qualifications to sit on the Board include his significant experience with mergers and acquisitions, intellectual property (acquisition, licensing and litigation) and leadership of business organizations.

Edward Kovalik - Director

Mr. Kovalik, 42, is the Chief Executive Officer and Managing Partner of KLR Group, which he co-founded in the spring of 2012. KLR Group is an investment bank specializing in the Energy sector. Ed manages the firm and focuses on structuring customized financing solutions for the firm’s clients. He has over 16 years of experience in the financial services industry. Prior to founding KLR, Ed was Head of Capital Markets at Rodman & Renshaw, and headed Rodman’s Energy Investment Banking team. Prior to Rodman, from 1999 to 2002, Ed was a Vice President at Ladenburg Thalmann & Co, where he focused on private placement transactions for public companies. Ed serves as a director on the board of River Bend Oil and Gas.

Richard Tyler—Director

Richard Tyler, Age 59, has a background in private equity, venture capital and mergers & acquisitions. He has been serving as a Managing Director of Vulano Group, a leading technology and intellectual property development company since 2007. Prior to Vulano Group, he founded M2P Capital, LLC, a Denver based private equity firm, where he has served as partner since 2002. Prior to forming M2P Capital, he was a partner in Taleria Ventures, a venture firm engaged in early stage investing and start-up management. In 1988, he founded BACE Industries; a company that executed buy and build strategies in the manufacturing, distribution, business services, and technology industries. In addition, he serves as a director and adviser to numerous private companies and is a director of The American Institute for Avalanche Research and Education, Colorado Outward Bound School and The American Mountain Guides Association. He graduated from the Colorado College in 1980 with a BA degree. The Board believes Mr. Tyler’s qualifications to sit on the Board include his significant experience with mergers and acquisitions, intellectual property (acquisition, licensing and litigation) and leadership of business organizations.

Christopher Robichaud — Director

Christopher Robichaud, 50, has served as Chief Executive Officer of PMK•BNC, a communications, marketing and consulting agency since January 2010.  In addition to managing teams in Los Angeles, New York and London, he advises clients across the globe on how to apply the “Science of Popular Culture” to build audiences, create fans, and ultimately engage with consumers in today’s ever-changing world and recently created and leads the agency’s global consulting unit, which helps companies better understand today’s changing landscape worldwide branding landscape. Prior to serving as CEO of PMK•BNC, Mr. Robichaud was the President and COO of BNC from September 1990 through December 2009.

Code of Business Conduct and Ethics

We have recently adopted a Code of Business Conduct and Ethics that applies to our principal executive officers and principal financial officer, principal accounting officer or controller, or persons performing similar functions and also to other employees.   Our Code of Business Conduct and Ethics can be found on our website at www.marathonpg.com.

Family Relationships

There are no family relationships between any of our directors, executive officers or directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Term of Office

Our Board of Directors is comprised of five directors, and is divided among three classes, Class I, Class II and Class III. Class I directors will serve until the 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death. Class III directors will serve until the 2017 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death. Class II directors, elected at the Company’s annual shareholder meeting held on September 28, 2016, will serve until the 2019 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death. All officers serve at the pleasure of the Board.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to partially combine these roles.  Due to the small size of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions partially combined.

Our Board of Directors is primarily responsible for overseeing our risk management processes.  The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding the Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing the Company and our general risk management strategy, and also ensures that risks undertaken by us are consistent with the Board of Directors’ risk parameters. While the Board of Directors oversees the Company, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Changes in Nominating Procedures

None.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statement of changes in beneficial ownership with respect to their ownership of the Company’s securities, on Form 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish our Company with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us, and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act and without conducting any independent investigation of our own, we believe that with respect to the fiscal year ended December 31, 2016, our officers and directors, and all of the persons known to us to beneficially own more than 10% of our common stock filed all required reports on a timely basis.

Director Independence

All directors other than Mr.Croxall are “independent” directors based on the definition of independence in the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”)

Committees of the Board of Directors

Our Board of Directors has established three standing committees: an audit committee, a nominating and corporate governance committee and a compensation committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual stockholders’ meeting. The charter of each committee is available on our website at www.marathonpg.com.

Audit Committee

The Audit Committee members are Mr. Edward Kovalik, Mr. Christopher Robichaud and Mr. Richard Tyler with Mr. Edward Kovalik as Chairman. The Committee has authority to review our financial records, deal with our independent auditors, recommend to the Board policies with respect to financial reporting, and investigate all aspects of the our business. All members of the Audit Committee currently satisfy the independence requirements and other established criteria of NASDAQ.

The Audit Committee Charter is available on the Company’s website at http://www.marathonpg.com/. The Audit Committee has sole authority for the appointment, compensation and oversight of the work of our independent registered public accounting firm, and responsibility for reviewing and discussing with management and our independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of our independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, discusses with management the Company’s policies with respect to risk assessment and risk management and will review the adequacy of the Audit Committee charter on an annual basis.

Nominating and Governance Committee

The Nominating and Corporate Governance Committee members are Mr. Edward Kovalik, Mr. Christopher Robichaud and Mr. Richard Tyler, with Mr. Richard Tyler as Chairman. The Nominating and Corporate Governance Committee has the following responsibilities: (a) setting qualification standards for director nominees; (b) identifying, considering and nominating candidates for membership on the Board; (c) developing, recommending and evaluating corporate governance standards and a code of business conduct and ethics applicable to the Company; (d) implementing and overseeing a process for evaluating the Board, Board committees (including the Committee) and overseeing the Board’s evaluation of the Chairman and Chief Executive Officer of the Company; I making recommendations regarding the structure and composition of the Board and Board committees; (f) advising the Board on corporate governance matters and any related matters required by the federal securities laws; and (g) assisting the Board in identifying individuals qualified to become Board members; recommending to the Board the director nominees for the next annual meeting of shareholders; and recommending to the Board director nominees to fill vacancies on the Board.

The Nominating and Governance Committee Charter is available on the Company’s website at http://www.marathonpg.com/. The Nominating and Governance Committee determines the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”); identifies and screens individuals qualified to become members of the Board, consistent with the Director Criteria. The Nominating and Governance Committee considers any director candidates recommended by the Company’s stockholders pursuant to the procedures described in the Company’s proxy statement, and any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s charter documents. The Nominating and Governance Committee makes recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board.

Compensation Committee

The Compensation Committee oversees our executive compensation and recommends various incentives for key employees to encourage and reward increased corporate financial performance, productivity and innovation. Its members are Mr. Richard Chernicoff, Mr. Edward Kovalik and Mr. Richard Tyler, with Mr. Richard Chernicoff as chairman. All members of the Compensation Committee currently satisfy the independence requirements and other established criteria of NASDAQ.

The Compensation Committee Charter is available on the Company’s website at http://www.marathonpg.com/. The Compensation Committee is responsible for: (a) assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation; and (b) reviewing the adequacy of the Compensation Committee charter on an annual basis. The Compensation Committee, among other things, reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance with respect to such goals, and set the Chief Executive Officer’s compensation level based on such evaluation. The Compensation Committee also considers the Chief Executive Officer’s recommendations with respect to other executive officers and evaluates the Company’s performance both in terms of current achievements and significant initiatives with long-term implications. It assesses the contributions of individual executives and recommend to the Board levels of salary and incentive compensation payable to executive officers of the Company; compares compensation levels with those of other leading companies in similar or related industries; reviews financial, human resources and succession planning within the Company; recommend to the Board the establishment and administration of incentive compensation plans and programs and employee benefit plans and programs; recommends to the Board the payment of additional year-end contributions by the Company under certain of its retirement plans; grants stock incentives to key employees of the Company and administer the Company’s stock incentive plans; and reviews and recommends for Board approval compensation packages for new corporate officers and termination packages for corporate officers as requested by management.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2016 and 2015 awarded to, earned by or paid to our executive officers. The value attributable to any Option Awards and Stock Awards reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718.

Name and Principal Position	Year	Salary	Bonus Awards	Stock Awards	Option Awards	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Doug Croxall	2016	511,210	509,000	—	—	—	—	—	1,020,210
CEO and Chairman	2015	496,200	575,000	—	137,095	—	—	—	1,208,295
Francis Knuettel II	2016	250,000	185,000	—	—	—	—	—	435,000
CFO & Secretary	2015	250,000	215,000	—	91,396	—	—	—	556,396
James Crawford	2016	184,290	50,000	—	—	—	—	—	234,290
COO	2015	185,002	18,700	—	31,989	—	—	—	235,691
Enrique Sanchez (1)	2016	183,196	—	—	—	—	—	—	183,196
IP Counsel & SVP of Licensing	2015	220,833	25,000	—	45,698	—	—	—	291,531
Umesh Jani (2)	2016	225,000	—	—	—	—	—	—	225,000
CTO, SVP of Licensing	2015	225,000	43,500	—	45,698	—	—	—	314,198
David Liu (3)	2016	114,583	—	—	198,105	—	—	—	312,688
CTO	2015	—	—	—	—	—	—	—	—
Erich Spangenberg (4)	2016	150,000	200,000	—	357,264	—	—	—	707,264
Dir. of Acquisitions & Licensing	2015	—	—	—	—	—	—	—	—
Richard Chernicoff (5)	2016	120,000	—	—	—	—	—	—	120,000
Interim General Counsel	2015	255,500	12,500	—	709,492	—	—	—	977,492

(1) Enrique Sanchez was appointed as the Senior Vice President of Licensing of the Company on November 3, 2014 and his employment with the Company terminated on September 22, 2016.

(2) Umesh Jani was appointed as the Chief Technology Officer and SVP of Licensing of the Company on October 31, 2014 and his employment with the Company terminated on January 31, 2017.

(3) David Liu was appointed as the Chief Technology Officer of the Company on July 18, 2016 and his employment with the Company was terminated on March 15, 2017.

(4) Erich Spangenberg was appointed as the Director of Acquisitions and Licensing on May 11, 2016.

(5) Richard Chernicoff was appointed as the Interim General Counsel on April 7, 2015 in addition to his responsibilities as a Director and his appointment as Interim General Counsel was terminated on July 31, 2016.

Employment Agreements

On November 14, 2012, we entered into an employment agreement with Doug Croxall (the “Croxall Employment Agreement”), whereby Mr. Croxall agreed to serve as our Chief Executive Officer for a period of two years, subject to renewal, in consideration for an annual salary of $350,000 and an Indemnification Agreement. Additionally, under the terms of the Croxall Employment Agreement, Mr. Croxall shall be eligible for an annual bonus if we meet certain criteria, as established by the Board of Directors, subject to standard “claw-back rights” in the event of any restatement of any prior period earnings or other results as from which any annual bonus shall have been determined. As further consideration for his services, Mr. Croxall received a ten-year option award to purchase an aggregate of 307,692 shares of our common stock with an exercise price of $3.25 per share, which shall vest in twenty-four (24) equal monthly installments on each monthly anniversary of the date of the Croxall Employment Agreement. On November 18, 2013, we entered into Amendment No. 1 to the Croxall Employment Agreement (“Amendment”). Pursuant to the Amendment, the term of the Croxall Agreement shall be extended to November 14, 2017, and Mr. Croxall’s annual base salary shall be increased to $480,000, subject to a 3% increase every year, commencing on November 14, 2014.

On March 1, 2013, Mr. James Crawford was appointed as our Chief Operating Officer. Pursuant to the employment agreement with Mr. Crawford dated March 1, 2013 (“Crawford Employment Agreement”). Mr. Crawford shall serve as our Chief Operating Officer for two years. The Crawford Employment Agreement shall be automatically renewed for successive one year periods thereafter. Mr. Crawford shall be entitled to a base salary at an annual rate of $185,000, with such upward adjustments as shall be determined by the Board of Directors in its sole discretion. Mr. Crawford shall also be entitled to an annual bonus if we meet or exceed criteria adopted by the Compensation Committee of the Board of Directors for earning bonuses. Mr. Crawford shall be awarded five-year stock options to purchase an aggregate of 76,923 shares of our common stock, with a strike price based on the closing price of our common stock on March 1, 2013, vesting in twenty-four (24) equal installments on each monthly anniversary of March 1, 2013, provided Mr. Crawford is still employed by us on each such date.

On May 15, 2014, we entered into a three-year executive employment agreement with Francis Knuettel II (“Knuettel Employment Agreement”), pursuant to which Mr. Knuettel will serve as the Chief Financial Officer of the Company, effective May 15, 2014. Pursuant to the terms of the Knuettel Employment Agreement, Mr. Knuettel shall receive a base salary at an annual rate of $250,000 and an annual bonus up to 75% of Mr. Knuettel’s base salary as determined by the Compensation Committee of the Board of Directors. As further consideration for Mr. Knuettel’s services, the Company agreed to issue Mr. Knuettel ten-year stock options to purchase an aggregate of 290,000 shares of common stock, with a strike price of $4.165 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Knuettel Employment Agreement, provided Mr. Knuettel is still employed by the Company on each such date. On April 7, 2017, the Compensation Committee recommded to the Company’s Board, and the Company’s Board accepted such recommendation, that Mr. Knuettel’s compensation be increased to $360,000 per annum, effective April 16, 2017. All other terms of the Knuettel Employment Agreement remain unchanged.

On October 31, 2014, we entered into a two-year executive employment agreement with Umesh Jani (“Jani Employment Agreement”) pursuant to which Mr. Jani shall serve as the Company’s Chief Technology Officer and SVP Licensing. Pursuant to the terms of the Jani Employment Agreement, Mr. Jani shall receive a base salary at an annual rate of $225,000 and an annual incentive compensation of up to 100% of the base salary, as determined by the Compensation Committee. As further consideration for Mr. Jani’s services, the Company agreed to issue him ten-year stock options under the Company’s 2014 Equity Incentive Plan to purchase an aggregate of 100,000 shares of common stock, with an exercise price of $6.40 per share. The options shall vest in thirty-six (36) equal installments on each monthly anniversary of the date of the Jani Employment Agreement, provided Mr. Jani is still employed by the Company on each such date.

On November 3, 2014, we entered into a two-year executive employment agreement (“Sanchez Employment Agreement”) with Rick Sanchez, effective October 31, 2014, pursuant to which Mr. Sanchez shall serve as the Company’s Senior Vice President of Licensing.

Pursuant to the terms of the Sanchez Employment Agreement, Mr. Sanchez shall receive a base salary at an annual rate of $215,000 and an annual incentive compensation of up to 100% of the base salary, as determined by the Compensation Committee. As further consideration for Mr. Sanchez’s services, the Company agreed to issue him ten-year stock options under the Company’s 2014 Equity Incentive Plan to purchase an aggregate of 160,000 shares of common stock, with an exercise price of $6.40 per share. The options shall vest in thirty-six (36) equal installments on each monthly anniversary of the date of the Sanchez Employment Agreement, provided Mr. Sanchez is still employed by the Company on each such date.

On April 7, 2015 (the “Chernicoff Effective Date”), the Company entered into a consulting agreement (the “Consulting Agreement”) with Richard Chernicoff, a member of the Company’s Board of Directors, pursuant to which Mr. Chernicoff shall provide certain services to the Company, including serving as the interim General Counsel and interim General Manager of commercial product commercialization development. Pursuant to the terms of the Consulting Agreement, Mr. Chernicoff shall receive a monthly retainer of $27,000 and a ten (10) year stock option to purchase 280,000 shares of the Company’s common stock (the “Award”) pursuant to the Company’s 2014 Equity Incentive Plan. The stock options shall have an exercise price of $6.76 per share, the closing price of the Company’s common stock on the date immediately prior to the Board of Directors approval of such stock options and the options shall vest as follows: 25% of the Award shall vest on the twelve month anniversary of the Effective Date and thereafter 2.083% on the 21st day of each succeeding calendar month for the following twelve months, provided Mr. Chernicoff continues to provide services (in addition to as a member of the Company’s Board of Directors) at the time of vesting. The Award shall be subject in all respects to the terms of the 2014 Plan Equity Incentive Plan. Notwithstanding anything herein to the contrary, the remainder of the Award shall be subject to the following as an additional condition of vesting: (A) options to purchase 70,000 shares of the Company’s common stock under the Award shall not vest at all unless the price of the Company’s common stock while Mr. Chernicoff continues as an officer and/or director reaches $8.99 and (B) options to purchase 70,000 shares of the Company’s common stock under the Award shall not vest at all unless the price of the Company’s common stock while Mr. Chernicoff continues as an officer and/or director reaches $10.14.

On May 10, 2016, the Company entered into an executive employment agreement with Erich Spangenberg (“Spangenberg Agreement”) pursuant to which Mr. Spangenberg would serve as the Company’s Director of Acquisitions, Licensing and Strategy. As part of the consideration, the Company agreed to grant Mr. Spangenberg a ten-year stock option to purchase an aggregate of 500,000 shares of Common Stock, with a strike price of $1.87 per share, vesting in twenty-four (24) equal installments on each monthly anniversary of the date of the Spangenberg Agreement. The options were valued based on the Black-Scholes model, using the strike and market prices of $1.87 per share, an expected term of 5.75 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.32%.

On June 29, 2016, we entered into an employment agreement (“Liu Employment Agreement”) with David Liu, effective no later than August 1, 2016, pursuant to which Mr. Liu shall serve as the Company’s Chief Technology Officer. Pursuant to the terms of the Liu Employment Agreement, Mr. Liu shall receive a base salary at an annual rate of $250,000 and annual incentive compensation of up to 100% of the base salary, as determined by the Compensation Committee. As further consideration for Mr. Liu’s services, the Company agreed to issue him ten-year stock options under the Company’s 2014 Equity Incentive Plan to purchase an aggregate of 150,000 shares of common stock, with an exercise price of $2.79 per share. The options shall vest in thirty-six (36) equal installments on each monthly anniversary of the date of the Liu Employment Agreement, provided Mr. Liu is still employed by the Company on each such date. Mr. Liu’s employement with the Company was terminated on March 15, 2016.

Directors’ Compensation

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2016 and 2015 awarded to, earned by or paid to our directors. The value attributable to any Warrant Awards reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718. As described further in Note 6 — Stockholders’ Equity (Deficit) — Common Stock Warrants to our consolidated year-end financial statements, a discussion of the assumptions made in the valuation of these warrant awards.

	Fees Earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Richard Chernicoff
2016	40,250	—	20,864	—	—	—	61,114
2015	20,923	—	60,742	—	—	—	81,665
Edward Kovalik
2016	47,250	—	20,864	—	—	—	68,114
2015	—	—	18,060	—	—	—	18,060
William Rosellini (1)
2016	38,205	—	—	—	—	—	38,205
2015	53,125	—	18,060	—	—	—	71,185
Richard Tyler
2016	44,125	—	20,864	—	—	—	64,989
2015	23,270	—	55,868	—	—	—	79,138
Christopher Robichaud (2)
2016	10,250	—	20,864	—	—	—	31,114
2015	—	—	—	—	—	—	—

(1)         Mr. William Rosellini elected not to continue serving on the Company’s Board of Directors and his term ended with the annual shareholders meeting held on September 28, 2016.

(2)         Mr. Christopher Robichaud was elected to the Company’s Board of Directors at the annual shareholders meeting held on September 28, 2016, filling the seat vacated by Mr. Rosellini.

Grants of Plan Based Awards and Outstanding Equity Awards at Fiscal Year-End

On August 1, 2012, our Board of Directors and stockholders adopted the 2012 Equity Incentive Plan, pursuant to which 1,538,462 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, advisors and other service providers, after giving effect to the Reverse Split.

On September 16, 2014, our Board of Directors adopted the 2014 Equity Incentive Plan (the “2014 Plan”), and only July 31, 2015, the shareholders approved the 2014 Plan at the Company’s annual meeting. The 2014 Plan authorizes the Company to grant stock options, restricted stock, preferred stock, other stock based awards, and performance awards to purchase up to 2,000,000 shares of common stock. Awards may be granted to the Company’s directors, officers, consultants, advisors and employees. Unless earlier terminated by the Board, the 2014 Plan will terminate, and no further awards may be granted, after September 16, 2024. As of December 31 2016, and within sixty (60) days thereafter, the following sets forth the option and stock awards to officers of the Company.

	Option Awards					Stock awards
	Number of securities underlyng unexercised options (1)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price	Option	Number of shares of units of stock that have not vested	Market value of shares of units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
	(#) exercisable	unexercisable	unexercisable	($)	expiration date	(#)	($)	(#)	($)
Doug Croxall	307,692	—	—	$3.25	11/14/22	—	—	—	—
Doug Croxall	307,692	—	—	$2.64	06/11/18	—	—	—	—
Doug Croxall	200,000	—	—	$2.97	11/18/23	—	—	—	—
Doug Croxall	220,000	—	—	$6.40	10/31/24	—	—	—	—
Doug Croxall	118,750	31,250	—	$1.86	10/14/25	—	—	—	—
James Crawford	38,462	—	—	$2.47	06/19/18	—	—	—	—
James Crawford	30,000	—	—	$4.17	05/14/24	—	—	—	—
James Crawford	80,000	—	—	$6.40	10/31/24	—	—	—	—
James Crawford	27,708	7,292	—	$1.86	10/14/25	—	—	—	—
Francis Knuettel II	290,000	—	—	$4.17	05/14/24	—	—	—	—
Francis Knuettel II	100,000	—	—	$6.40	10/31/24	—	—	—	—
Francis Knuettel II	79,167	20,833	—	$1.86	10/14/25	—	—	—	—
Umesh Jani	23,076	—	—	$3.43	07/25/18
Umesh Jani	83,333	16,667	—	$6.40	10/31/24	—	—	—	—
Umesh Jani	40,000	—	—	$4.17	05/14/19	—	—	—	—
Umesh Jani	40,000	—	—	$5.05	06/15/19	—	—	—	—
Umesh Jani	39,583	10,417	—	$1.86	10/14/25	—	—	—	—
Erich Spangenberg	250,000	250,000	—	$1.87	05/10/26	—	—	—	—
David Liu	41,667	108,333	—	$2.79	07/01/16	—	—	—	—

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than disclosed herein, there were no transactions during the year ended December 31, 2016 or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 4, 2017: (i) by each of our directors, (ii) by each of the named executive officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding shares. As of May 4, 2017, there were 23,257,472 shares of our common stock outstanding.

Amount and Nature of Beneficial Ownership as of May 4, 2017 (1)

Name and Address of Beneficial Owner (1)	Common Stock	Options	Warrants	Total	Percentage of Common Stock (%)

Officers and Directors

Doug Croxall (Chairman and CEO) (2)	615,384	1,160,384	—	1,775,768	8.7%

Francis Knuettel II (Chief Financial Officer) (3)	—	473,333	—	473,333	2.4%

James Crawford (Chief Operating Officer) (4)	—	177,629	—	177,629	*

Erich Spangenberg (Director Acquisitions & Licensing) (5)	2,408,924	270,833	48,078	2,727,835	13.9%

Richard Chernicoff (Director) (6)	—	158,333	—	158,333	*

Edward Kovalik (Director) (7)	—	73,333	—	73,333	*

Christopher Robichaud (Director) (8)	—	13,333	—	13,333	*

Richard Tyler (Director) (9)	—	53,333	—	53,333	*

All Directors and Executive Officers (ten persons)	3,024,308	2,380,513	48,078	5,452,899	25.1%

* Less than 1%

(1) In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of May 4, 2017. In determining the percent of common stock owned by a person or entity on May 4, 2017, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on May 4, 2017 and (ii) the total number of shares that the beneficial owner may acquire upon conversion of securities and upon exercise of the warrants and options, subject to limitations on conversion and exercise as more fully described below. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares and such person’s address is c/o Marathon Patent Group, Inc., 11100 Santa Monica Blvd., Ste. 380, Los Angeles, CA 90025.

(2) Shares of Common Stock are held by Croxall Family Revocable Trust, over which Mr. Croxall holds voting and dispositive power. Represents options to purchase (i) 307,692 shares of Common Stock at an exercise price of $3.25 per share, (ii) 307,692 shares of Common Stock at an exercise price of $2.625 per share, (iii) 200,000 shares of Common Stock at an exercise price of $2.965 per share,(iv) 220,000 shares of Common Stock at an exercise price of $6.40 per share and (v) 125,000 shares of Common Stock at an exercise price of $1.86 per share. Excludes options to purchase 25,000 shares of Common Stock at an exercise price of $1.86 per share that does not vest and is not exercisable within 60 days of May 4, 2017.

(3) Represents options to purchase (i) 290,000 shares of Common Stock at an exercise price of $4.165 per share, (ii) 100,000 shares of Common Stock at an exercise price of $6.40 per share and (iii) 83,333 shares of Common Stock at an exercise price of $1.86 per share. Excludes options to purchase 16,667 shares of Common Stock at an exercise price of $1.86 per share that does not vest and is not exercisable within 60 days of May 4, 2017.

(4) Represents options to purchase (i) 38,462 shares of Common Stock at an exercise price of $2.47 per share, (ii) 30,000 shares of Common Stock at an exercise price of $4.165 per share, (iii) 80,000 shares of Common Stock at an exercise price of $6.40 per share and (iv) 29,167 shares of Common Stock at an exercise price of $1.86 per share. Excludes options to purchase 5,833 shares of Common Stock at an exercise price of $1.86 per share that does not vest and is not exercisable within 60 days of May 4, 2017.

(5) Represents an option to purchase 270,833 shares of Common Stock at an exercise price of $1.87 per share. Excludes an option to purchase 230,833 shares of Common Stock at an exercise price of $1.87 per share that does not vest and is not exercisable within 60 days of May 4, 2017. Includes 1,626,924 shares of common stock, 782,000 of Series B Convertible Preferred Stock convertible into 782,000 shares of common stock and warrants to purchase 48,078 shares of common stock.

(6) Represents options to purchase (i) 20,000 shares of Common Stock at an exercise price of $7.37 per share, (ii) 89,444 shares of Common Stock at an exercise price of $6.76 per share, (iii) 20,000 shares of Common Stock at an exercise price of $2.03 per share, (iv) 29,167 shares of Common Stock at an exercise price of $1.86 per share and (v) 13,333 shares of Common Stock at an exercise price of $2.41 per share. Excludes options to purchase (i) 50,556 shares of Common Stock at an exercise price of $6.76 per share, (ii) 5,833 shares of Common Stock at an exercise price of $1.86 per share and (iii) 6,667 shares of Common Stock at an exercise price of $2.41 per share, all of which do not vest and are not exercisable within 60 days of May 4, 2017.

(7) Represents options to purchase (i) 20,000 shares of Common Stock at an exercise price of $3.295 per share, (ii) 20,000 shares of Common Stock at an exercise price of $7.445 per share, (iii) 20,000 shares of Common Stock at an exercise price of $2.03 per share and (iv) 13,333 shares of Common Stock at an exercise price of $2.41 per share.  Excludes an option to purchase 6,667 shares of Common Stock at an exercise price of $2.41 per share that does not vest and is not exercisable within 60 days of May 4, 2017.

(8) Represents an option to purchase 13,333 shares of Common Stock at an exercise price of $2.41 per share. Excludes an option to purchase 6,667 shares of Common Stock at an exercise price of $2.41 per share that does not vest and is not exercisable within 60 days of May 4, 2017.

(9) Represents options to purchase (i) 20,000 shares of Common Stock at an exercise price of $6.61 per share, (ii) 20,000 shares of Common Stock at an exercise price of $2.03 per share and (iii) 13,333 shares of Common Stock at an exercise price of $2.41 per share.  Excludes an option to purchase 6,667 shares of Common Stock at an exercise price of $2.41 per share that does not vest and is not exercisable within 60 days of May 4, 2017.

SELLING STOCKHOLDERS

Up to 4,252,095 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders and are issuable upon the exercise of outstanding warrants issued to investors in the private placements conducted December 9, 2016 and April 21, 2017.

Each of the transactions by which the selling stockholders acquired their warrants from us was exempt under the registration provisions of the Securities Act.

The 4,252,095 shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of acquisition of our shares or other securities. To the best of our knowledge, none of the selling stockholders is a broker dealer or an affiliate of a broker dealer other than as described in the footnotes to the table below.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The selling stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 23,257,472 shares of common stock outstanding as of May 4, 2017.

Name and Address of Stockholder	Total Number of Shares of Common stock Held Prior to Offering (1)	Number of Shares of Common stock Offered Pursuant to this Prospectus	Shares Beneficially Owned After the Offering (Number) (1) (3)	Shares Beneficially Owned After the Offering (Percentage) (1)(2)
Feinberg Investments LLC (4)	1,500,000	500,000	1,000,000	4.3%
Jeffrey Feinberg Family Trust (5)	499,999	166,666	333,333	1.4%
Wolfson Equities LLC (6)	499,999	166,666	333,333	1.4%
MCEF Capital LLC (7)	499,999	166,666	333,333	1.4%
CVI Investments, INC. (8)	2,725,667	993,000	1,732,667	7.4%
Intracoastal Capital, LLC (9)	2,275,667	843,000	1,432,667	6.2%
FLMM LTD (10)	450,000	150,000	300,000	1.3%
Andrew Schwartzberg	249,999	83,333	166,666	*
Paul J. Solit and Julie B. Solit	199,999	66,666	133,333	*
Lebow Family Revocable Trust (11)	124,999	41,666	83,333	*
Privet Fund LP (12)	199,999	66,666	133,333	*
Per Magnus Anderson	49,994	16,661	33,333	*
Peter Bennett (13)	32,644	32,644	—	*
Jeff Peterson (13)	32,644	32,644	—	*
Benjamin Bowen (13)	21,762	21,762	—	*
Northland Securities, Inc. (14)	87,050	87,050	—	*
Anson Investments Master Fund LP (15)	2,026,667	760,000	1,266,667	5.4%
David Birenbaum (16)	1,140	1,140	0	*
David Bocchi (16)	16,530	16,530	0	*
Emanuel Cohen (16)	855	855	0	*
Harry Ioannou (16)	11,400	11,400	0	*
Phillip Michaels (16)	4,988	4,988	0	*
Raffaele Gambardella (16)	4,988	4,988	0	*
Robert Eide (16)	9,975	9,975	0	*
Scott Madison (16)	1,425	1,425	0	*
Zachary Grodko (16)	1,425	1,425	0	*
Zachary Hirsch (16)	4,275	4,275	0	*

* represents less than 1%.

(1) Under applicable SEC rules, a person is deemed to beneficially own securities which the person as the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2) As of May 4, 2017, there were 23,257,472 shares of our common stock issued and outstanding. In determining the percent of common stock beneficially owned by a selling stockholder on May 4, 2017, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of May 4, 2017).

(3) Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders and that the selling stockholders have not disposed of or acquired any additional shares of common stock since the December offering.

(4) Jeffrey Feinberg holds voting and dispositive power over shares held by Feinberg Investments, LLC.

(5) Terence Ankner is the Trustee and holds voting and dispositive power over shares held by the Jeffrey Feinberg Family Trust.

(6) Aaron Wolfson holds voting and dispositive power over shares held by Wolfson Equities LLS.

(7) Scott K. Banerjee holds voting and dispositive power over shares held by MCEF Capital LLC.

(8) Martin Kobinger holds voting and dispositive power over shares held by CVI Investments, Inc.

(9) Keith Goodman holds voting and dispositive power over shares held by Intracoastal Capital, LLC.

(10) Per Magnus Anderson holds voting and dispositive power over shares held by FLMM LTD.

(11) Keneth Lebow is the Trustee and holds voting and dispositive power over shares held by the Lebow Family Revocable Trust.

(12) Ryan Levenson is the Trustee and holds voting and dispositive power over shares held by Privet Fund LP.

(13) Part of the warrants issued to Northland pursuant to the private placement offering undertaken by the Company in December 2016.

(14) Northland Securities, Inc. and holds voting and dispositive power over shares held by Northland Securities, Inc.

(15) Amin Nathoo holds voting and dispositive power over shares held by Anson Investments Master Fund LP

(16)  Part of the warrants issued to Aegis pursuant to the private placement offering undertaken by the Company in April 2017.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have 250,000,000 authorized shares of capital stock, par value $0.0001 per share, of which 200,000,000 shares are common stock and 50,000,000 shares are “blank-check” preferred stock.

Capital Stock Issued and Outstanding

We have issued and outstanding securities on a fully diluted basis as of May 4, 2017:

•                  23,257,472 shares of common stock;

•                  3,304,619 shares of our common stock issuable upon the exercise of outstanding stock options;

•                  4,731,573 shares of our common stock issuable upon the exercise of outstanding warrants;

•                  782,004 shares of common stock issuable upon conversion of 782,000 outstanding shares of Series B Preferred Stock. And

•                  66,667 shares of common stock issuable upon conversion of $500,000 in outstanding convertible notes.

Common stock

As of May 4, 2017, 23,257,472 shares of common stock were issued and outstanding. The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding up of our affairs. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of our outstanding voting securities can elect all of our directors.

The payment of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Series B Preferred Stock

As of May 4, 2017, 782,004 shares of Series B Preferred Stock were issued and outstanding.  The terms of the Series B Preferred Stock are summarized below:

Rank.  The Series B Preferred Stock will rank junior to the Series A Preferred Stock, though there are no shares of Series A Preferred Stock currently outstanding.

Dividend.  The holders of Series B Preferred Stock will be entitled to receive such dividends paid and distributions made to the holders of common stock, pro rata to the holders of common stock to the same extent as if such holders had converted the Series B Convertible Preferred Stock into common stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of common stock on the record date for such dividends and distributions.

Liquidation Preference.  In the event of a liquidation, dissolution or winding up of the Company, after provision for payment of all debts and liabilities of the Company and the payment of a liquidation preference to the holders of the Company’s Series A Preferred Stock, any remaining assets of the Company shall be distributed pro rata to the holders of common stock and the holders of Series B Convertible Preferred Stock as if the Series B Convertible Preferred Stock had been converted into shares of common stock on the date of such liquidation, dissolution or winding up of the Company.

Voting Rights.  The Series B Preferred Stock have no voting rights except with regard to certain customary protective provisions set forth in the Series B Certificate of Designations and as otherwise provided by applicable law.

Conversion.  Each share of Series B Preferred Stock may be converted at the holder’s option at any time after issuance into one share of common stock, provided that the number of shares of common stock to be issued pursuant to such conversion does not exceed, when aggregated with all other shares of common stock owned by such holder at such time, result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of all of the common stock outstanding at such time, unless otherwise waived in writing by us with sixty-one (61) days’ notice.

Indemnification of Directors and Officers

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”).  NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                                          broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                          a combination of any such methods of sale; or

•                                          any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended). Northland Securities, Inc. is a FINRA registered broker dealer.

LEGAL MATTERS

Sichenzia Ross Ference Kesner LLP will pass upon the validity of the shares of common stock sold in this offering.  A member of Sichenzia Ross Ference Kesner LLP is also indirectly the beneficial owner of 4,808 shares of common stock and 2,404 shares of common stock issuable upon the exercise of outstanding warrants

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2016 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Marathon Patent Group, Inc. as of December 31, 2015 and for the year ended December 31, 2015 incorporated in this Prospectus from the Marathon Patent Group, Inc.  Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.  Access to these electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.  You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 11100 Santa Monica Blvd., Ste. 380, Los Angeles, CA 90025, Attention: Francis Knuettel II, CFO.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MARATHON PATENT GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Marathon Patent Group, Inc.

Los Angeles, CA

We have audited the accompanying consolidated balance sheet of Marathon Patent Group, Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2016 and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marathon Patent Group, Inc. and Subsidiaries at December 31, 2016, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has experienced recurring losses since inception, has negative working capital and has net capital deficiency, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ BDO USA, LLP

Los Angeles, California

April 4, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Marathon Patent Group, Inc. and its subsidiaries

We have audited the accompanying consolidated balance sheet of Marathon Patent Group, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2015 and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ SingerLewak LLP
Los Angeles, California
March 30, 2016

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash	$4,998,314	$2,555,151
Accounts receivable - net of allowance for bad debt of $387,976 and $375,750 for December 31, 2016 and December 31, 2015	95,069	136,842
Bonds posted with courts	—	1,748,311
Prepaid expenses and other current assets, net of discounts of $3,724 for December 31, 2016 and $3,414 for December 31, 2015	428,049	338,598
Total current assets	5,521,432	4,778,902

Other assets:
Property and equipment, net of accumulated depreciation of $108,407 and $67,052 for December 31, 2016 and December 31, 2015	28,329	61,297
Intangible assets, net	12,314,628	25,457,639
Deferred tax assets	—	12,437,741
Other non current assets, net of discounts of $797 and $4,831 for December 31, 2016 and December 31, 2015	201,203	9,169
Goodwill	222,843	4,482,845
Total other assets	12,767,003	42,448,691

Total Assets	$18,288,435	$47,227,593

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$7,217,078	$6,534,825
Clouding IP earn out - current portion	81,930	33,646
Notes payable, net of discounts of $852,404 and $730,945 for December 31, 2016 and December 31, 2015	13,162,007	10,383,177
	20,461,015	16,951,648

Long-term liabilities
Notes Payable, net of discount of $572,763 and $1,425,167 for December 31, 2016 and December 31, 2015	4,670,502	12,223,884
Clouding IP earn out	1,400,082	3,281,238
Deferred tax liability	—	1,044,997
Revenue share liability	1,000,000	1,000,000
Other long term liability	43,978	50,084
Total long-term liabilities	7,114,562	17,600,203

Total liabilities	27,575,577	34,551,851

Stockholders’ Equity (Deficit):
Preferred stock Series B, $.0001 par value, 100,000,000 shares authorized: 782,004 issued and outstanding at December 31, 2016 and December 31, 2015	78	78
Common stock, $.0001 par value; 200,000,000 shares authorized; 18,552,472 and 14,867,141 at December 31, 2016 and December 31, 2015	1,877	1,487
Additional paid-in capital	49,877,689	43,217,513
Accumulated other comprehensive loss	(1,060,390)	(1,265,812)
Accumulated deficit	(57,942,548)	(29,277,524)

Total Marathon Patent Group stockholders’ equity (deficit)	(9,123,294)	12,675,742

Non-controlling Interests	(163,848)	—

Total Equity (Deficit)	(9,287,142)	12,675,742

Total liabilities and stockholders’ equity (deficit)	$18,288,435	$47,227,593

The accompanying notes are an integral part to these audited consolidated financial statements.

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The	For The
	Year Ended	Year Ended
	December 31, 2016	December 31, 2015

Revenues	$36,629,276	$18,977,794

Expenses
Cost of revenues	19,064,473	16,603,792
Amortization of patents and website	7,453,004	10,825,164
Compensation and related taxes	5,483,031	5,419,252
Consulting fees	1,279,092	2,324,248
Professional fees	1,797,922	2,548,492
General and administrative	840,179	1,143,869
Goodwill impairment	4,336,307	—
Patent impairment	11,958,882	5,793,409
Total operarating expenses	52,212,890	44,658,226

Operating loss from continuing operations	(15,583,614)	(25,680,432)

Other income (expenses)
Other income (expense)	(57,454)	170,706
Foreign exchange gain (loss)	(367,847)	(61,868)
Change in fair value adjustment of Clouding IP earn out	1,832,872	6,137,116
Interest income	4,353	1,068
Interest expense	(3,140,375)	(4,245,982)
Loss on debt extinguishment	—	(1,416,915)
Total other income (expenses)	(1,728,451)	584,125

Loss before benefit for income taxes	(17,312,065)	(25,096,307)

Income tax benefit (expense)	(11,516,807)	8,156,448

Net loss	(28,828,872)	(16,939,859)

Net loss attributable to non-controlling interests	163,848	—

Net loss attributable to common shareholders	$(28,665,024)	$(16,939,859)

Loss per common share:
Basic and fully diluted	$(1.89)	$(1.19)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and fully diluted	15,178,056	14,208,787

The accompanying notes are an integral part to these audited consolidated financial statements.

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For The	For The
	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
Net loss	$(28,828,872)	$(16,939,859)

Other Comprehensive Loss:
Unrealized gain (loss) on foreign currency translation	205,422	(877,455)
Comprehensive loss	(28,623,450)	(17,817,314)
Net loss attributable to noncontrolling interest	163,848	—
Comprehensive loss attributable to Marathon Patent Group, Inc.	$(28,459,602)	$(17,817,314)

The accompanying notes are an integral part to these audited consolidated financial statements.

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock/Units		Common Stock		Add’l Paid in	Accumulated	Accumulated Other Comprehensive	Non-	Total Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Income (Loss)	Controlling Interest	Equity (Deficit)
BALANCE — December 31, 2014	932,000	$93	13,791,460	$1,379	$36,977,169	$(12,337,665)	$(388,357)	$—	$24,252,619
Equity compensation expense	—	—	—	—	2,490,175	—	—		2,490,175
Issue common stock for services	—	—	210,000	21	900,479	—	—		900,500
Exercise stock options and warrants	—	—	31,276	4	18,745	—	—		18,749
Warrant issued in conjunction with debt financing	—	—	—	—	318,679	—	—		318,679
Common stock issud in conjunction with debt restructuring	—	—	200,000	20	653,980	—	—		654,000
Common stock issued in conjunction with debt financing	—	—	134,409	13	999,987	—	—		1,000,000
Conversion of series B Preferred Stock	(199,996)	(20)	199,996	20	—	—	—		—
Series B Preferred Stock compensation expense	50,000	5	—	—	345,329	—	—		345,334
Issue common stock in litigation settlement	—	—	300,000	30	512,970	—	—		513,000
Currency translation loss	—	—	—	—	—	—	(877,455)		(877,455)
Net Loss	—	—	—	—	—	(16,939,859)	—	—	(16,939,859)
BALANCE —December 31, 2015	782,004	78	14,867,141	1,487	43,217,513	(29,277,524)	(1,265,812)	—	12,675,742
Equity compensation expense	—	—	—	—	1,817,344	—	—	—	1,817,344
Common stock issued for services	—	—	180,000	18	135,982	—	—		136,000
Issue common stock	—	—	3,481,997	349	4,653,731	—			4,654,080
Issue warrants			—	—	50	—			50
Warrant exercise to purchase common stock	—	—	23,334	23	46,644	—			46,667
Convertible debt warrant repricing	—	—	—	—	6,425	—	—		6,425
Currency translation loss	—	—	—	—	—	—	205,422		205,422
Net Loss	—	—	—	—	—	(28,665,024)	—	(163,848)	(28,828,872)
BALANCE —December 31, 2016	782,004	$78	18,552,472	$1,877	$49,877,689	$(57,942,548)	$(1,060,390)	$(163,848)	$(9,287,142)

The accompanying notes are an integral part of these audited consolidated financial statements.

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The	For The
	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
Cash flows from operating activities:
Net loss	$(28,828,872)	$(16,939,859)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	4,262	7,578
Amortization of patents and website	7,453,004	10,825,164
Provision for allowance for doubtul accounts	12,226	375,750
Deferred tax asset	12,437,741	(7,618,580)
Deferred tax liability	(1,044,998)	(660,455)
Impairment of intangible assets	11,958,882	5,793,409
Impairment of goodwill	4,336,307	—
Stock based compensation	1,817,344	2,490,175
Stock issued for services	136,000	1,245,834
Loss on debt extinguishment	—	1,416,915
Non-cash interest, discount, and financing costs	1,223,341	2,220,992
Change in fair value of Clouding earnout	(1,832,872)	(6,137,116)
Other non-cash adjustments	121,617	260,938
Changes in operating assets and liabilities
Accounts receivable	29,547	(295,608)
Prepaid expenses and other assets	(81,486)	(116,791)
Bonds posted with courts	1,748,311	(45,915)
Accounts payable and accrued expenses	682,253	4,216,331

Net cash provided by (used in) operating activities	10,172,607	(2,961,238)

Cash flows from investing activities:
Acquisition of patents	(3,681,358)	—
Purchase of property, equipment, and other intangible assets	(8,388)	(58,386)
Net cash used in investing activities	(3,689,746)	(58,386)

Cash flows from financing activities:
Payment on note payable in connection with the acquisition of Medtech and Orthophoenix	(2,953,779)	(4,318,287)
Payment on note payable in connection with the acquisition of Orthophoenix	—	(5,500,000)
Payment on note payable in connection with the acquisition of Sarif	—	(276,250)
Payment on note payable in connection with the acquisition of IP Liquidity	—	(1,109,375)
Payment on note payable in connection with the acquisition of Dynamic Advances	—	(2,624,375)
Payment on MdR Escrow TLI	—	(50,000)
Cash received upon issuance of notes payable (net of issuance costs)	—	19,600,000
Cash received upon issuance of common stock (net of issuance costs)	4,654,130	—
Repayment of notes payable	(5,379,103)	—
Cash received upon exercise of warrants	46,667	18,751
Repayment of convertible notes payable	—	(5,050,000)
Payments on notes payable, net	(375,805)	(181,626)
Net cash provided (used in) by financing activities	(4,007,890)	508,838

Effect of exchange rate changes on cash	(31,808)	(16,632)

Net increase (decrease) in cash	2,443,163	(2,527,418)

Cash at beginning of period	2,555,151	5,082,569

Cash at end of period	$4,998,314	$2,555,151

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest expense	$1,917,034	$1,982,140
Taxes paid	$43,052	$168,378
Loan fees	$—	$400,000
Cash invested in 3DNano	$788,097	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued in conjunction with note payable	$—	$1,000,000
Warrant issued in conjunction with note payable	$—	$318,679
Revenue share liability incurred in conjunction with note payable	$—	$1,000,000
Note payable issuance in conjunction with the acquisition of GE patent	$944,296	$—
Non-cash interest increase in debt assumed in the Orthophoenix acquisition	$—	$750,000
Common stock issued in conjunction with debt exstinguishment	$—	$654,000
Note payable issuance in conjunction with the acquisition of Seimens patent	$1,672,924	$—
Note payable issuance in conjunction with the acquisition of 3D Nano License	$100,000	$—
Conversion of AP to notes payable	$—	$705,093

The accompanying notes are an integral part to these audited consolidated financial statements.

MARATHON PATENT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Our business is to acquire patents and patent rights and to monetize the value of those assets to generate revenue and profit for the Company.  We acquire patents and patent rights from their owners, who range from individual inventors to Fortune 500 companies.  Part of our acquisition strategy is to acquire or invest in patents and patent rights that cover a wide-range of subject matter, which allows us to achieve the benefits of a growing diversified portfolio of assets.  Generally, the patents and patent rights that we acquire are characterized by having large identifiable companies who are or have been using technology that infringes our patents and patent rights.  We generally monetize our portfolio of patents and patent rights by entering into license discussions, and if that is unsuccessful, initiating enforcement activities against any infringing parties with the objective of entering into a standard form of comprehensive settlement and license agreement that may include the granting of non-exclusive retroactive and future rights to use the patented technology, a covenant not to sue, a release of the party from certain claims, the dismissal of any pending litigation and other terms that are appropriate in the circumstances.  Our strategy has been developed with the expectation that it will result in a long-term, diversified revenue stream for the Company.

Marathon Patent Group, Inc. (the “Company”), formerly American Strategic Minerals Corporation, was incorporated under the laws of the State of Nevada on February 23, 2010.

On December 7, 2011, the Company changed its name to American Strategic Minerals Corporation from Verve Ventures, Inc., and increased the Company’s authorized capital to 200,000,000 shares of Common Stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. In June 2012, the Company discontinued its exploration and potential development of uranium and vanadium minerals business. In October 2012, we discontinued our real estate business when our CEO joined the firm and we commenced our current business, at which time the Company’s name was changed to Marathon Patent Group, Inc.

On August 1, 2012, the shareholders holding a majority of the Company’s voting capital voted in favor of (i) changing the name of the Company to Fidelity Property Group, Inc. and (ii) the adoption the 2012 Equity Incentive Plan and reserving 20,000,000 shares of Common Stock for issuance thereunder (the “2012 Plan”).  The board of directors of the Company (the “Board of Directors”) approved the name change and the adoption of the 2012 Plan on August 1, 2012. The Company did not file an amendment to its Articles of Incorporation with the Secretary of State of Nevada and subsequently abandoned the decision to adopt the Fidelity Property Group, Inc. name.

On October 1, 2012, the shareholders holding a majority of the Company’s voting capital had voted and authorized the Company to (i) change the name of the Company to Marathon Patent Group, Inc. and (ii) effectuate a reverse stock split of the Company’s Common Stock by a ratio of 3-for-2 (the “Reverse Split”) within one year from the date of approval of the stockholders of the Company.  The Board of Directors approved the name change and the Reverse Split on October 1, 2012. The Board of Directors determined the name Marathon Patent Group, Inc. better reflects the long-term strategy in exploring other opportunities and the identity of the Company going forward.  On February 15, 2013, the Company filed the Certificate of Amendment with the Secretary of State of the State of Nevada in order to effectuate the name change.

On May 1, 2014, the Company issued 2,047,158 shares of Series A Convertible Preferred Stock and two-year warrants to purchase an aggregate of 511,790 shares of Common Stock in a private placement to accredited investors. All of the Series A Convertible Preferred Stock was automatically converted pursuant to the terms of the Series A Convertible Preferred Stock Certificate of Designation during the year ended December 31, 2014. The exercise price of the warrants is $3.75, after giving effect to the two-for-one stock dividend issued on December 22, 2014.  The warrants expired on May 1, 2016.

On May 2, 2014, the Company issued an aggregate of 782,000 shares of Series B Convertible Preferred Stock valued at $2,807,380 to acquire IP Liquidity Ventures, LLC, Dynamic Advances, LLC and Sarif Biomedical, LLC.

On August 29, 2014, the Company entered into a patent purchase agreement to acquire a portfolio of patents from Clouding IP, LLC for an aggregate purchase price of $2.4 million, of which $1.4 million was paid in cash and $1.0 million was paid in the form of a promissory note issued by the Company that matured on October 31, 2014 and paid on October 1, 2014. The Company also issued 25,000 shares of its restricted common stock valued at $281,000 in connection with the acquisition. Clouding IP, LLC is also entitled to certain possible future cash payments.

On September 17, 2014, the Company entered into a six-month consulting agreement (the “Consulting Agreement”) with GRQ Consultants, Inc. (“GRQ”), pursuant to which GRQ shall provide certain consulting services including, but not limited to, advertising, marketing, business development, strategic and business planning, channel partner development and other functions intended to advance the business of the Company. As consideration, GRQ shall be entitled to 200,000 shares of the Company’s Series B Convertible Preferred Stock, 50% of which vested upon execution of the Consulting Agreement, and 50% of which shall vest in six (6) equal monthly installments commencing on October 17, 2014. The first tranche of 100,000 shares of Series B Convertible Preferred Stock was issued to GRQ on October 6, 2014. In 2014, the Company issued 150,000 shares of Series B Convertible Preferred Stock for a value of $1,103,581, and in 2015, the Company issued 50,000 shares of Series B Convertible Preferred Stock for a value of $345,334. In addition, the Consulting Agreement allows for GRQ to receive additional shares of Series B Convertible Preferred Stock upon the achievement of certain performance benchmarks.  No milestones were met and no additional shares were issued in 2015. The Consulting Agreement contained an acknowledgement that the conversion of the preferred stock into shares of the Company’s common stock is precluded by the beneficial ownership blockers set forth in the Series B Convertible Preferred Stock Certificate of Designation and in Section 17 of the 2014 Plan to ensure compliance with NASDAQ Listing Rule 5635(d). Every share of Series B Convertible Preferred Stock was convertible into two shares of Common Stock, after giving effect to the two-for-one stock dividend issued on December 22, 2014 and four shares of the Series B pursuant to this agreement remain outstanding.

On October 10, 2014, the Company entered into an interest sale agreement with MedTech Development, LLC (“MedTech”) to acquire from MedTech 100% of the limited liability membership interests of OrthoPhoenix and TLIF as well as 100% of the shares of MedTech GmbH.  In connection with the transaction, the Company paid MedTech $1 million at closing and is obligated to pay $1 million on each of the following nine (9) month anniversary dates of the closing.  On July 16, 2015, the Company entered into a forbearance agreement (the “Agreement”) with MedTech Development, the holder of a Promissory Note issued by the Company, dated October 10, 2014. Pursuant to the Agreement, the term of the Note was extended to October 1, 2015 and the Note began accruing interest starting from May 13, 2015. In addition, the Company agreed to make certain mandatory prepayments under certain circumstances and issue to MedTech Development 200,000 shares of restricted common stock of the Company.  In accordance with ASC 470-50, the Company recorded this agreement as debt extinguishment and $654,000 was recorded as loss on debt extinguishment during the year ended December 31, 2015.  On October 23, 2015, the Company entered into Amendment No. 1 to the Forbearance Agreement (the “Amendment”) entered into with MedTech Development on July 16, 2015.  Pursuant to the Amendment, the due date of the Promissory Note was extended to October 23, 2016 in return for which the Company made a payment of $100,000 on October 23, 2015 and modified the terms under which the Company agreed to make mandatory prepayments under certain circumstances.  The acquired subsidiaries are also obligated to make certain additional payments to MedTech from recoveries following the receipt by the acquired subsidiaries of 200% of the purchase payments, plus recovery of out of pocket expenses in connection with patent claims. The participation payments may be paid, at the election of the Company, in common stock of the Company at the market price on the date of issuance. Enforcement activity related to the MedTech patents was completed in 2016 and no liabilities were outstanding as of December 31, 2016.

On October 16, 2014, the Company sold to certain accredited investors an aggregate of $5,550,000 of principal amount of convertible notes due October 9, 2018, of which, $500,000 was outstanding as of December 31, 2016, along with two-year warrants to purchase 258,998 shares of the Company’s Common Stock, par value $0.0001 per share pursuant to a securities purchase agreement. The warrants were valued at $169,015 and were recorded as a discount to the fair value of the convertible notes. The notes and warrants are initially convertible into shares of the Company’s Common Stock at a conversion price of $7.50 per share and an exercise price of $8.25 per share, respectively. The conversion and exercise prices are subject to adjustment in the event of certain events, including stock splits and dividends. The notes bear interest at the rate of 11% per annum, payable quarterly in cash on each of the three, six, nine and twelve-month anniversary of the issuance date and on each conversion date. The Company reviewed the instruments in the context of ASC 480 and determined that the convertible notes should be recorded as a liability and analyzed the conversion feature and bifurcation pursuant to ASC 815 and ASC 470, respectively, to determine that there was no beneficial conversion feature and that the conversion feature should not be bifurcated.

On January 29, 2015, the Company and certain of its subsidiaries entered into a series of agreements including a Securities Purchase Agreement (the “Fortress Purchase Agreement”) and a Subscription Agreement with DBD Credit Funding, LLC (“DBD”), an affiliate of Fortress Credit Corp., pursuant to which the Company sold to the purchasers: (i) $15,000,000 original principal amount of Senior Secured Notes (the “Fortress Notes”), (ii) a right to receive a portion of certain proceeds from monetization net revenues received by the Company (after receipt by the Company of $15,000,000 of monetization net revenues and repayment of the Fortress Notes), (iii) a five-year warrant (the “Fortress Warrant”) to purchase 100,000 shares of the Company’s Common Stock exercisable at $7.44 per share, subject to adjustment; and (iv) 134,409 shares of the Company’s Common Stock.  Pursuant to the Fortress Purchase Agreement, as security for the payment and performance in full of the secured obligations, the Company and certain subsidiaries executed and delivered in favor of the purchasers a Security Agreement and a Patent Security Agreement, including a pledge of the Company’s interests in certain of its subsidiaries (together with the Fortress Purchase Agreement, the Fortress Notes and the Fortress Warrant, the “Fortress Documents”).  On February 12, 2015, the Company exercised its right to require the purchasers to purchase an additional $5,000,000 of notes from the Company.

On March 13, 2015, the Company settled a dispute with a former consultant whereby the Company issued the consultant 60,000 shares of Common Stock for a full release of all claims.

For the three months ended March 31, 2015, certain holders of warrants exercised their warrants to purchase, in cash, 5,000 shares of the Company’s Common Stock.

For the three months ended June 30, 2015, certain holders of options exercised their options to purchase, on a net exercise basis, 33,968 (net) shares of the Company’s Common Stock.

On July 16, 2015, the Company entered into a forbearance agreement (the “Agreement”) with MedTech Development, the holder of a Promissory Note issued by the Company, dated October 10, 2014. Pursuant to the Agreement, among other terms, the Company issues to MedTech Development 200,000 shares of restricted common stock of the Company.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $3.27 per share or $654,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On August 14, 2015, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Marathon Group SA, a Luxembourg société anonyme (“Holdco”) and Uniloc Luxembourg SA, a Luxembourg société anonyme (“Uniloc”), and Uniloc Corporation Pty. Limited, an Australian corporation (“Uniloc Australia”).  The Business Combination Agreement was subsequently terminated on February 23, 2016, without completion of the merger set forth in the Business Combination Agreement.

On September 21, 2015, the Company issued 150,000 shares of the Company’s Common Stock to Alex Partners, LLC and Del Mar Consulting Group, Inc. pursuant to a services agreement entered into on September 21, 2015.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $2.23 per share or $334,500. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

During the year ended December 31, 2015, 199,996 shares of the Series B Convertible Preferred Stock associated with the GRQ Consulting Agreement were converted into 199,996 shares of the Company’s Common Stock, leaving four shares of the Series B Convertible Preferred Stock associated with the GRQ Consulting Agreement outstanding.

On November 4, 2015, the Company issued 300,000 shares of the Company’s Common Stock to Dominion Harbor Group LLC (“Dominion”), pursuant to a settlement agreement entered into with Dominion on October 30, 2015.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $1.71 per share or $513,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On December 9, 2015, the Company entered into an agreement with Melechdavid, Inc. (“Melechdavid”), pursuant to which the Company agreed to issue 100,000 shares of the Company’s Common Stock.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $1.61 per share or $161,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On May 11, 2016, the Company entered into an agreement with the Cooper Law Firm, LLC (“Cooper”), pursuant to which the Company agreed to issue 80,000 shares of the Company’s Common Stock.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $1.70 per share or $136,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On December 9, 2016, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors for the sale of an aggregate of 3,481,997 shares of the Company’s common stock, at a purchase price of $1.50 per share, and warrants to purchase 1,740,995 shares of common stock for a purchase price of $0.01 per warrant. The exercise price of the warrants is $1.70.  In conjunction with the offering, the Company issued a five-year warrant on December 14, 2016 to the underwriter to purchase 174,100 shares of the Company’s Common Stock at an exercise price of $1.73.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its wholly owned and majority owned subsidiaries as of December 31, 2016.  In the preparation of consolidated financial statements of the Company, intercompany transactions and balances are eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, estimating the useful lives of patent assets, the assumptions used to calculate fair value of warrants and options granted, goodwill and intangible assets impairment, realization of long-lived assets, valuation of Clouding IP earn out liability, deferred income taxes, unrealized tax positions and business combination accounting.

Cash

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.  The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation. The Company’s accounts at this institution are insured, up to $250,000, by the Federal Deposit Insurance Corporation (“FDIC”). For the years ended December 31, 2016 and 2015, the Company’s bank balances exceeded the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Accounts Receivable

The Company has a policy of reserving for accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable.  The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the bad debt expense after all means of collection have been exhausted and the potential for recovery is considered remote.  At December 31, 2016 and 2015, the Company had recorded an allowance for bad debts in the amounts of $387,976 and $375,750, respectively.  Net accounts receivable at December 31, 2016 and 2015 were $95,069 and $136,842, respectively.

Concentration of Revenue and Geographic Area

Revenue from the Company’s patent enforcement activities is considered United States revenue as any payments for licenses included in that revenue are for United States operations irrespective of the location of the licensee’s or licensee’s parent home domicile.

Revenues from the five largest licenses for the year ended December 31, 2016 accounted for approximately 97% of the Company’s total 2016 revenue and revenue from the largest five licenses in 2015 accounted for approximately 62% of the Company’s revenues for the year ended December 31, 2015. The Company derived these revenues from the one-time issuance of non-recurring, non-exclusive, non-assignable licenses. While the Company has a growing portfolio of patents, at this time, the Company expects that a significant portion of its future revenues will be based on one-time grants of similar non-recurring, non-exclusive, non-assignable licenses to a relatively small number of entities and their affiliates. Further, with the expected small number of firms with which the Company enters into license agreements, and the amount and timing of such license agreements, the Company also expects that its revenues may be highly variable from one period to the next. For the year ended December 31, 2016 the Company earned $161,000 of revenues in Germany. Amounts for the year ended December 31, 2015 were insignificant.

At the current time, we define customers as firms that obtain licenses to the Company’s patents, either prior to or during enforcement litigation. These firms generally enter into non-recurring, non-exclusive, non-assignable license agreements with the Company, and these customers do not generally engage on ongoing, recurring business activity with the Company.  The Company has historically had a small number of customers enter into such agreements, resulting in higher levels of revenue concentration.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition”. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured. In general, revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company.

These rights typically include some combination of the following: (i) the grant of a non-exclusive, perpetual license to use patented technologies owned or controlled by the Company, (ii) a covenant-not-to-sue, (iii) the dismissal of any pending litigation.

The intellectual property rights granted typically are perpetual in nature.  Pursuant to the terms of these agreements, the Company has no further obligation with respect to the grant of the non-exclusive licenses, covenants-not-to-sue, releases, and other deliverables, including no express or implied obligation on the Company’s part to maintain or upgrade the technology, or provide future support or services. Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectibility is reasonably assured, and when all other revenue recognition criteria have been met.

The Company also considers the revenue generated from its settlement and licensing agreements as one unit of accounting under ASC 605-25, “Multiple-Element Arrangements” as the delivered items do not have value to customers on a standalone basis, there are no undelivered elements and there is no general right of return relative to the license. Under ASC 605-25, the appropriate recognition of revenue is determined for the combined deliverables as a single unit of accounting and revenue is recognized upon delivery of the final elements, including the license for past and future use and the release.

Also, due to the fact that the settlement element and license element for past and future use are the Company’s major central business, the Company presents these two elements as one revenue category in its statement of operations. The Company does not expect to provide licenses that do not provide some form of settlement or release. Revenue from patent enforcement activities accounted for 100% of the Company’s revenues for the years ended December 31, 2016 and December 31, 2015.

Prepaid Expenses

Prepaid expenses of $428,049 and $338,598 at December 31, 2016 and 2015, respectively, consist primarily of costs paid for future services that will occur within a year. Prepaid expenses include prepayments in cash and in equity instruments for investor relations public relations services, business advisory, other consulting and prepaid insurance, all of which assets are being amortized over the terms of their respective agreements.

Bonds Posted With Courts

Under certain circumstances related to litigations in Germany, the Company is either required to or may decide to enter a bond with the courts.  As of December 31, 2016 and December 31, 2015, the Company had outstanding bonds in the amount of $0 and $1,748,311, respectively.  These bonds were entered into in Germany after the first instance of litigation of some of the Company’s patents in German courts and the difference in the balance of the litigation bonds at December 31, 2016 compared to December 31, 2015 is attributable to the repayment of all outstanding bonds.

Related Party Transactions

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

On May 10, 2016, the Company entered into an executive employment agreement with Erich Spangenberg pursuant to which Mr. Spangenberg became the Company’s Director of Acquisitions, Licensing and Strategy.

On May 13, 2013, we entered into a six-year advisory services agreement (the “Advisory Services Agreement”) with IP Navigation Group, LLC (“IP Nav”), of which Erich Spangenberg is founder and former Chief Executive Officer.  Mr. Spangenberg is an affiliate of the Company. The terms of the Advisory Services Agreement provide that, in consideration for its services as intellectual property licensing agent, the Company will pay to IP Navigation Group, LLC between 10% and 20% of the gross proceeds of certain licensing campaigns in which IP Navigation Group, LLC acts as intellectual property licensing agent.

On November 18, 2013, we entered into Amendment No. 1 to the Executive Employment Agreement with our Chief Executive Officer and Chairman, Doug Croxall, pursuant to which Mr. Croxall’s base salary was raised to $480,000, subject to a 3% increase every year commencing on November 14, 2014. We also granted Mr. Croxall a bonus of $350,000 and ten-year stock options to purchase an aggregate of 100,000 shares of our Common Stock, with a strike price of $5.93 per share (representing the closing price on the date of grant), vesting in twenty-four (24) equal installments on each monthly anniversary of the date of grant.

On November 18, 2013, we entered into a consulting agreement with Jeff Feinberg (“Feinberg Agreement”), pursuant to which we agreed to grant Mr. Feinberg 100,000 shares of our restricted Common Stock, 50% of which shall vest on the one-year anniversary of the Feinberg Agreement and the remaining 50% of which shall vest on the second-year anniversary of the Feinberg Agreement. Mr. Feinberg is the trustee of The Feinberg Family Trust and holds voting and dispositive power over shares held by The Feinberg Family Trust, which is a 10% beneficial owner of our Common Stock.

On May 2, 2014, the Company completed the acquisition of certain ownership rights (the “Acquired Intellectual Property”) from TechDev, Granicus and SFF pursuant to the terms of three purchase agreements between: (i) the Company, TechDev, SFF and DA Acquisition LLC, a newly formed Texas limited liability company and wholly-owned subsidiary of the Company; (ii) the Company, Granicus, SFF and IP Liquidity Ventures Acquisition LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of the Company; and (iii) the Company, TechDev,  SFF and Sarif Biomedical Acquisition LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of the Company. TechDev, SFF and Granicus are owned or controlled by Erich Spangenberg or family members or associates.

•                  Pursuant to the DA Agreement, the Company acquired 100% of the limited liability company membership interests of Dynamic Advances, LLC, a Texas limited liability company, in consideration for: (i) two cash payments of $2,375,000, one payment due at closing and the other payment was due on or before June 30, 2014, with such second payment being subject to increase to $2,850,000 if not made on or before June 30, 2014; and (ii) 195,500 shares of the Company’s Series B Convertible Preferred Stock.  The remaining cash payment was made on April 1, 2015 and is fully paid.  Under the terms of the DA Agreement, TechDev and SFF are entitled to possible future payments for a maximum consideration of $250,000,000 pursuant to the Pay Proceeds Agreement described below.

•                  Pursuant to the IP Liquidity Agreement, the Company acquired 100% of the limited liability company membership interests of IP Liquidity Ventures, LLC, a Delaware limited liability company, in consideration for: (i) two cash payments of $2,375,000, one payment due at closing and the other payment was due on or before June 30, 2014, with such second payment being subject to increase to $2,850,000 if not made on or before June 30, 2014; and (ii) 195,500 shares of the Company’s Series B Convertible Preferred Stock.  The remaining cash payment was made on April 1, 2015 and is fully paid.  Under the terms of the IP Liquidity Agreement, Granicus and SFF are entitled to possible future payments for a maximum consideration of $250,000,000 pursuant to the Pay Proceeds Agreement described below.

•                  Pursuant to the Sarif Agreement, the Company acquired 100% of the limited liability company membership interests of Sarif Biomedical, LLC, a Delaware limited liability company, in consideration for two cash payments of $250,000, one payment due at closing and the other payment was due on or before June 30, 2014, with such second payment being subject to increase to $300,000 if not made on or before June 30, 2014.  The remaining cash payment was made on February 24, 2015 and is fully paid.  Under the terms of the Sarif Agreement, TechDev and SFF are entitled to possible future payments for a maximum consideration of $250,000,000 pursuant to the Pay Proceeds Agreement described below.

•                  Pursuant to the Pay Proceeds Agreement, the Company may pay the sellers a percentage of the net recoveries (gross revenues minus certain defined expenses) that the Company makes with respect to the assets held by the entities that the Company acquired pursuant to the DA Agreement, the IP Liquidity Agreement and the Sarif Agreement.  Under the terms of the Pay Proceeds Agreement, as amended in 2016, if the Company recovers $10,000,000 or less with regard to the IP Assets, then nothing is due to the sellers; if the Company recovers between $13,000,000 and $40,000,000 with regard to the IP Assets, then the Company shall pay 40% of the cumulative gross proceeds of such recoveries to the sellers; and if the Company recovers over $40,000,000 with regard to the IP Assets, the Company shall pay 50% of the cumulative gross proceeds of such recoveries to the sellers.  Pursuant to the amendment to the Pay Proceeds Agreement, the Company paid TechDev, Granicus and SFF $2.4 million. In no event will the total payments made by the Company under the Pay Proceeds Agreement exceed $250,000,000.

On May 2, 2014, we entered into an opportunity agreement (the “Marathon Opportunity Agreement”) with Erich Spangenberg, who is an affiliate of the Company.  The terms of the Marathon Opportunity Agreement provide that we have ten business days after receiving notice from Mr. Spangenberg to provide up to 50% of the funding for certain opportunities relating to the licensing, intellectual property acquisitions and/or intellectual property enforcement actions in which Mr. Spangenberg, IP Nav or any entity controlled by Mr. Spangenberg, other than: (i) IP Nav or any of its affiliates, and (ii) Medtech Development, LLC or any of its affiliates.

On June 17, 2014, Selene Communication Technologies Acquisition LLC (“Acquisition LLC”), a Delaware limited liability company and newly formed wholly-owned subsidiary of the Company, entered into a merger agreement with Selene Communication Technologies, LLC (“Selene”). Selene owned a patent portfolio consisting of three United States patents in the field of search and network intrusion that relate to tools for intelligent searches applied to data management systems as well as global information networks such as the internet. IP Nav provided patent monetization and support services under an existing agreement with Selene prior to the return of the patents to Stanford Research Institute (“SRI”), the original owners of the patents.

On August 29, 2014, the Company entered into a patent purchase agreement to acquire a portfolio of patents from Clouding IP, LLC for an aggregate purchase price of $2.4 million, of which $1.4 million was paid in cash and $1.0 million was paid in the form of a promissory note issued by the Company that matured on October 31, 2014 and was fully paid prior to the maturation date. The Company also issued 25,000 shares of its restricted common stock in connection with the acquisition. Clouding IP, LLC is also entitled to certain possible future cash payments. Clouding IP LLC is owned or controlled by Erich Spangenberg or family members or associates.

On October 10, 2014, the Company entered into an interest sale agreement with MedTech Development, LLC (“MedTech”) to acquire from MedTech 100% of the limited liability membership interests of OrthoPhoenix and TLIF as well as 100% of the shares of MedTech GmbH.  In connection with the transaction, the Company is obligated to pay to MedTech $1 million at closing and $1 million on each of the following nine (9) month anniversary dates of the closing.  On July 16, 2015, the Company entered into a forbearance agreement (the “Agreement”) with MedTech Development, the holder of a Promissory Note issued by the Company, dated October 10, 2014. Pursuant to the Agreement, the term of the Note was extended to October 1, 2015 and the Note began accruing interest starting from May 13, 2015. In addition, the Company agreed to make certain mandatory prepayments under certain circumstances and issue to MedTech Development 200,000 shares of restricted common stock of the Company.  In accordance with ASC 470-50, the Company recorded this agreement as debt extinguishment and $654,000 was recorded as loss on debt extinguishment during the year ended September 30, 2015.  On October 23, 2015, the Company entered into Amendment No. 1 to the Forbearance Agreement (the “Amendment”) entered into with MedTech Development on July 16, 2015.  Pursuant to the Amendment, the due date of the Promissory Note was extended to October 23, 2016 in return for which the Company made a payment of $100,000 on October 23, 2015 and modified the terms under which the Company agreed to make mandatory prepayments under certain circumstances.  The acquired subsidiaries are also obligated to make certain additional payments to MedTech from recoveries following the receipt by the acquired subsidiaries of 200% of the purchase payments, plus recovery of out of pocket expenses in connection with patent claims.  The participation payments may be paid, at the election of the Company, in common stock of Marathon at the market price on the date of issuance. In connection with the transaction, the Company entered into a promissory note, common interest agreement and in the event of issuance of common stock to MedTech, will enter into a lockup and registration rights agreement.  Approximately forty-five percent (45%) of MedTech is owned or controlled by Erich Spangenberg or family members or associates.

On October 1, 2016, one of the Company’s subsidiaries, PG Technologies S.a.r.l. entered into an advisory services agreement with Granicus IP, LLC, an entity owned or controlled by one of the Company’s employees, whereby Granicus receives a percentage of pre-tax return from PG Technologies after certain revenue thresholds have been met.

During 2016, certain officers and directors of the Company received restricted common stock in the Company’s 3D Nano subsidiary.

Fair Value of Financial Instruments

The Company measures at fair value certain of its financial and non-financial assets and liabilities by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying amounts reported in the consolidated balance sheet for cash, accounts receivable, accounts payable, and accrued expenses, approximate their estimated fair market value based on the short-term maturity of these instruments. The carrying value of notes payable and other long-term liabilities approximate fair value as the related interest rates approximate rates currently available to the Company.

The Clouding IP earn out liability was determined to be a Level 3 liability, which requires fair assessment of fair value at each period end by using a discounted cash flow model as the valuation methodology, using unobservable inputs, such as revenue and expenses forecasts, timing of proceeds, and discount rates. Based on the reassessment of fair value as of December 31, 2016, the Company determined the Clouding IP earn out liability to be $81,930 (current portion) and $1,400,082 (long-term portion), which resulted in a gain from exchange in fair value adjustment of $1,832,872 for the year ended December 31, 2016.  Further, the periodic reassessment resulted in a non-routine impairment of the Clouding patent intangible assets of $3,089,983 for the year ended December 31, 2016.

Under certain circumstances related to litigations in Germany, the Company is either required to or may decide to enter a bond with the courts.  As of December 31, 2016 and December 31, 2015, the Company had outstanding bonds in the amount of $0 and $1,748,311, respectively.  These bonds were entered into in Germany after the first instance of litigation of some of the Company’s patents in German courts and the difference in the balance of the litigation bonds at December 31, 2016 compared to December 31, 2015 is attributable to the repayment of all outstanding bonds. The Company adjusts the value of the bonds at the end of each reporting period to reflect changes to the exchange rate between the Euro and the US Dollar.

Accounting for Acquisitions

In the normal course of its business, the Company makes acquisitions of patent assets and may also make acquisitions of businesses.  With respect to each such transaction, the Company evaluates facts of the transaction and follows the guidelines prescribed in accordance with ASC 805 — Business Combinations to determine the proper accounting treatment for each such transaction and then records the transaction in accordance with the conclusions reached in such analysis.  The Company performs such analysis with respect to each material acquisition within the consolidated group of entities.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of the ASC 740-10 related to Accounting for Uncertain Income Tax Position. When tax returns are filed, it is more likely than not that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is most likely that not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions will more likely than not be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The federal and state income tax returns of the Company are subject to examination by the Internal Revenue Service and state taxing authorities, generally for three years after they were filed. The Company is in the process of filing the 2016 tax returns. After review of the prior year financial statements and the results of operations through December 31, 2016, the Company has recorded a full valuation allowance on its deferred tax asset.

Basic and Diluted Net Loss per Share

Net loss per common share is calculated in accordance with ASC Topic 260: Earnings Per Share (“ASC 260”). Basic loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. The computation of diluted net loss per share does not include dilutive Common Stock equivalents in the weighted average shares outstanding, as they would be anti-dilutive. As of December 31, 2016, the Company has warrants to purchase 466,078 shares of Common Stock outstanding, options to purchase 3,516,136 shares of Common Stock outstanding, convertible notes convertible into 66,667 shares of Common Stock outstanding and 782,004 shares of Series B Convertible Preferred Stock convertible into 782,004 shares of Common Stock outstanding, all of which were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s net loss per share computation.

The following table sets forth the computation of basic and diluted loss per share on a GAAP basis:

	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Net loss attributable to Common Shareholders	$(28,665,024)	$(16,939,859)

Denominator
Weighted Average Common Shares - Basic	15,178,056	14,208,787
Weighted Average Common Shares - Diluted	15,178,056	14,208,787

Earnings (Loss) per common share:
Earnings (Loss) - Basic	$(1.89)	$(1.19)
Earnings (Loss) - Diluted	$(1.89)	$(1.19)

Intangible Assets - Patents

Intangible assets include patents purchased and patents acquired in lieu of cash in licensing transactions. The patents purchased are recorded based on the cost to acquire them and patents acquired in lieu of cash are recorded at their fair market value.  The costs of these assets are amortized over their remaining useful lives. Useful lives of intangible assets are periodically evaluated for reasonableness and the assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable. The Company recorded impairment charges to its intangible assets during the year ended December 31, 2016 in the amount of $11,958,882, associated with the end of life of a number of the Company’s portfolios, compared to an impairment charge in the amount of $5,793,409 during the year ended December 31, 2015 associated with the reduction in the carrying value of one the Company’s portfolios.

Goodwill

Goodwill is tested for impairment at the reporting unit level at least annually in accordance with ASC 350, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

When conducting its annual goodwill impairment assessment, the Company initially performs a qualitative evaluation of whether it is more likely than not that goodwill is impaired. If it is determined by a qualitative evaluation that it is more likely than not that goodwill is impaired, the Company then applies a two-step impairment test. The two-step impairment test first compares the fair value of the Company’s reporting unit to its carrying or book value. If the fair value of the reporting unit exceeds its carrying value, goodwill is not impaired. If the carrying value of the reporting unit exceeds its fair value, the Company determines the implied fair value of the reporting unit’s goodwill and if the carrying value of the reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded in the consolidated statement of operations. The Company performs the annual testing for impairment of goodwill at the reporting unit level during the quarter ended September 30.

For the year ended December 31, 2016, the Company recorded an impairment charge to its goodwill in the amount of $4,336,307, and for the year ended December 31, 2015, the Company recorded no impairment charge to its goodwill.

Other Intangible Assets

In accordance with ASC 350-30, “Intangibles - Goodwill and Others”, the Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers to be important which could trigger an impairment review include the following: (1) significant underperformance relative to expected historical or projected future operating results; (2) significant changes in the manner of use of the acquired assets or the strategy for the overall business; and (3) significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model.

Impairment of Long-lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the ASC 360 “Property, Plant and Equipment”.  The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows that the Company expects to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The Company did not record any impairment charges on its long-lived assets during the years ended December 31, 2016 and 2015.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. As stock-based compensation expense is recognized based on awards expected to vest, forfeitures are also estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the year ended December 31, 2016, the expected forfeiture rate was 2.4%, which resulted in a decrease in expense of $44,146, recognized in the Company’s compensation expenses and for the year ended December 31, 2015, the expected forfeiture rate was 10.40%, which resulted in a decrease in expense of $28,663, recognized in the Company’s compensation expenses.  The Company will continue to re-assess the impact of forfeitures if actual forfeitures increase in future quarters.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Reclassification

Certain prior year reported amounts have been reclassified to conform to the current year presentation. The reclassification did not have an impact on previously issued net income (loss) or Total Shareholders’ Equity.

Liquidity and Capital Resources

At December 31, 2016, we had approximately $5.0 million in cash and cash equivalents and a working capital deficit of approximately $14.9 million.

Based on the Company’s current revenue and profit projections, management is uncertain that the Company’s existing cash and accounts receivables will be sufficient to fund its operations through at least the next twelve months from the issuance date of the financial statements, raising substantial doubt regarding the Company’s ability to continue operating as a going concern. If we do not meet our revenue and profit projections or the business climate turns negative, then we will need to:

•                       raise additional funds to support the Company’s operations; provided, however, there is no assurance that the Company will be able to raise such additional funds on acceptable terms, if at all. If the Company raises additional funds by issuing securities, existing stockholders may be diluted; and

•                       review strategic alternatives.

If adequate funds are not available, we may be required to curtail our operations or other business activities or obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets. The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlements of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-04 Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). This guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation.  Under the amended guidance, a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. This guidance is effective for interim and annual period beginning after December 15, 2019, with early adoption permitted for any impairment tests performed after January 1, 2017.

In January 2017, the FASB issued ASU 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business and assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. In addition, in order to be considered a business, an acquisition would have to include at a minimum an input and a substantive process that together significantly contribute to the ability to create an output. The amended guidance also narrows the definition of outputs by more closely aligning it with how outputs are described in FASB guidance for revenue recognition. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted.

In October 2016, the FASB issued ASU 2016-16 Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory (“ASU 2016-16”), which eliminates the exception in existing guidance which defers the recognition of the tax effects of intra-entity asset transfers other than inventory until the transferred asset is sold to a third party. Rather, the amended guidance requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted as of the beginning of an annual reporting period. The Company is currently assessing the impact of this guidance on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The standard is intended to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 will be effective for fiscal years beginning after December 15, 2017. Early adoption is permitted for all entities. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In May 2014, the FASB Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, as a new Topic, (ASC) Topic 606. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which deferred the effective date of the new revenue standard for periods beginning after December 15, 2016 to December 15, 2017, with early adoption permitted but not earlier than the original effective date. This ASU must be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. We are considering the alternatives of adoption of this ASU and we are conducting our review of the likely impact to the existing portfolio of customer contracts entered into prior to adoption.  After completing our review, we will continue to evaluate the effect of adopting this guidance upon our results of operations, cash flows and financial position.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. Accordingly, the standard is effective for us on January 1, 2017 and we are currently evaluating the impact that the standard will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting. The amendments in the ASU eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. This ASU is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years and should be applied prospectively upon the effective date. Early adoption is permitted. The Company is currently evaluating the provisions of this guidance.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). The standard requires a lessee to recognize assets and liabilities on the balance sheet for leases with lease terms greater than 12 months. ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, and early adoption is permitted. Accordingly, the standard is effective for us on September 1, 2019 using a modified retrospective approach. We are currently evaluating the impact that the standard will have on our consolidated financial statements.

There were other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3 — ACQUISITIONS

Dynamic Advances, IP Liquidity and Sarif Biomedical

On May 2, 2014, the Company completed the acquisition of certain ownership rights (the “Acquired Intellectual Property”) from TechDev, Granicus IP, LLC (“Granicus”) and SFF pursuant to the terms of three purchase agreements between: (i) the Company, TechDev, SFF and DA Acquisition LLC, a newly formed Texas limited liability company and wholly-owned subsidiary of the Company; (ii) the Company, Granicus, SFF and IP Liquidity Ventures Acquisition LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of the Company; and (iii) the Company, TechDev,  SFF and Sarif Biomedical Acquisition LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of the Company (the “DA Agreement,” the “IP Liquidity Agreement” and the “Sarif Agreement,” respectively and the collective transactions, the “Acquisitions”).

Dynamic Advances

Pursuant to the DA Agreement, the Company acquired 100% of the limited liability company membership interests of Dynamic Advances, LLC, a Texas limited liability company, in consideration for: (i) two cash payments totaling $5,225,000; and (ii) 391,000 shares of the Company’s Series B Convertible Preferred Stock.  Under the terms of the DA Agreement, TechDev and SFF are entitled to possible future payments for a maximum consideration of $250,000,000 pursuant to the Pay Proceeds Agreement described below. Dynamic Advances, LLC holds exclusive license to monetize certain patents owned by a third party.

On May 2, 2014, the Company issued TechDev and SFF a promissory note in order to evidence the second cash payment due under the terms of the DA Agreement in the amount of $2,375,000 due on or before September 30, 2014, with such amount due under the terms of the promissory note being subject to increase to $2,850,000 if the Company’s payment pursuant to the terms of the DA Agreement are not made on or before June 30, 2014. The Company did not make the payment prior to June 30, 2014 and the promissory note matured on September 30, 2014.  Effective September 30, 2014, TechDev and SFF extended the maturity to March 31, 2015 in return for a payment of $249,375, payable within thirty days. The payment for this extension of the maturity date was made on October 10, 2014 and the loan was paid off on April 1, 2015. The promissory note did not otherwise include any interest payable by the Company. Since the Company did not make the payment on the promissory note prior to June 30, 2014, the Company included in the consideration paid for Dynamic Advances the promissory note balance of $2,850,000.  Further, the Company had the Series B Convertible Preferred Stock valued by a third party firm that determined, based on the rights and privileges of the Series B Convertible Preferred Stock, that it was on par with the value of the Company’s Common Stock.  The total amount of consideration paid by the Company for Dynamic Advances, including capitalized costs associated with the purchase, was $6,653,078.

After evaluating the facts and circumstances of the purchase, the Company determined that this was an asset purchase. In coming to its conclusion, the Company reviewed the status of the assets, the historical activity and the absence of any employees, licenses, revenues, and any other assets other than the IP Assets.  Further, as there are no assumed licensees or historical revenues, the Company is not certain that it will be able to obtain access to customers pursuant to AC 805-10-55-7.

IP Liquidity

Pursuant to the IP Liquidity Agreement, the Company acquired 100% of the limited liability company membership interests of IP Liquidity Ventures, LLC, a Delaware limited liability company, in consideration for: (i) two cash payments totaling $5,225,000; and (ii) 391,000 shares of the Company’s Series B Convertible Preferred Stock.  Under the terms of the IP Liquidity Agreement, Granicus and SFF are entitled to possible future payments for a maximum consideration of $250,000,000 pursuant to the Pay Proceeds Agreement described below.  IP Liquidity Ventures, LLC holds contract rights to the proceeds from the monetization of certain patents owned by a number of third parties.

On May 2, 2014, the Company issued Granicus and SFF a promissory note in order to evidence the second cash payment due under the terms of the IP Liquidity Agreement in the amount of $2,375,000 due on or before September 30, 2014, with such amount due under the terms of the promissory note being subject to increase to $2,850,000 if the Company’s payment pursuant to the terms of the IP Liquidity Agreement are not made on or before June 30, 2014. The Company did not make the payment prior to June 30, 2014 and the promissory note matured on September 30, 2014.  Effective September 30, 2014, Granicus and SFF extended the maturity to March 31, 2015 in return for a payment of $249,375, payable within thirty days. The payment for this extension of the maturity date was made on October 10, 2014 and the loan was paid off on April 1, 2015. The promissory note did not otherwise include any interest payable by the Company. Since the Company did not make the payment on the promissory note prior to June 30, 2014, the Company included in the consideration paid for IP Liquidity the promissory note balance of $2,850,000. Further, the Company had the Series B Convertible Preferred Stock valued by a third party firm that determined, based on the rights and privileges of the Series B Convertible Preferred Stock that it was on par with the value of the Company’s Common Stock. The total amount of consideration paid by the Company for IP Liquidity, including capitalized costs associated with the purchase, was $6,653,078.

After evaluating the facts and circumstances of the purchase, the Company determined that this was an asset purchase. In coming to its conclusion, the Company reviewed the status of the assets, the historical activity and the absence of any employees, licenses, revenues, and any other assets other than the IP Assets.  Further, as there are no assumed licensees or historical revenues, the Company is not certain that it will be able to obtain access to customers pursuant to AC 805-10-55-7.

Sarif Biomedical

Pursuant to the Sarif Agreement, the Company acquired 100% of the limited liability company membership interests of Sarif Biomedical, LLC, a Delaware limited liability company, in consideration for two cash payments totaling $550,000.  Under the terms of the Sarif Agreement, TechDev is entitled to possible future payments for a maximum consideration of $250,000,000 pursuant to the Pay Proceeds Agreement described below. Sarif Biomedical, LLC holds ownership rights to certain patents.

On May 2, 2014, the Company issued TechDev a promissory note in order to evidence the second cash payment due under the terms of the Sarif Agreement in the amount of $250,000 due on or before September 30, 2014, with such amount due under the terms of the promissory note being subject to increase to $300,000 if the Company’s payment pursuant to the terms of the Sarif Agreement are not made on or before September 30, 2014. The Company did not make the payment prior to June 30, 2014 and the promissory note matured on September 30, 2014.  Effective September 30, 2014, TechDev extended the maturity to March 31, 2015 in return for a payment of $26,250, payable within thirty days. The payment for this extension of the maturity date was made on October 10, 2014 and the loan was paid off on February 24, 2015.  The promissory note did not otherwise include any interest payable by the Company. Since the Company did not make the payment on the promissory note prior to June 30, 2014, the Company included in the consideration paid for Dynamic Advances the higher principal amount of the promissory note. The total amount of consideration paid by the Company for Sarif Biomedical, including capitalized costs associated with the purchase, was $552,024.

After evaluating the facts and circumstances of the purchase, the Company determined that this was an asset purchase. In coming to its conclusion, the Company reviewed the status of the assets, the historical activity and the absence of any employees, licenses, revenues, and any other assets other than the IP Assets. Further, as there are no assumed licensees or historical revenues, the Company is not certain that it will be able to obtain access to customers pursuant to AC 805-10-55-7.

Dynamic Advances, IP Liquidity and Sarif Biomedical

Pursuant to the Pay Proceeds Agreement, the Company may pay the sellers a percentage of the net recoveries (gross revenues minus certain defined expenses) that the Company makes with respect to the assets held by the entities that the Company acquired pursuant to the DA Agreement, the IP Liquidity Agreement and the Sarif Agreement (the “IP Assets”).  Under the terms of the Pay Proceeds Agreement, if the Company recovers $10,000,000 or less with regard to the IP Assets, then nothing is due to the sellers; if the Company recovers between $10,000,000 and $40,000,000 with regard to the IP Assets, then the Company shall pay 40% of the net proceeds of such recoveries to the sellers; and if the Company recovers over $40,000,000 with regard to the IP Assets, the Company shall pay 50% of the net proceeds of such recoveries to the sellers.  In no event will the total payments made by the Company under the Pay Proceeds Agreement exceed $250,000,000.

Pursuant to a Registration Rights Agreement with the sellers (the “Acquisition Registration Rights Agreement”), the Company agreed to file a “resale” registration statement with the SEC covering at least 10% of the registrable shares of the Company’s Series B Convertible Preferred Stock issued to the sellers under the terms of the DA Agreement and the IP Liquidity Agreement, at any time on or after November 2, 2014 upon receipt of a written demand from the sellers which describes the amount and type of securities to be included in the registration and the intended method of distribution thereof.  The Company shall not be required to file more than three such registration statements not more than sixty days after the receipt of each such written demand from the sellers.

TechDev and Mr. Erich Spangenberg (the founder of IP Nav) and his spouse Audrey Spangenberg have jointly filed a Schedule 13G and are deemed to be affiliates of the Company.

Clouding Corp.

On August 29, 2014, the Company entered into a patent purchase agreement (the “Clouding Agreement”) between Clouding Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Clouding”) and Clouding IP, LLC, a Delaware limited liability company (“Clouding IP”), pursuant to which Clouding acquired a portfolio of patents from Clouding IP. Clouding owns patents related to network and data management technology.

The Company paid Clouding IP (i) $1.4 million in cash, (ii) $1.0 million in the form of a promissory note issued by the Company that matures on October 31, 2014, (iii) 50,000 shares of its restricted Common Stock valued at $281,000 and (iv) fifty percent (50%) of the net recoveries (gross revenues minus certain defined expenses) in excess of $4.0 million in net revenues that the Company makes with respect to the patents purchased from Clouding IP. The Company valued the Common Stock at the fair market value on the date of the Interests Sale Agreement at $5.62 per share or $281,000 and the promissory note was paid in full prior to October 31, 2014. The revenue share under item (iv) above was booked as an earn out liability on the balance sheet in accordance with the appraisal of the consideration and intangible value. The Company booked a payable to the sellers pursuant to the earn out liability in the amount of $2,148,000 at September 30, 2014, based on license agreements entered into during the quarter. No further amount is owed until the Company generates additional revenue, if any, from the Clouding patents.

The Company accounted for the acquisition as a business combination in accordance with ASC 805 “Business Combinations”. The Company engaged a third party valuation firm to determine the fair value of the assets purchases, and the net purchase price paid by the Company was subsequently allocated to assets acquired and liabilities assumed on the records of the Company as follows:

Intangible assets	$14,500,000
Goodwill	1,296,000
Net purchase price	$15,796,000

Total consideration paid of the following:

Cash	$1,400,000
Promissory Note	1,000,000
Common Stock	281,000
Earn-Out Liability	13,115,000
Net purchase price	$15,796,000

Upon further evaluation, the total value of the earn-out liability was reduced, measured as of the acquisition date, to reflect certain underlying changes in the litigation schedule. Historical financial statements of Clouding and the pro forma condensed combined consolidated financial statements can be found on the Form 8-K/A filed with the SEC on November 12, 2014. The unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of the results that actually would have been attained if the merger had been in effect on the dates indicated or which may be attained in the future. Such statements should be read in conjunction with the historical financial statements of the Company.

The Clouding IP earn out liability was determined to be a Level 3 liability, which requires fair assessment of fair value at each period end by using a discounted cash flow model as the valuation methodology, using unobservable inputs, such as revenue and expenses forecasts, timing of proceeds, and discount rates. Based on the reassessment of fair value as of December 31, 2016, the Company determined the Clouding IP earn out liability to be $81,930 (current portion) and $1,400,082 (long-term portion), which resulted in a gain from exchange in fair value adjustment of $1,832,872 for the year ended December 31, 2016.  Further, the periodic reassessment resulted in a non-routine impairment of the Clouding patent intangible assets of $3,089,983 for the year ended December 31, 2016.

Medtech Group

On October 13, 2014, Medtech Group Acquisition Corp (“Medtech Corp.”), a Texas corporation and newly formed wholly-owned subsidiary of the Company, entered into an interest sale agreement to purchase 100% of the equity or membership interests of OrthoPhoenix, LLC (“OrthoPhoenix”), a Delaware limited liability company, TLIF, LLC (“TLIF”) and MedTech Development Deutschland GmbH (“MedTech GmbH” and along with OrthoPhoenix and TLIF, the “Medtech Entities”) from MedTech Development, LLC (“MedTech Development”). The Medtech Group own patents in the medical technology field.

Pursuant to the terms of the Interest Sale Agreement between MedTech Development, Medtech Corp. and the Medtech Entities, the Company (i) paid MedTech Development $1,000,000 cash and (ii) issue a Promissory Note to MedTech Development in the amount of $9,000,000 and (iii) assumed existing debt payable to Medtronics, Inc.  The assumed debt payable to Medtronics was renegotiated, as a result of which, the outstanding amount was $6.25 million prior to any repayment by the Company. The debt is due in installments through July 20, 2015; in the event that the Company paid the total amount due by June 30, 2015, the Company would have received a reduction in the remaining principal owed by the Company in the amount of $750,000. Since the Company expected to make the payment by that time when it entered into the agreement, the Company took a discount to the principal amount during the fourth quarter of 2014 when it made the acquisition.  However, since the Company did not actually make the payment of the final principal amount by June 30, 2015, the Company reversed the earlier discount as of June 30, 2015. The transaction resulted in a business combination and caused the Medtech Entities to become wholly-owned subsidiaries of the Company.

The Company accounted for the acquisition as a business combination in accordance with ASC 805 “Business Combinations”. The Company is the acquirer for accounting purposes and TLIC is the acquired company.  The Company engaged a third party valuation firm to determine the fair value of the assets purchases, and the net purchase price paid by the Company was subsequently allocated to assets acquired and liabilities assumed on the records of the Company as follows:

Intangible assets	$12,800,000
Goodwill	2,700,000
Net purchase price	$15,500,000

Historical financial statements of the Medtech Entities and the pro forma condensed combined consolidated financial statements can be found on the Form 8-K/A filed with the SEC on December 24, 2014. The unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of the results that actually would have been attained if the merger had been in effect on the dates indicated or which may be attained in the future. Such statements should be read in conjunction with the historical financial statements of the Company.

Bridgestone Americas Tire Operations, LLC (“BATO”)

On April 23, 2015, IP Liquidity entered into a Patent Purchase Agreement (“BATO PPA”), as amended, whereby IP Liquidity purchased 43 patents from Bridgestone Americas Tire Operations LLC (“BATO”).

Pursuant to the terms of the BATO PPA, the Company agreed to pay BATO (i) $3.5 million in two increments shortly after the execution of the document and (ii) an additional $7.5 million in the event that the Company funds the German court bond requirement to put an injunction in place.

The Company accounted for the acquisition as an asset acquisition in accordance with ASC 805-50 “Business Combinations”.  The Company engaged a third party valuation firm to determine the fair value of the assets purchased, which determined that the fair value of the assets was in excess of the purchase consideration, so the Company booked the assets at the purchase consideration of $11 million.

On November 15, 2015, the Company and its wholly-owned subsidiary, IP Liquidity, entered into a Memorandum of Understanding with BATO and IP Nav pursuant to which BATO acknowledged that IP Liquidity was entitled to certain fees under an Advisory Services Agreement (“ASA”) dated December 3, 2012.  In addition, (i) the parties further agreed to terminate the Advisory Services Agreement and (ii) rescind the BATO PPA entered into between Bridgestone and the Company on April 23, 2015, as amended.  In connection with the termination of the ASA and the rescission of the BATO PPA, as of November 15, 2015, the Company removed notes payable in the amount of $10,000,000, $9,068,504 in patent assets from the Company’s books and records associated with the rescission of the BATO PPA, and in connection with the termination of the ASA, the Company removed $2,451,550 in patents assets from the Company’s books and records.

Munitech IP S.a.r.l. (“Munitech”)

On June 27, 2016, Munitech S.a.r.l. (“Munitech”), a Luxembourg limited liability company and newly formed wholly-owned subsidiary of the Company, entered into two Patent Purchase Agreements (the “PPA” or together, the “PPAs”) to purchase 221 patents from Siemens Aktiengesellschaft. The patents purchased by Munitech relate to W-CDMA and GSM cellular technology and cover all the major global economies including China, France, Germany, the United Kingdom and the United States. Significantly, many of the patent families have been declared to be Standard Essential Patents (“SEPs”) with the European Telecommunications Standard Institute (“ETSI”) and/or the Association of Radio Industries and Businesses (“ARIB”) related to Long Term Evolution (“LTE”), Universal Mobile Telecommunications System (“UMTS”), and/or General Packet Radio Service (“GPRS”).

Pursuant to the terms of the PPAs, Munitech (i) paid Siemens Aktiengesellschaft $1,150,000 in cash upon closing and (ii) agreed to two future payments, one in the amount of $1,000,000 payable on December 31, 2016 and the second in the amount of $750,000 payable on September 30, 2017.

After evaluating the facts and circumstances of the purchase, the Company determined that this was an asset purchase. In coming to its conclusion, the Company reviewed the status of the assets, the historical activity and the absence of any employees, licensing activity, vendors associated with the patents, any royalties, and any other assets other than the patents.

Magnus IP GmbH (“Magnus”)

On July 5, 2016, Marathon IP GmbH (“Marathon IP”), a German corporate entity and newly formed wholly-owned subsidiary of the Company, entered into a Patent Purchase Agreements (the “PPA”) to purchase 86 patents from Siemens Switzerland Ltd and Siemens Industry Inc., (together, “Siemens”). On September 15, 2016, the patents were assigned by Marathon IP to Magnus, both of which are wholly-owned subsidiaries of the Company. The patents purchased by Marathon IP relate to Internet-of-Things (IOT) technology. Generally, the portfolio’s subject matter is directed toward self-healing control networks for automation systems. The patents are relevant to wireless mesh or home area networks for use in IOT, or connected home devices and enable simple commissioning, application level security, simplified bridging, and end-to-end IP security. The technology can support a wide variety of IOT enabled devices including lighting, sensors, appliances, security, and more. Pursuant to the terms of the PPA, Marathon IP paid Siemens $250,000 in cash upon closing.

Pursuant to the terms of the PPAs, Munitech (i) paid Siemens $250,000 in cash upon closing and (ii) will pay a percentage of gross proceeds in excess of a reserve threshold on behalf of Marathon IP.

After evaluating the facts and circumstances of the purchase, the Company determined that this was an asset purchase. In coming to its conclusion, the Company reviewed the status of the assets, the historical activity and the absence of any employees, licensing activity, vendors associated with the patents, any royalties, and any other assets other than the patents.

Traverse Technologies Corp. (“Traverse”)

On August 3, 2016, Traverse Technologies Corp. (“Traverse”), a United States corporation and newly formed wholly-owned subsidiary of the Company, entered into a Patent Purchase Agreement (the “PPA”) to purchase 12 patents from CPT IP Holdings (“CPT”). The patents purchased by Traverse relate to batteries and principally cover various Asian and the United States markets.

Pursuant to the terms of the PPAs, Traverse (i) paid CPT $1,300,000 in cash upon closing and (ii) will pay a percentage of net recoveries in excess of a reserve threshold on behalf of Traverse.

After evaluating the facts and circumstances of the purchase, the Company determined that this was an asset purchase. In coming to its conclusion, the Company reviewed the status of the assets, the historical activity and the absence of any employees, licensing activity, vendors associated with the patents, any royalties, and any other assets other than the patents.

PG Technologies S.a.r.l. (“PG Tech”)

On August 11, 2016, PG Technologies S.a.r.l. (“PG Tech”), a Luxembourg limited liability company jointly owned with a large litigation financing fund, entered into a Patent Funding and Exclusive License Agreement (the “ELA”) to manage the monetization of greater than 10,000 patents in a single industry vertical with a Fortune 50 company. The patents cover all the major global economies including China, France, Germany, the United Kingdom and the United States. The Company determined that its ownership in PG Tech constitutes a VIE and that the Company is the primary beneficiary, as a result of which, the Company consolidated PG Tech in its financial statements.

Pursuant to the terms of the ELA, PG Tech agreed with the Fortune 50 company to pay (i) $1,000,000 in cash upon closing, (ii) a future payment in the amount of $1,000,000 payable on or before December 31, 2016, (iii) minimum quarterly payments of $250,000 starting on April 1, 2017 and (iv) split 50% of the net licensing revenues.

After evaluating the facts and circumstances of the purchase, the Company determined that this was an asset purchase. In coming to its conclusion, the Company reviewed the status of the assets, the historical activity and the absence of any employees, licensing activity, vendors associated with the patents, any royalties, and any other assets other than the patents.

Motheye Technologies LLC (“Motheye”)

On September 13, 2016, Motheye Technologies, LLC (“Motheye”), a United States corporation and newly formed wholly-owned subsidiary of the Company, entered into a Patent Purchase Agreements (the “PPA”) to purchase 1 patent from Cirrex Systems, LLC (“Cirrex”). The patent purchased by Motheye relates to LED lighting and is issued in the United States.

Pursuant to the terms of the PPA, Motheye pays no determined cash consideration, but is required to pay a percentage of net recoveries in excess of a reserve threshold on behalf of Motheye.

After evaluating the facts and circumstances of the purchase, the Company determined that this was an asset purchase. In coming to its conclusion, the Company reviewed the status of the assets, the historical activity and the absence of any employees, licensing activity, vendors associated with the patents, any royalties, and any other assets other than the patents.

NOTE 4 — INTANGIBLE ASSETS, NET

Intangible assets include patents purchased and patents acquired in lieu of cash in licensing transactions. Patents purchased are recorded based at their acquisition cost and patents acquired in lieu of cash are recorded at their fair market value. Intangible assets consisted of the following:

	December 31, 2016	December 31, 2015
Intangible Assets	$30,214,116	$41,014,992
Accumulated Amortization & Impairment	(17,899,488)	(15,557,353)
Intangible assets, net	$12,314,628	$25,457,639

Intangible assets are comprised of patents with estimated useful lives between approximately 1 to 13 years. Once placed in service, the Company amortizes the costs of intangible assets over their estimated useful lives on a straight-line basis. During the years ended December 31, 2016 and 2015, respectively, the Company capitalized a total of $6,450,000 and $252,946 in patent acquisition costs. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent. Amortization of patents is included as an operating expense as reflected in the accompanying consolidated statements of operations. The Company assesses fair market value for any impairment to the carrying values.  Management concluded that there was an impairment to the carrying value in the amount of $11,958,882 for the year ended December 31, 2016 compared to an impairment to the carrying value in the amount of $5,793,409 for the year ended December 31, 2015. The Company determined the fair value using a Level 3 fair value category of unobservable inputs and concluded that the fair value on these intangibles was zero.

Amortization expense for the years ended December 31, 2016 and 2015 was $7,453,004 and $10,825,164, respectively.  Future amortization of current intangible assets, net is as follows:

2017	$2,317,258
2018	1,885,345
2019	1,801,910
2020	1,492,503
2021	1,324,119
2022 and thereafter	3,493,493
Total	$12,314,628

Since November 2012, the Company has continued to add to its intangible assets, through either the purchase of intangible asset directly or purchasing entities holding intangible assets. During the years ended December 31, 2016 and December 31, 2015, the Company made the following intangible asset acquisitions:

•                 In April 2015, we purchased 43 patents from Bridgestone Americas Tire Operations LLC (“BATO”), with such patents related to automobile tire pressure monitoring systems, with such purchase terminated and reversed on November 15, 2015.

•                 In June 2016, we acquired two patent portfolios from Siemens covering W-CDMA and GSM cellular technology;

•                 In July 2016, we acquired a patent portfolio from Siemens covering internet-of-things technology;

•                 In August 2016, we acquired a patent portfolio from CPT IP Holdings, LLC covering battery technology;

•                 In August 2016, we entered into a Patent Funding and Exclusive License Agreement with a Fortune 50 company to monetize more than 10,000 patents in a single industry vertical; and

•                 In September 2016, we acquired a patent from Cirrex Systems, LLC covering LED technology.

NOTE 5 - STOCKHOLDERS’ EQUITY

The Company has authorized capital to 200,000,000 shares of Common Stock with par value to $0.0001 per share, and has authorized capital of 100,000,000 shares of preferred stock, par value $0.0001 per share.

Preferred Stock

The terms of the Series B Convertible Preferred Stock are summarized below:

Dividend.  The holders of Series B Convertible Preferred Stock will be entitled to receive such dividends paid and distributions made to the holders of Common Stock, pro rata to the same extent as if such holders had converted the Series B Convertible Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.

Liquidation Preference.  In the event of a liquidation, dissolution or winding up of the Company, after provision for payment of all debts and liabilities of the Company, any remaining assets of the Company shall be distributed pro rata to the holders of Common Stock and the holders of Series B Convertible Preferred Stock as if the Series B Convertible Preferred Stock had been converted into shares of Common Stock on the date of such liquidation, dissolution or winding up of the Company.

Voting Rights.  The Series B Convertible Preferred Stock have no voting rights except with regard to certain customary protective provisions set forth in the Series B Convertible Preferred Stock Certificate of Designations and as otherwise provided by applicable law.

Conversion.  Each share of Series B Convertible Preferred Stock may be converted at the holder’s option at any time after issuance into  one share of Common Stock, provided that the number of shares of Common Stock to be issued pursuant to such conversion does not exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of all of the Common Stock outstanding at such time, unless otherwise waived  in writing by the Company with sixty-one (61) days’notice.

On May 2, 2014, the Company issued an aggregate of 782,000 shares of Series B Convertible Preferred Stock valued at $2,807,380 to acquire IP Liquidity Ventures, LLC, Dynamic Advances, LLC and Sarif Biomedical, LLC. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On September 17, 2014, the Company entered into a consulting agreement (the “Consulting Agreement”) with GRQ Consultants, Inc. (“GRQ”), pursuant to which GRQ shall provide certain consulting services including, but not limited to, advertising, marketing, business development, strategic and business planning, channel partner development and other functions intended to advance the business of the Company. As consideration, GRQ shall be entitled to 200,000 shares of the Company’s Series B Convertible Preferred Stock, 50% of which vested upon execution of the Consulting Agreement, and 50% of which shall vest in six (6) equal monthly installments of commencing on October 17, 2014. The first tranche of 100,000 shares of Series B Convertible Preferred Stock was issued to GRQ on October 6, 2014. An aggregate of 150,000 shares of Series B Convertible Preferred Stock for a value of $1,103,581 was issued in 2014 and 50,000 shares of Series B Convertible Preferred Stock for a value of $345,334 was issued in 2015. In addition, the Consulting Agreement allows for GRQ to receive additional shares of Series B Convertible Preferred Stock upon the achievement of certain performance benchmarks.  No milestones were met and no additional shares were issued in 2015 prior to the termination of the Consulting Agreement.  All shares of Series B Convertible Preferred Stock issuable to GRQ shall be pursuant to the 2014 Plan (as defined below) . The Consulting Agreement contains an acknowledgement that the conversion of the preferred stock into shares of the Company’s Common Stock is precluded by the beneficial ownership blockers set forth in the Series B Convertible Preferred Stock Certificate of Designation and in Section 17 of the 2014 Plan to ensure compliance with NASDAQ Listing Rule 5635(d).

Common Stock

On January 29, 2015, the Company issued 134,409 shares of the Company’s Common Stock to DBD Credit Funding, LLC (“DBD”), an affiliate of Fortress Credit Corp., pursuant to the Fortress transaction.

On March 13, 2015, the Company settled a dispute with a former consultant whereby the Company issued the consultant 60,000 shares of Common Stock for a full release of all claims.

For the three months ended March 31, 2015, certain holders of warrants exercised their warrants to purchase, in cash, 5,000 shares of the Company’s Common Stock.

For the three months ended June 30, 2015, certain holders of options exercised their options to purchase, on a net exercise basis, 33,968 (net) shares of the Company’s Common Stock.

In a series of transactions, the Series B Convertible Preferred Stock associated with the GRQ Consulting Agreement was converted into shares of the Company’s Common Stock, with 183,330 shares of Series B Convertible Preferred Stock converted into Common Stock prior to September 30, 2015.

On September 21, 2015, the Company issued 150,000 shares of the Company’s Common Stock to Alex Partners, LLC and Del Mar Consulting Group, Inc., pursuant to a services agreement entered into on September 21, 2015.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $2.23 per share or $334,500. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On October 20, 2015, 16,666 shares of Series B Convertible Preferred Stock associated with the GRQ Consulting Agreement was converted into 16,666 shares of the Company’s Common Stock.

On November 4, 2015, the Company issued 300,000 shares of the Company’s Common Stock to Dominion Harbor Group LLC (“Dominion”), pursuant to a settlement agreement entered into with Dominion on October 30, 2015.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $1.71 per share or $513,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On December 9, 2015, the Company entered into an agreement with Melechdavid, Inc. (“Melechdavid”), pursuant to which the Company agreed to issue 100,000 shares of the Company’s Common Stock.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $1.61 per share or $161,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering. The shares were issued pursuant to this transaction on January 25, 2016.

On May 11, 2016, the Company entered into a consulting agreement with the Cooper Law Firm, LLC (“Cooper”), pursuant to which the Company agreed to issue 80,000 shares of the Company’s Common Stock. In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $1.70 per share or $136,000.

On December 9, 2016, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors for the sale of an aggregate of 3,481,997 shares of the Company’s common stock, at a purchase price of $1.50 per share, and warrants to purchase 1,740,995 shares of common stock for a purchase price of $0.01 per warrant, or $17,019.95 in total. None of the warrants were purchased prior to December 31, 2016, and all were subsequently purchased prior to the date of this report.

Common Stock Warrants

During the year ended December 31, 2016, the Company issued a warrant to purchase 174,100 shares of Common Stock in connection with financings and warrants for 23,334 shares of Common Stock were exercised. Warrants to purchase 1,705,996 shares of Common Stock were cancelled as they reached the end of their lives without being exercised in accordance with the terms of the underlying agreements. During the years ended December 31, 2016 and December 31, 2015, the Company recorded stock based compensation expense of $0 and $3,465,respectively, in connection with the vested warrants associated with one warrant-based compensatory grant. At December 31, 2016, there was a total of $0 of unrecognized compensation expense related to future recognition of warrant-based compensation arrangements.

As of December 31, 2016, the Company had warrants outstanding to purchase 466,078 shares of Common Stock with a weighted average remaining life of 3.25 years. A summary of the status of the Company’s outstanding stock warrants and changes during the period then ended is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Balance at December 31, 2015	2,021,308	$4.27	0.87
Granted	174,100	$1.73	4.94
Cancelled	1,705,996	3.22	—
Forfeited	—	—	—
Exercised	23,334	$2.00	—
Balance at December 31, 2016	466,078	3.79	3.25

Warrants exercisable at December 31, 2016	466,078
Weighted average fair value of warrants granted during the period		$0.37

The warrants pursuant to the Purchase Agreement entered into on December 9, 2016, as described above, were purchased and issued in January and February 2017 and are not included in the table set forth above.

Common Stock Options

On November 14, 2012, the Company entered into an employment agreement with Doug Croxall (the “Croxall Employment Agreement”), whereby Mr. Croxall agreed to serve as Company’s Chief Executive Officer for a period of two years. Mr. Croxall received a ten-year option award to purchase an aggregate of 307,692 shares of the Company’s Common Stock with an exercise price of $3.25 per share, subject to adjustment, which shall vest in 24 equal monthly installments on each monthly anniversary of the date of the Croxall Employment Agreement. The options were valued on the grant date at approximately $3.12 per option or a total of $968,600 using a Black-Scholes option pricing model with the following assumptions: stock price of $3.25 per share (based on the recent selling price of the Company’s Common Stock at private placements), volatility of 192%, expected term of 5 years, and a risk free interest rate of 0.61%.

On March 1, 2013, Mr. James Crawford was appointed as the Company’s Chief Operating Officer. Pursuant to the employment agreement between the Company and Mr. Crawford dated March 1, 2013 (“Crawford Employment Agreement”), Mr. Crawford shall serve as the Company’s Chief Operating Officer for two (2) years. Mr. Crawford was awarded a five-year stock option to purchase an aggregate of 76,924 shares of the Company’s Common Stock, with a strike price based on the closing price of the Company’s Common Stock on March 1, 2013 as reported by the OTC Bulletin Board or an exercise price of $5.525 per share, vesting in twenty-four (24) equal installments on each monthly anniversary of March 1, 2013, provided Mr. Crawford is still employed by the Company on each such date. On June 19, 2013, the Company granted Mr. Crawford an option to purchase 76,924 shares of Common Stock. The stock options granted have an exercise price equal to the fair market value per share on the option grant date, which was $2.47 per share. The options issued to Mr. Crawford are conditioned upon the cancellation of the stock options granted to him on March 1, 2013 under his employment agreement with the Company and will vest in twenty-four (24) equal installments on each monthly anniversary of the date of grant.

On June 11, 2013, the Company granted five-year options to purchase an aggregate of 353,846 shares of Common Stock exercisable at $2.625 per share to the Chief Executive Officer and two directors of the Company. The stock options shall vest pro rata monthly over the following 24-month period.

On November 18, 2013, we entered into Amendment No. 1 to the Croxall Employment Agreement with our Chief Executive Officer and Chairman, Doug Croxall.  As part of Amendment No. 1, we granted Mr. Croxall a ten-year stock options to purchase an aggregate of 200,000 shares of our Common Stock, with an exercise price of $2.965 per share, reflecting the closing price of our Common Stock on the date of grant, and vesting in twenty-four (24) equal installments on each monthly anniversary date of the grant.  The Company has valued the option grant at $442,692 using the Black-Scholes option pricing model with the following assumptions:  an expected life of five years; volatility of 100%; and a risk-free rate of 1.33%.

On April 15, 2014, the Company issued a new board member, Edward Kovalik, a five (5) year option to purchase an aggregate of 20,000 shares of the Company’s Common Stock with an exercise price of $3.295 per share, subject to adjustment, which shall vest in twelve (12) monthly installments commencing on the date of grant. The option was valued based on the Black-Scholes model, using the strike and market prices of $3.295 per share, life of three years, volatility of 51% based on the closing price of the 50 trading sessions immediately preceding the grant and a discount rate as published by the Federal Reserve of 0.84%.

On May 15, 2014, the Company entered into an executive employment agreement with Francis Knuettel II (“Knuettel Agreement”) pursuant to which Mr. Knuettel would serve as the Company’s Chief Financial Officer. As part of the consideration, the Company agreed to grant Mr. Knuettel a ten-year stock option to purchase an aggregate of 290,000 shares of Common Stock, with a strike price of $4.165 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Knuettel Agreement. The option was valued based on the Black-Scholes model, using the strike and market prices of $4.165 per share, life of 6.5 years, volatility of 63% based on the closing price of the 50 trading sessions immediately preceding the grant and a discount rate as published by the Federal Reserve of 1.97%.

On February 5, 2015 the Company issued to a consultant, a five-year option to purchase an aggregate of 25,000 shares of the Company’s Common Stock with an exercise price of $6.80 per share, subject to adjustment, which shall vest in twenty-four (24) equal installments on each monthly anniversary of the grant.

On March 6, 2015 the Company issued to a new board member a five-year option to purchase an aggregate of 20,000 shares of the Company’s Common Stock with an exercise price of $7.37 per share, subject to adjustment, which shall vest in twelve (12) equal installments on each monthly anniversary of the grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $7.37 per share, an expected term of 3.0 years, volatility of 41% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.16%.

On March 18, 2015 the Company issued to a new board member a five-year option to purchase an aggregate of 20,000 shares of the Company’s Common Stock with an exercise price of $6.61 per share, subject to adjustment, which shall vest in twelve (12) equal installments on each monthly anniversary of the grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $6.61 per share, an expected term of 3.0 years, volatility of 41% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 0.92%.

On April 7, 2015 (the “Effective Date”), the Company entered into a consulting agreement (the “Consulting Agreement”) with Richard Chernicoff, a member of the Company’s Board of Directors, pursuant to which Mr. Chernicoff shall provide certain services to the Company, including serving as the interim General Counsel and interim General Manager of commercial product commercialization development. Pursuant to the terms of the Consulting Agreement, Mr. Chernicoff shall receive a monthly retainer of $27,000 and a ten-year stock option to purchase 280,000 shares of the Company’s Common Stock pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan). The stock options shall have an exercise price of $6.76 per share, the closing price of the Company’s common stock on the date immediately prior to the Board of Directors approval of such stock options and the options shall vest as follows: 25% of the option shall vest on the 12 month anniversary of the Effective Date and thereafter 2.083% on the 21st day of each succeeding calendar month for the following twelve months, provided Mr. Chernicoff continues to provide services (in addition to as a member of the Company’s Board of Directors) at the time of vesting. The option shall be subject in all respects to the terms of the 2014 Plan. Notwithstanding anything herein to the contrary, the remainder of the option shall be subject to the following as an additional condition of vesting: (A) options to purchase 70,000 shares of the Company’s common stock under the option shall not vest at all unless the price of the Company’s common stock while Mr. Chernicoff continues as an officer and/or director reaches $8.99 and (B) options to purchase 70,000 shares of the Company’s common stock under the option shall not vest at all unless the price of the Company’s common stock while Mr. Chernicoff continues as an officer and/or director reaches $10.14.

On September 16, 2015, the Company issued its independent board members ten-year options to purchase an aggregate of 80,000 shares of the Company’s Common Stock with an exercise price of $2.03 per share, subject to adjustment, which shall vest monthly over twelve (12) months commencing on the date of grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $2.03 per share, an expected term of 5.5 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.72%.

On October 14, 2015, the Company issued certain of its employees ten-year options to purchase an aggregate of 385,000 shares of the Company’s Common Stock with an exercise price of $1.86 per share, subject to adjustment, which shall vest monthly over twenty-four (24) months commencing on the date of grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $1.86 per share, an expected term of 6.5 years, volatility of 49% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.57%.

On October 14, 2015, the Company issued certain of its consultants ten (10) year options to purchase an aggregate of 70,000 shares of the Company’s Common Stock with an exercise price of $1.86 per share, subject to adjustment, which shall vest monthly over twenty-four (24) months commencing on the date of grant.

On May 10, 2016, the Company entered into an executive employment agreement with Erich Spangenberg (“Spangenberg Agreement”) pursuant to which Mr. Spangenberg would serve as the Company’s Director of Acquisitions, Licensing and Strategy. As part of the consideration, the Company agreed to grant Mr. Spangenberg a ten-year stock option to purchase an aggregate of 500,000 shares of Common Stock, with a strike price of $1.87 per share, vesting in twenty-four (24) equal installments on each monthly anniversary of the date of the Spangenberg Agreement. The options were valued based on the Black-Scholes model, using the strike and market prices of $1.87 per share, an expected term of 5.75 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.32%.

On May 20, 2016, the Company entered into an employment agreement with Kathy Grubbs (“Grubbs Agreement”) pursuant to which Ms. Grubbs would serve as an analyst. As part of the consideration, the Company agreed to grant Ms. Grubbs a ten-year stock option to purchase an aggregate of 50,000 shares of Common Stock, with a strike price of $2.25 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Grubbs Agreement. The options were valued based on the Black-Scholes model, using the strike and market prices of $2.25 per share, an expected term of 6.50 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.88%.

On July 1, 2016, in conjunction with an executive employment agreement with David Liu (“Liu Agreement”) pursuant to which Mr. Liu would serve as the Company’s CTO, entered into on June 29, 2016, the Company granted Mr. Liu a ten-year stock option to purchase an aggregate of 150,000 shares of Common Stock, with a strike price of $2.79 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Liu Agreement. The options were valued based on the Black-Scholes model, using the strike and market prices of $2.79 per share, an expected term of 6.50 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.20%.

On October 13, 2016, the Company issued its independent board members ten-year options to purchase an aggregate of 80,000 shares of the Company’s Common Stock with an exercise price of $2.41 per share, subject to adjustment, which shall vest monthly over twelve (12) months commencing on the date of grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $2.41 per share, an expected term of 5.5 years, volatility of 46% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.21%. As there were not sufficient shares in the Company’s equity incentive plans to accommodate these grants, Mr. Croxall forfeited a portion of one of his options to purchase 80,000 shares.

At December 31, 2016, there was a total of $1,371,382 of unrecognized compensation expense related to non-vested option-based compensation arrangements entered into during the year.  A summary of the stock options as of December 31, 2016 and changes during the period are presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life
Balance at December 31, 2015	3,383,267	$4.25	7.11
Granted	780,000	$2.13	9.44
Cancelled	373,856	$5.80	—
Forfeited	273,275	$5.24	—
Exercised	—	$—	—
Balance at December 31, 2016	3,516,316	$4.46	6.80

Options Exercisable at December 31, 2016	2,574,703	$4.67	6.03
Options expected to vest	941,433	$3.65	8.90
Weighted average fair value of options granted during the period		$0.89

Stock options outstanding at December 31, 2016 as disclosed in the above table have $0 in intrinsic value at the end of the period.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Debt consists of the following:

	Maturity	Interest	December 31,
	Date	Rate	2016	2015

Senior secured term notes	29-Jul-18	LIBOR + 9.75%	$15,620,759	$20,513,892
Less: debt discount			(1,425,167)	(2,150,263)
Total senior-term notes, net of discount			$14,195,592	$18,363,629

	Maturity	Interest	December 31,
	Date	Rate	2016	2015

Convertible Note	10-Oct-18	11.00%	$500,000	$500,000
Less: debt discount			—	(5,849)
Total convertible note			$500,000	$494,151

	Maturity	Late	December 31,
	Date	Fee	2016	2015
iRunway trade payable	On Demand	1.5% per month	$191,697	$494,244

	Maturity	Interest	December 31,
	Date	Rate	2016	2015
Note payable	31-Jan-17	NA	$103,000	$—

	Maturity	Interest	December 31,
	Date	Rate	2016	2015
Sichenzia trade payable	On Demand	NA	$—	$45,000

	Maturity	Interest	December 31,
	Date	Rate	2016	2015
Medtech LLC note payable	On Demand	28.00%	$—	$2,953,779

	Maturity	Interest	December 31,
	Date	Rate	2016	2015
Afco financing	On Demand	4.82%	$—	$56,258

	Maturity	Interest	December 31,
	Date	Rate	2016	2015
Siemens	30-Sep-17	NA	$1,672,924	$—

	Maturity	Interest	December 31,
	Date	Rate	2016	2015
Dominion Harbor	15-Oct-17	NA	$125,000	$200,000

	Maturity	Interest	December 31,
	Date	Rate	2016	2015
Oil & Gas	On Demand	NA	$944,296	$—

	Maturity	Interest	December 31,
	Date	Rate	2016	2015
3dnano Liscense Fee	31-Jan-17	NA	$100,000	$—

	2016	2015
Total	$17,832,509	$22,607,061
Less: current portion	(13,162,007)	(10,383,177)
Total, net of current portion	$4,670,502	$12,223,884

Senior Secured Term Notes:

On January 29, 2015, the Company and certain of its subsidiaries entered into a series of Agreements including a Securities Purchase Agreement with DBD Credit Funding LLC, (“DBD”) an affiliate of Fortress Credit Corp., under which the terms of the notes were:

(i)            $15,000,000 original principal amount of Fortress Notes (the “Initial Note”);

(ii)           a right to receive a portion of certain proceeds from monetization net revenues received by the Company (the “Revenue Stream”, after receipt by the Company of $15,000,000 of monetization net revenues and repayment of the Fortress Notes);

(iii)          a five-year Fortress Warrant to purchase 100,000 shares of the Company’s Common Stock exercisable at $7.44 per share, subject to adjustment; and

(iv)          134,409 shares of the Issuer’s Common Stock (the “Fortress Shares”).

On February 12, 2015, the Company issued an additional $5,000,000 of Notes (which  increase proportionately the Revenue Stream).

The Initial Note matures on July 29, 2018. Additional Notes issued pursuant to the Fortress Purchase Agreement mature 42 months after issuance. The unpaid principal amount of the Initial Note plus the additional $5,000,000 note (including any PIK Interest, as defined below) bear cash interest at a rate equal to LIBOR plus 9.75% per annum payable on the last business day of each month. Interest is paid in cash except that 2.75% per annum of the interest due on each Interest Payment Date shall be paid-in-kind, by increasing the principal amount of the Notes by the amount of such interest. Monthly principal payments are due commencing one year after the anniversary dates of the loans.

The terms of the Fortress Warrant provide that until January 29, 2020, the Warrant may be exercised for cash or on a cashless basis. Exercisability of the Fortress Warrant is limited if, upon exercise, the holder would beneficially own more than 4.99% of the Company’s Common Stock. The exercise price of the warrant is $7.44 and the warrant fair value was determined to be $318,679 utilizing the Black-Scholes model, with the fair value of the warrants recorded as additional paid-in capital and reducing the carrying value of the Notes. As of December 31, 2016, and 2015 the unamortized discount on the Notes was $1,425,167 and $2,150,263; respectively.

Senior Secured Term Note Amendment

On January 10, 2017  the Company and certain of its subsidiaries entered into the Amended and Restated Revenue Sharing and Securities Purchase Agreement  (“ARRSSPA”) with DBD Credit Funding LLC, under which the Company and DBD amended and restated the Revenue Sharing and Securities Purchase Agreement dated January 29, 2015 (the “Original Agreement”) pursuant to which (i) Fortress purchased $20,000,000 in promissory notes, of which $15,620,759 is currently outstanding (less $4,500,000 that is currently held in a cash collateral account), (ii) an interest in the Company’s revenues from certain activities and warrants to purchase 100,000 shares of the Company’s common stock. The ARRSSPA amends and restates the Original Agreement to provide for (i) the sale by the Company of a $4,500,000 promissory note (the “New Note”) and (ii) the insurance of additional warrants to purchase 187,500 shares of common stock (the “New Warrant”). Pursuant to the ARRSSPA, Fortress acquired an increased revenue stream right to certain revenues generated by the Company through monetization of our patent portfolio (“Monetization Revenues”). The ARRSSPA increases the revenue stream basis to $1,225,000. The ARRSSPA provides for the potential issuance of up to $7,500,000 of additional notes (the “Additional Notes”), of which not more than $3,750,000 shall be made prior to June 30, 2017 and of which not more than $3,750,000 shall be made available during the period following June 30, 2017 and on or prior to December 31, 2017 and not more than two such issuances shall occur under the ARRSSPA.

The unpaid principal amount of the New Note (including any PIK Interest, as defined below) shall bear cash interest at a rate equal to LIBOR plus 9.75% per annum; provided that upon and during the continuance of an Event of Default (as defined in the Initial Note), the interest rate shall increase by an additional 2% per annum.

Interest on the Initial Note shall be paid on the last business day of each calendar month (the “Interest Payment Date”), commencing January 31, 2017. Interest shall be paid in cash except that 2.75% per annum of the interest due on each Interest Payment Date shall be paid-in-kind, by increasing the principal amount of the Notes by the amount of such interest, effective as of the applicable Interest Payment Date (“PIK Interest”). PIK Interest shall be treated as added principal of the New Note for all purposes, including interest accrual and the calculation of any prepayment premium. The Company paid a structuring fee of 2.0% of the New Note and would pay a 2.0% fee upon the issuance of any Additional Notes. The proceeds of the New Note and any Additional Notes may be used for working capital purposes, portfolio acquisitions, growth capital and other general corporate purposes.

The ARRSSPA contains certain customary events of default, and also contains certain covenants including a requirement that the Company maintain minimum liquidity of $1,250,000 in unrestricted cash and cash equivalents.

The terms of the New Warrants provide that from July 10, 2017 until January 10, 2022, the Warrant may be exercised for cash or on a cashless basis. Exercisability of the Warrant is limited if, upon exercise, the holder would beneficially own more than 4.99% of the Issuer’s Common Stock.

Pursuant to the ARSSPA, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement entered in favor of the Note purchasers (the “Security Agreement”) the Company and certain subsidiaries executed and delivered in favor of the purchasers a Security Agreement and a Patent Security Agreement, including a pledge of the Company’s interests in certain of its subsidiaries. As further set forth in the Security Agreement, repayment of the Note Obligations (as defined in the Notes) is secured by a first priority lien and security interest in all the assets of the Company, subject to certain permitted liens. Certain subsidiaries of the Company also executed guarantees in favor of the purchasers (each, a “Guaranty”), guaranteeing the Note Obligations.

Convertible Note

In two transactions, on October 9, 2014 and October 16, 2014, the Company sold an aggregate $5,550,000 of principal amount of convertible notes (“Convertible Notes”) along with two-year warrants to purchase 129,499 shares of the Company’s Common Stock. The Convertible Notes are convertible into shares of the Company’s Common Stock at $7.50 per share and the Warrants have an exercise price of $8.25 per share. The Notes mature on October 10, 2018 and bear interest at the rate of 11% per annum, payable quarterly in cash on each of the three, six, nine and twelve month anniversaries of the issuance date and on each conversion date. The Notes may become secured by a security interest granted to the holder in certain future assets under certain circumstances.  In the event the Company’s Common Stock trades at a price of at least $27.00 per share for four out of eight trading days, the Notes will be mandatorily converted into Common Stock of the Company at the then applicable conversion price per share. The Company repaid the Convertible Notes for all but one holder in early 2015.

iRunway

The Company converted a set of outstanding invoices related to work performed by one of the Company’s vendors to a short-term payable whereby the Company agreed to pay iRunway over time for the open invoices, subject to a payment schedule as defined. To the extent that the Company does not make payments according to that schedule, the remaining balance accrues interest at 1.5% per month. As of December 31, 2016 and 2015, principal in the amount of $191,697 and $494,244 remained outstanding and the Company expects to repay the open balance during the year ended December 31, 2017.

Note Payable

The Company entered into a short term advance with an officer related to funds the Company was transferring from its European subsidiaries. The advance carried no interest and as of December 31, 2016, principal in the amount of $103,000 was outstanding, which was subsequently repaid by the Company in January 2017.

Sichenzia Trade Payable

The Company converted a set of outstanding invoices related to work performed by Company’s primary outside law firms to a trade payable whereby the Company agreed to pay Sichenzia over time for the open invoices, subject to a payment schedule as defined. There was no interest payable associated with the Sichenzia Trade Payable, and as of the December 31, 2016, all balances had been repaid.

Medtech Note Payable

The Company entered into a purchase agreement to acquire ownership of or monetization rights to certain patents.  As part of the purchase agreement, the Company agreed to certain future payments of cash consideration.  The Medtech Note Payable carried an interest rate of up to 28%, and as of December 31, 2016, the Company had repaid all amounts outstanding relative to this purchase obligation.

AFCO Financing

The Company financed its Directors and Officers (“D&O”) insurance through AFCO, whereby the Company agreed to make nine (9) monthly payments commencing one month after binding of the insurance. The AFCO Financings carried an interest rate of 4.82% per annum and as of December 31, 2016, the Company had repaid all amounts outstanding relative to the D&O financing.

Siemens Purchase Payment

The Company entered into a purchase agreement to acquire ownership of certain patents.  As part of the purchase agreement, the Company agreed to certain future payments of cash consideration.  The payment obligation bears no interest and as of December 31, 2016, the Company had an outstanding obligation for purchase of certain Siemens patents in the net amount of $1,672,924, with such payments expected to be made by the September 30, 2017.

Dominion Harbor Settlement Note

The Company entered into a settlement agreement with Dominion Harbor, a former licensing agent for some of the Company’s subsidiaries, on October 29, 2015 whereby the Company agreed to issue 300,000 shares of the Company’s Common Stock to Dominion Harbor and make eight (8) payments of $25,000 each ending on October 15, 2017.  The shares issued to Dominion Harbor were valued at the quoted market price on the date of the grant of $1.71 per share or $513,000. As of December 31, 2016, $125,000 remained outstanding and the Company and Dominion Harbor subsequently agreed to make one payment of $25,000 and issue 125,000 shares of the Company’s Common Stock, which has not yet occurred as of the date of this report.

Oil & Gas Purchase Payment

The Company entered into a purchase agreement to acquire monetization rights to certain patents. As part of the purchase agreement, the Company agreed to certain future payments of cash consideration. The payment obligation bears no interest and as of December 31, 2016, the Company had an outstanding obligation for purchase of certain Siemens patents in the net amount of $944,296, with such payments expected to be made by  December 31, 2017.

3D Nano Purchase Payment

3D Nano entered into a license and purchase agreement with HP Inc. to acquire the rights to use if 3D Nano chooses, the right to exercise an option to acquire, ownership of certain patents, trade secrets and other intellectual property (the “Technology”). As part of the purchase agreement, the Company agreed to license the Technology for two payments of $100,000 each, with the first payment made in April 2016 and the second payment due by January 31, 2017. The payment obligation bears no interest and as of December 31, 2016, the Company had an outstanding obligation in the amount of $100,000, which was subsequently paid to HP in January 2017.

Future minimum principal payments are as follows:

2017	$14,014,411
2018	5,243,265
Total	$19,257,676

Office Lease

In October 2013, the Company entered into a net-lease for its current office space in Los Angeles, California.  The lease commenced on May 1, 2014 and has a term of seven years, which term expires on April 30, 2021, with monthly lease payments escalating each year of the lease.  In addition, to paying a deposit of $7,564 and the monthly base lease cost, the Company is required to pay its pro rata share of operating expenses and real estate taxes.  Under the terms of the lease, the Company will not be required to pay rent for the first five months but must remain in compliance with the terms of the lease to continue to maintain that benefit.  In addition, the Company has a one-time option to terminate the lease in the 42nd month of the lease.  Minimum future lease payments under this lease at December 31, 2016, net of the rent abatement, for the next five years are as follows:

2017	$71,288
2018	74,540
2019	77,872
2020	81,336
2021	27,504
Total	$332,540

The lease for the property maintained in Longview, Texas is month-to-month and can be cancelled upon thirty days’ notice.

Legal Proceedings

In the normal course of our business of patent monetization, it is generally necessary for us to initiate litigation in order to commence the process of protecting our patent rights. Such litigation is expected to lead to a monetization event. Accordingly, we are, and in the future, expect to become, a party to ongoing patent enforcement related litigation alleging infringement by various third parties of certain patented technologies owned and/or controlled by us. Litigation is commenced by and managed through the subsidiary that owns the related portfolio of patents or patent rights. In connection with our enforcement activities, we are currently involved in multiple patent infringement cases. As of December 31, 2016, the Company is involved into a total of 7 lawsuits against defendants in the following jurisdictions:

United States
District of Delaware	5
Central District of California	1
Eastern District of Michigan	1

On November 14, 2016, Symantec Corporation filed a complaint against Clouding Corp., a wholly-owned subsidiary of the Company, the Company and other unaffiliated parties in the Superior Court of the State of California for the County of Los Angeles, Unlimited Jurisdiction.  Symantec Corporation asserted claims against Clouding Corp. and the Company of negligent misrepresentation, fraudulent misrepresentation, intentional interference with contractual relations, violation of Business & Professions Code Section 17200, and for an accounting.  The Court has sustained in its entirety Clouding Corp.’s demurrer to Symantec Corporation’s complaint. Neither Clouding Corp. nor the Company were parties to the agreement on which the claims are based.  Clouding Corp. plans to vigorously defend against such claims and is exploring counter-claims and repayment of the Company’s legal fees.

On October 13, 2016, Liner LLP (“Liner”), a law firm, filed an arbitration request seeking payment of outstanding legal fees invoiced by Liner to Signal IP, Inc., a wholly-owned subsidiary of the Company.  The Company is preparing counter-claims against Liner for its breach of the engagement agreement and abject failure in its representation of Signal IP, Inc. The Company plans to vigorously defend against such claims and is preparing counter-claims and will seek repayment of the Company’s legal fees.

Other than as disclosed herein, we know of no other material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation other than in the normal course of business.

NOTE 7 - INCOME TAXES

The Company accounts for income taxes under ASC Topic 740: Income Taxes, which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry-forwards.  ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The following table presents the current and deferred provision (benefit) for income taxes for the years ended December 31, 2016:

	2016	2015
US Net Income/(loss)	(21,151,022)	(15,246,302)
Foreign Net Income (loss)	(7,677,850)	(1,693,557)
	(28,828,872)	(16,939,859)

	2016	2015
Current:
Federal	$53,634	$(28,000)
State	101,969	48,188
Foreign	4,077	—
	$159,680	$20,188
Deferred:
Federal	$10,182,479	$(6,046,674)
State	1,996,064	(1,171,260)
Foreign	(821,416)	(958,702)
	$11,357,127	$(8,176,636)
Total provision (benefit)	$11,516,807	$(8,156,448)

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate for the years ended December 31, 2016 and 2015.

	2016	2015
Tax benefit computed at “expected” statutory rate	$(6,018,384)	$(8,533,296)
State income taxes, net of benefit	(406,978)	(818,432)
Permanent differences :
Deemed Dividend	—	—
Stock based compensation and consulting	525,774	738,904
Transaction Cost		208,481
Other permanent differences	(345,981)	247,895
Foreign rate Differential	350,180	—
Amortization of patents and other	—	—
Change in valuation allowance	17,412,196	—
Net income tax benefit	$11,516,807	$(8,156,448)

The table below summarizes the differences between the Companies’ effective tax rate and the statutory federal rate as follows for the years ended December 31, 2016 and 2015:

	2016	2015

Computed “expected” tax expense (benefit)	(34.00)%	(34.00)%
State income taxes	(2.30)%	(3.26)%
Permanent differences	2.97%	4.75%
Timing differences	—%	—%
Change in valuation allowance	98.37%	—%

Effective tax rate	65.04%	(32.51)%

The Company has a deferred tax asset, which is summarized as follows at December 31:

	2016	2015
Deferred tax assets:
Total deferred tax assets	$17,412,196	$12,437,741
Total deferred tax liabilities	—	(1,044,997)
Less: valuation allowance	(17,412,196)	—
Net deferred tax asset	$—	$11,392,744

The details of the deferred tax asset and deferred tax liability are as follows:

	2016	2015
Accruals	$89,649	$95,356
Reserves	—	—
Fixed Assets	(6,968)	(8,634)
Intangible Assets	7,005,648	1,094,758
Inventory	—	—
State Taxes	—	19,961
Other	1,839,980	1,490,489
Charitable Contributions	4,410	—
Net Operating Loss	8,425,843	8,700,814
AMT Credit	53,634	—
Valuation Allowance	(17,412,196)	—
Net Deferred Asset/(Liability)	$—	$11,392,744

The Company does not have any taxable income in carryback years in which net operating losses (“NOLs”) can be carried back to. At December 31, 2016, the Company did not have any taxable temporary differences that will reverse and generate taxable income and was still in a cumulative loss position. Based on all the available information, including tax planning strategies and future forecast, the Company does not believe that it is more likely than not that the net deferred tax assets will be realized; therefore, a full valuation allowance has been recorded against its net deferred tax assets.

As of December 31, 2016, the Company had NOL carry-forwards for federal and state purposes of approximately $18.0 million and $12.9 million, respectively, which will begin to expire in 2032. The utilization of NOL and credit carry-forwards may be limited under the provisions of the Internal Revenue Code (“IRC”) Section 382 and similar state provisions. IRC Section 382 generally imposes an annual limitation on the amount of NOL carry-forwards that may be used to offset taxable income where a corporation has undergone significant changes in stock ownership.

As of December 31, 2016 and 2015, the Company has not recorded liability for unrecognized tax benefit. As of December 31, 2016 and 2015 the Company did not increase or decrease penalties or interest in connection with liability for unrecognized tax benefit. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. The Company files U.S. and state income tax returns with varying statutes of limitations. The 2012 through 2015 tax years generally remain subject to examination by federal and state tax authorities.

The Company has not recognized a deferred tax liability on foreign earnings that it has declared as indefinitely reinvested. This amount may become taxable upon repatriation of assets from the subsidiaries or a sale or liquidation of the subsidiaries.  The amount of earnings designated as indefinitely reinvested offshore is based upon our expectations of the future cash needs of the Company’s foreign entities.

NOTE 8 — SUBSEQUENT EVENTS

On January 10, 2017, the Company and certain of its subsidiaries (each a “Subsidiary” and collectively with the Issuer, the “Company”) entered into an amended and restated revenue sharing and securities purchase agreement (the “ARRSSPA”) with DBD Credit Funding, LLC (“DBD”), an affiliate of Fortress Credit Corp. (“Fortress”), under which the Company and DBD amended and restated the Revenue Sharing and Securities Purchase Agreement dated January 29, 2015 (the “Original Agreement”) pursuant to which (i) Fortress purchased $20,000,000 in promissory notes, (ii) an interest in the Company’s revenues from certain activities and (iii) warrants to purchase 100,000 shares of the Company’s common stock.  As of the close of the restructuring on January 10, 2017, there was $20,131,158 in outstanding principal and PIK interest accrued. Under the terms of the ARRSSPA, the Company pays interest only through January 2018, after which the principal amortizes over thirty (30) months.

On January 27, 2017, the Company entered into a sales agreement (the “Sales Agreement”) with Northland Securities, Inc., as agent (“Northland”), pursuant to which the Company may offer and sell, from time to time through Northland, up to 750,000 shares (the “Shares”) of the Company’s common stock in an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended. As of January 31, 2017, the Company sold all 750,000 shares of common stock under the Sales Agreement for gross proceeds of approximately $1,301,923 and no further shares are available under the terms of the Sales Agreement as filed on January 27, 2017.

The warrants pursuant to the Purchase Agreement entered into on December 9, 2016, as described above in Note 6, were purchased and issued in January and February 2017.

On March 15, 2017, the Company terminated four of its employees and all six employees employed at the Company’s subsidiary, 3D Nano.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

We are paying all of the expenses related to this offering. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

Securities and Exchange Commission Registration Fee	$351
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	50,000
Miscellaneous Fees and Expenses	—
Total	$75,351

Item 14.   Indemnification of Directors and Officers.

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15.   Recent Sales of Unregistered Securities.

On April 22, 2014, the Company issued 300,000 shares of Restricted Common Stock to TT IP LLC in consideration of acquisition of patents on November 13, 2013. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On May 14, 2014, the Company issued to consultants, five (5) year options to purchase an aggregate of 160,000 shares of the Company’s Common Stock with an exercise price of $4.165 per share, subject to adjustment, which vest in three (3) annual installments, with 33% vesting on the first anniversary of the date of grant, 33% on the second anniversary of the date of grant and 34% on the third anniversary of the date of grant. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) therefore, as a transaction by an issuer not involving a public offering.  The options were valued based on the Black-Scholes model, using the strike and market prices of $4.165 per share, life of 3.5 years, volatility of 50% based on the closing price of the 50 trading sessions immediately preceding the grant and a discount rate as published by the Federal Reserve of 1.00%.

On May 15, 2014, the Company entered into an executive employment agreement with Francis Knuettel II (“Knuettel Agreement”) pursuant to which Mr. Knuettel would serve as the Company’s Chief Financial Officer. As part of the consideration, the Company agreed to grant Mr. Knuettel a ten (10) year stock option to purchase an aggregate of 290,000 shares of Common Stock, with a strike price of $4.165 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Knuettel Agreement. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)( (2) thereof, as a transaction by an issuer not involving a public offering.

On June 15, 2014, the Company issued to a consultant a five (5) year stock option to purchase an aggregate of 40,000 shares of the Company’s Common Stock with an exercise price of $5.05 per share, subject to adjustment, which shall vest in twenty-four (24) each monthly installments on each monthly anniversary date of the grant. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) therefore, as a transaction by an issuer not involving a public offering.

On June 2, 2014, the Company issued 48,078 shares of unrestricted Common Stock to an investor in the May 2013 private placement, pursuant to the exercise of a warrant received in the May 2013 private placement. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On June 30, 2014, the Company issued 200,000 shares of restricted Common Stock in the acquisition of Selene Communications Technologies, LLC. In connection with this transaction, the Company valued the shares at the fair market value on the date of grant at $4.90 per share or $980,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On July 18, 2014, the Company issues a total of 26,722 shares of Common Stock pursuant to the exercise of stock options held by a former member of the Company’s Board of Directors and the Company’s former Chief Financial Officer. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On August 29, 2014, the Company entered into an executive employment agreement with Daniel Gelbtuch (“Gelbtuch Agreement”) pursuant to which Mr. Gelbtuch would serve as the Company’s Chief Marketing Officer. As part of the consideration, the Company agreed to grant Mr. Gelbtuch ten (10) year stock options to purchase an aggregate of 290,000 shares of Common Stock, with a strike price of $5.62 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Gelbtuch Agreement. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.  Mr. Gelbtuch’s employment with the Company was terminated as of January 20, 2015 and the vested shares at that time remain available for Mr. Gelbtuch to exercise.

On September 16, 2014, the Company issued to two of its independent board members, in lieu of cash compensation, 6,178 shares each of Restricted Common Stock.  The shares shall vest quarterly over twelve (12) months commencing on the date of grant. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On September 17, 2014, the Company entered into a consulting agreement (the “Consulting Agreement”) with GRQ Consultants, Inc. (“GRQ”), pursuant to which GRQ shall provide certain consulting services including, but not limited to, advertising, marketing, business development, strategic and business planning, channel partner development and other functions intended to advance the business of the Company.  As consideration, GRQ shall be entitled to 200,000 shares of the Company’s Series B Convertible Preferred Stock, 50% of which vested upon execution of the Consulting Agreement, and 50% of which shall vest in six (6) equal monthly installments of commencing on October 17, 2014.  The first tranche of 100,000 shares of Series B Convertible Preferred Stock was issued to GRQ on October 6, 2014 and 150,000 shares in total, for a value of $1,103,581, was issued in 2014 and 50,000 shares of Series B Convertible Preferred Stock for a value of $345,334 was issued in 2015. In addition, the Consulting Agreement allows for GRQ to receive additional shares of Series B Convertible Preferred Stock upon the achievement of certain performance benchmarks.  No milestones were met and no additional shares were issued in 2015.  All shares of Series B Convertible Preferred Stock issuable to GRQ shall be pursuant to the 2014 Plan and shall be subject to shareholder approval of the 2014 Plan on or prior to September 16, 2015. The Consulting Agreement contains an acknowledgement that the conversion of the preferred stock into shares of the Company’s Common Stock is precluded by the equity blockers set forth in the certificate of designation and in Section 17 of the 2014 Plan to ensure compliance with NASDAQ Listing Rule 5635(d). Every share of Series B Preferred Stock may be converted into two shares of Common Stock, after giving effect to the 2:1 stock dividend issued on December 22, 2014. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of the provisions of Section 4(a)(2) and Regulation D (Rule 506) thereunder, and the corresponding provisions of state securities laws.

On September 19, 2014, the Company authorized the issuance of 60,000 shares of Common Stock to the sellers of TLI Communications LLC. The Company valued the Common Stock at the fair market value on the date of the Interests Sale Agreement at $13.63 per share or $818,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On September 30, 2014, the Company issued 50,000 shares of restricted Common Stock in the acquisition of the assets of Clouding IP, LLC. In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $5.62 per share or $281,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

For the three months ended September 30, 2014, certain holders of warrants exercised their warrants in a cashless, net exercise basis in exchange for 84,652 shares of the Company’s Common Stock. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On October 16, 2014, the Company sold to certain accredited investors an aggregate of $5,550,000 of principal amount of convertible notes due October 9, 2018 along with two-year warrants to purchase 258,998 shares of the Company’s Common Stock, par value $0.0001 per share pursuant to a securities purchase agreement.  The warrants were valued at $169,015 and were recorded as a discount to the fair value of the convertible notes. The notes and warrants are initially convertible into shares of the Company’s Common Stock at a conversion price of $7.50 per share and an exercise price of $8.25 per share, respectively.  The conversion and exercise prices are subject to adjustment in the event of certain events, including stock splits and dividends.  The Notes bear interest at the rate of 11% per annum, payable quarterly in cash on each of the three, six, nine and twelve-month anniversary of the issuance date and on each conversion date. The Company reviewed the instruments in the context of ASC 480 and determined that the convertible notes should be recorded as a liability and analyzed the conversion feature and bifurcation pursuant to ASC 815 and ASC 470, respectively, to determine that the was no beneficial conversion feature and that the convertible notes and warrants should not be bifurcated.

On October 31, 2014, the Company entered into an executive employment agreement with Enrique Sanchez (“Sanchez Agreement”) pursuant to which Mr. Sanchez would serve as the Company’s Senior Vice President of Licensing. As part of the consideration, the Company agreed to grant Mr. Sanchez a ten (10) year stock option to purchase an aggregate of 160,000 shares of Common Stock, with a strike price of $6.40 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Sanchez Agreement. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On October 31, 2014, the Company entered into an executive employment agreement with Umesh Jani (“Jani Agreement”) pursuant to which Mr. Jani would serve as the Company’s Chief Technology Officer and SVP of Licensing. As part of the consideration, the Company agreed to grant Mr. Jani a ten (10) year stock option to purchase an aggregate of 100,000 shares of Common Stock, with a strike price of $6.40 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Jani Agreement. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On October 31, 2014, the Company issued existing employees, ten (10) year options to purchase an aggregate of 680,000 shares of the Company’s Common Stock with an exercise price of $6.40 per share, subject to adjustment, which shall vest in twenty-four (24) equal installments on each monthly anniversary. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) therefore, as a transaction by an issuer not involving a public offering.

On October 31, 2014, the Company issued to a consultant, a five (5) year option to purchase an aggregate of 30,000 shares of the Company’s Common Stock with an exercise price of $6.40 per share, subject to adjustment, which shall vest in twenty-four (24) equal installments on each monthly anniversary of the grant. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) therefore, as a transaction by an issuer not involving a public offering.

For the three months ended December 31, 2014, certain holders of warrants exercised their warrants in exchange for 29,230 shares of the Company’s Common Stock. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On February 5, 2015, the Company issued to a consultant, a five (5) year option to purchase an aggregate of 25,000 shares of the Company’s Common Stock with an exercise price of $6.80 per share, subject to adjustment, which shall vest in twenty-four (24) equal installments on each monthly anniversary of the grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $6.80 per share, an expected term of 3.25 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 0.92%.

On March 6, 2015, the Company issued a new board member a five (5) year option to purchase an aggregate of 20,000 shares of the Company’s Common Stock with an exercise price of $7.37 per share, subject to adjustment, which shall vest in twelve (12) equal installments on each monthly anniversary of the grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $7.37 per share, an expected term of 3.0 years, volatility of 41% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.16%.

On March 18, 2015, the Company issued a new board member a five (5) year option to purchase an aggregate of 20,000 shares of the Company’s Common Stock with an exercise price of $6.61 per share, subject to adjustment, which shall vest in twelve (12) equal installments on each monthly anniversary of the grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $6.61 per share, an expected term of 3.0 years, volatility of 41% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 0.92%.

On April 7, 2015, the Company entered into a consulting agreement (the “Consulting Agreement”) with Richard Chernicoff, a member of the Company’s Board of Directors, pursuant to which Mr. Chernicoff shall provide certain services to the Company, including serving as the interim General Counsel and interim General Manager of commercial product commercialization development. Pursuant to the terms of the Consulting Agreement, Mr. Chernicoff shall receive a monthly retainer of $27,000 and subject to shareholder approval and pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), a ten (10) year stock option to purchase 280,000 shares of the Company’s common stock (the “Award”).  The stock options shall have an exercise price of $6.76 per share, the closing price of the Company’s common stock on the date immediately prior to the Board of Directors approval of such stock options and the options shall vest as follows: 25% of the Award shall vest on the 12 month anniversary of the effective date and thereafter 2.083% on the 21st day of each succeeding calendar month for the following twelve months, provided Mr. Chernicoff continues to provide services (in addition to as a member of the Company’s Board of Directors) at the time of vesting.  The Award shall be subject in all respects to the terms of the 2014 Plan. Notwithstanding anything herein to the contrary, the remainder of the Award shall be subject to the following as an additional condition of vesting: (A) options to purchase 70,000 shares of the Company’s common stock under the Award shall not vest at all unless the price of the Company’s common stock while Mr. Chernicoff continues as an officer and/or director reach $8.99 and (B) options to purchase 70,000 shares of the Company’s common stock under the Award shall not vest at all unless the price of the Company’s common stock while Mr. Chernicoff continues as an officer and/or director reach $10.14.  For valuation purposes, the options were divided into two parts — the time-based vesting component and the performance-based vesting component.  The time-based vesting component was valued based on the Black-Scholes model, using the strike and market prices of $6.76 per share, an expected term of 6.25 years, volatility of 53% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.53%. The performance-based vesting component was valued based on the Monte Carlo Simulation model, using the strike and market prices of $6.76 per share, an expected term of 10.0 years, volatility of 61% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.89%.

On July 16, 2015, the Company entered into a forbearance agreement (the “Agreement”) with MedTech Development, the holder of a Promissory Note issued by the Company, dated October 10, 2014. Pursuant to the Agreement, among other terms, the Company issued to MedTech Development 200,000 shares of restricted common stock of the Company.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $3.27 per share or $654,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On September 16, 2015, the Company issued its independent board members ten (10) year options to purchase an aggregate of 80,000 shares of the Company’s Common Stock with an exercise price of $2.03 per share, subject to adjustment, which shall vest monthly over twelve (12) months commencing on the date of grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $2.03 per share, an expected term of 5.5 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.72%.

On September 21, 2015, the Company issued 150,000 shares of the Company’s Common Stock to Alex Partners, LLC and Del Mar Consulting Group, Inc., pursuant to a services agreement entered into on September 21, 2015.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $2.23 per share or $334,500. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On October 14, 2015, the Company issued certain of its employees ten (10) year options to purchase an aggregate of 385,000 shares of the Company’s Common Stock with an exercise price of $1.86 per share, subject to adjustment, which shall vest monthly over twenty-four (24) months commencing on the date of grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $1.86 per share, an expected term of 6.5 years, volatility of 49% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.57%.

On October 14, 2015, the Company issued certain of its consultants ten (10) year options to purchase an aggregate of 70,000 shares of the Company’s Common Stock with an exercise price of $1.86 per share, subject to adjustment, which shall vest monthly over twenty-four (24) months commencing on the date of grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $1.86 per share, an expected term of 6.5 years, volatility of 49% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.57%.

On October 20, 2015, 16,666 shares of Series B Convertible Preferred Stock associated with the GRQ Consulting Agreement were converted into 16,666 shares of the Company’s Common Stock.

On November 4, 2015, the Company issued 300,000 shares of the Company’s Common Stock to Dominion Harbor Group LLC (“Dominion”), pursuant to a settlement agreement entered into with Dominion on October 30, 2015.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $1.71 per share or $513,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On December 9, 2015, the Company entered into an agreement with Melechdavid, Inc. (“Melechdavid”), pursuant to which the Company agreed to issue 100,000 shares of the Company’s Common Stock.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $1.61 per share or $161,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On May 10, 2016, the Company entered into an executive employment agreement with Erich Spangenberg (“Spangenberg Agreement”) pursuant to which Mr. Spangenberg would serve as the Company’s Director of Acquisitions, Licensing and Strategy. As part of the consideration, the Company agreed to grant Mr. Spangenberg a ten-year stock option to purchase an aggregate of 500,000 shares of Common Stock, with a strike price of $1.87 per share, vesting in twenty-four (24) equal installments on each monthly anniversary of the date of the Spangenberg Agreement. The options were valued based on the Black-Scholes model, using the strike and market prices of $1.87 per share, an expected term of 5.75 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.32%.

On May 11, 2016, the Company entered into a consulting agreement with the Cooper Law Firm, LLC (“Cooper”), pursuant to which the Company agreed to issue 80,000 shares of the Company’s Common Stock. In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $1.70 per share or $136,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On May 20, 2016, the Company entered into an employment agreement with Kathy Grubbs (“Grubbs Agreement”) pursuant to which Ms. Grubbs would serve as an analyst. As part of the consideration, the Company agreed to grant Ms. Grubbs a ten-year stock option to purchase an aggregate of 50,000 shares of Common Stock, with a strike price of $2.25 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Grubbs Agreement. The options were valued based on the Black-Scholes model, using the strike and market prices of $2.25 per share, an expected term of 6.50 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.88%.

On July 1, 2016, in conjunction with an executive employment agreement with David Liu (“Liu Agreement”) pursuant to which Mr. Liu would serve as the Company’s CTO, entered into on June 29, 2016, the Company granted Mr. Liu a ten-year stock option to purchase an aggregate of 150,000 shares of Common Stock, with a strike price of $2.79 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Liu Agreement. The options were valued based on the Black-Scholes model, using the strike and market prices of $2.79 per share, an expected term of 6.50 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.20%.

On October 13, 2016, the Company issued its independent board members ten-year options to purchase an aggregate of 80,000 shares of the Company’s Common Stock with an exercise price of $2.41 per share, subject to adjustment, which shall vest monthly over twelve (12) months commencing on the date of grant. The options were valued based on the Black-Scholes model, using the strike and market prices of $2.41 per share, an expected term of 5.5 years, volatility of 46% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.21%. As there were not sufficient shares in the Company’s equity incentive plans to accommodate these grants, Mr. Croxall forfeited a portion of one of his options to purchase 80,000 shares.

On October 17, 2016, the Company issued 23,334 shares to the holder of the Company’s convertible note pursuant to their exercise of their warrant.

On December 9, 2016, the Company entered into a securities purchase agreement (the “December Purchase Agreement”) with certain institutional investors for the sale of an aggregate of 3,481,997 shares of the Company’s common stock, at a purchase price of $1.50 per share, and warrants to purchase 1,740,995 shares of common stock for a purchase price of $0.01 per warrant. The shares of  common stock were issued in a registered direct offering pursuant to a prospectus supplement filed with the Securities and Exchange Commission on December 9, 2016, in connection with a takedown from the Registration Statement on Form S-3 (File No. 333-198569), which was declared effective by the Securities and Exchange Commission on January 6, 2015. The shares underlying the warrants were not registered at the time of the issuance or at the time of this filing, but the underlying shares are subject to a registration statement filed under Form S-1 on February 10, 2017.

On April 12, 2017, the Company issue 125,000 shares of the Company’s common stock to Dominion pursuant to an amendment to the settlement agreement entered into with Dominion on October 30, 2015 whereby the Company issued shares of its common stock in lieu of the remaining cash balance payable to Dominion pursuant to the original settlement agreement.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $0.84 per share or $105,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On April 18, 2017, the Company entered into a securities purchase agreement (the “April Purchase Agreement”) with certain institutional investors for the sale of an aggregate of 3,800,000 shares of the Company’s common stock, at a purchase price of $0.70 per share, and warrants to purchase 2,280,000 shares of common stock at an exercise price of $0.83 per share. The shares of  common stock were issued in a registered direct offering pursuant to a prospectus supplement filed with the Securities and Exchange Commission on April 18, 2017, in connection with a takedown from the Registration Statement on Form S-3 (File No. 333-198569), which was declared effective by the Securities and Exchange Commission on January 6, 2015. The shares underlying the warrants were not registered at the time of the issuance or at the time of this filing, but the underlying shares are subject to a registration statement filed under Form S-1/A filed on May 9, 2017.

On April 24, 2017, the Company issue 30,000 shares of the Company’s common stock to Fulton Management (“Fulton”), a former vendor to the Company, in lieu of the remaining cash balance payable to Fulton.  In connection with this transaction, the Company valued the shares at the quoted market price on the date of grant at $0.60 per share or $18,000. The transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

Item 16.   Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on December 9, 2011)
3.2	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on December 9, 2011)
3.3	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on February 20, 2013)
3.4	Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 19, 2013)
3.5

Certificate of Designations of Series A Convertible Preferred Stock of Marathon Patent Group, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 7, 2014)

3.6

Certificate of Designations of Series B Convertible Preferred Stock of Marathon Patent Group, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on May 7, 2014)

4.1	Form of Warrant Amendment Letter dated April 20, 2014 (Incorporated by reference to Exhibit 4.1 to the Current Report on 8-K filed with the SEC on April 24, 2014)
4.2	Note due July 29, 2018 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)
4.3	Warrant to Purchase Common Stock dated January 29, 2015 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)
4.4	Form of Warrant (Incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on December 12, 2016).
4.5	Form of Placement Agent’s Warrant (Incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed with the SEC on December 12, 2016).
4.6	Form of Warrant dated January 10, 2017 (Incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on January 17, 2017).
4.7	Promissory Note dated January 10, 2017(Incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed with the SEC on January 17, 2017).
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1

Revenue Sharing and Securities Purchase Agreement by and among Marathon Patent Group, Inc. and its subsidiaries and DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015) +

10.2

Subscription Agreement between Marathon Patent Group, Inc. and DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)

10.3

Security Agreement by and among Marathon Patent Group, Inc. and certain of its subsidiaries and DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)+

10.4

Patent Security Agreement by Marathon Patent Group, Inc. and certain of its subsidiaries in favor of DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)+

10.5

Lockup Agreement by and between DBD Credit Funding LLC and Marathon Patent Group, Inc. dated January 29, 2015 (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)

10.6

Lockup Agreement by and between TechDev Holdings, LLC, Audrey Spangenberg, Erich Spangenberg, Granicus IP, LLC and Marathon Patent Group, Inc. dated January 29, 2015 (Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)

Exhibit No.	Description
10.7

Lockup Agreement by and between TechDev Holdings, LLC, Audrey Spangenberg, Erich Spangenberg, Granicus IP, LLC and Marathon Patent Group, Inc. dated January 29, 2015 (Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)

10.8

Patent License Agreement by and among Marathon Patent Group, Inc. and certain of its subsidiaries and DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)+

10.9

Guaranty Agreement by certain subsidiaries of Marathon Patent Group, Inc. in favor of DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.10 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)

10.10

Consulting Agreement by and between Marathon Patent Group, Inc. and Richard Chernicoff dated April 7, 2015 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on 8-K, filed with the SEC on April 13, 2015)

10.11	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on December 12, 2016).
10.12	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on December 12, 2016).
10.13	Form of Placement Agency Agreement (Incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on December 12, 2016).
10.14

Amended and Restated Revenue Sharing and Securities Purchase Agreement by and among the Company, certain of the Company’s subsidiaries and DBD Credit Funding dated January 10, 2017 (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on January 17, 2017).

10.15

Patent Security Agreement dated January 10, 2017 by and among the Company, certain of the Company’s subsidiaries and DBD Credit Funding dated January 10, 2017(Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on January 17, 2017).

10.16

Amended and Restated Patent License Agreement dated January 10, 2017 by and among the Company, certain of the Company’s subsidiaries and DBD Credit Funding dated January 10, 2017(Incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on January 17, 2017).

10.17

Security Agreement Supplement dated January 10, 2017 by and among the Company, certain of the Company’s subsidiaries and DBD Credit Funding dated January 10, 2017(Incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed with the SEC on January 17, 2017).

10.18	Sales Agreement (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K dated January 27, 2017).
10.19	Form of Warrant dated April 21, 2017 (Incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on April 24, 2017)
10.20	Form of Security Purchase Agreement dated April 21, 2017 (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on April 24, 2017)
10.21	Form of Registration Rights Agreement dated April 21, 2017 (Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on April 24, 2017)
10.22	Form of Placement Agency Agreement dated April 18, 2017 (Incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on April 24, 2017)
14.1	Code of Business Conduct and Ethics (Incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on 10-K, filed with the SEC on March 31, 2014)
16.1	SingerLewak LLP letter to the Securities and Exchange Commission (incorporated by reference to 8-K filed January 17, 2017)
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on 10-K, filed with the SEC on March 31, 2014)
23.1	Consent of SingerLewak LLP*
23.2	Consent of BDO USA, LLP*
24.1	Power of Attorney (included on signature page of this Form S-1)*
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Docment
101.CAL	XBRL Taxonomy Calculation Linkbase Document
101.LAB	XBRL Taxonomy Label Linkbase Document
101.PRE	XBRL Taxonomy Presentation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Document

* Filed herein.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 9, 2017.

MARATHON PATENT GROUP, INC.

By:	/s/ Doug Croxall
Name: Doug Croxall
Title: Chief Executive Officer and Chairman
(Principal Executive Officer)

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Marathon Parent Group, Inc., a Nevada corporation that is filing a registration statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Doug Croxall their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Doug Croxall	Chief Executive Officer and Chairman (Principal Executive Officer)	May 9, 2017
Doug Croxall

/s/ Francis Knuettel II	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2017
Francis Knuettel II

/s/ Richard Chernicoff	Director	May 9, 2017
Richard Chernicoff

/s/ Edward Kovalik	Director	May 9, 2017
Edward Kovalik

/s/ Christopher Robichaud	Director	May 9, 2017
Christopher Robichaud

/s/ Richard Tyler	Director	May 9, 2017
Richard Tyler